     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 25, 1998



                                                      REGISTRATION NO. 333-46897

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                   AMENDMENT
                                     NO. 2
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                               PREMIER PARKS INC.
             (Exact name of Registrant as specified in its charter)
                           --------------------------

                           DELAWARE                                                       73-6137714
               (State or other jurisdiction of                               (I.R.S. Employer Identification No.)
                incorporation or organization)

                           --------------------------

                      SIX FLAGS ENTERTAINMENT CORPORATION
             (Exact name of Registrant as specified in its charter)
                           --------------------------


                           DELAWARE                                                       22-3136577
               (State or other jurisdiction of                               (I.R.S. Employer Identification No.)
                incorporation or organization)


                           --------------------------

                           11501 NORTHEAST EXPRESSWAY
                         OKLAHOMA CITY, OKLAHOMA 73131
                              TEL: (405) 475-2500
         (Address, including zip code, and telephone number, including area code, of Registrants' principal executive offices)
                         ------------------------------

                                KIERAN E. BURKE
                           11501 NORTHEAST EXPRESSWAY
                         OKLAHOMA CITY, OKLAHOMA 73131
                              TEL: (405) 475-2500
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

                JAMES M. COUGHLIN, ESQ.                                  KIRK A. DAVENPORT, ESQ.
                Baer Marks & Upham LLP                                      Latham & Watkins
                   805 Third Avenue                                         885 Third Avenue
               New York, New York 10022                               New York, New York 10022-4802
                  Tel: (212) 702-5819                                      Tel: (212) 906-1200

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------


    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  Subject to Completion, dated March 25, 1998


PROSPECTUS



                                                                     [LOGO]

          [LOGO]

                                  $170,000,000

                      SIX FLAGS ENTERTAINMENT CORPORATION

                Guaranteed on an Unsecured Subordinated Basis by


                               PREMIER PARKS INC.


                                % SENIOR NOTES DUE 2006

                               -----------------

                Interest Payable              and

                              --------------------


    Six Flags Entertainment Corporation (the "Company" or "SFEC") is offering
$170,000,000 (the "Offering") in aggregate principal amount of its   % Senior
Notes due 2006 (the "SFEC Senior Notes"). The SFEC Senior Notes will be guaranteed (the "Guarantee") on an unsecured subordinated basis by Premier Parks Inc. (collectively with its predecessor, "Premier"), which, following the Six Flags Acquisition (as defined), will own 100% of the capital stock of the Company.


    Interest on the SFEC Senior Notes will be payable semi-annually in arrears
on            and            of each year, commencing on            , 1998. The
net proceeds of the Offering, together with certain other funds, will be deposited in escrow to repay in full at or prior to maturity the Company's Zero Coupon Senior Notes due 1999 ("SFEC Zero Coupon Senior Notes"). Until such repayment, the escrow will also be pledged as security for the repayment of principal of the SFEC Senior Notes. See "Description of Notes--Escrow of Proceeds." The SFEC Senior Notes will be redeemable at the option of the
Company, in whole or in part, at any time on or after             , 2002, at the
redemption prices set forth herein, plus accrued and unpaid interest thereon to
the date of redemption. In addition, prior to             , 2001, the Company
may redeem up to 35% of the original aggregate principal amount of the SFEC
Senior Notes at    % of the principal amount thereof to the redemption date with the net cash proceeds of one or more Public Equity Offerings (as defined) by, or Strategic Equity Investments (as defined) in, (i) the Company or (ii) Premier to the extent the net cash proceeds thereof are contributed to the Company as a capital contribution to the common equity of the Company; PROVIDED, in each case, that at least 65% of the aggregate principal amount of the SFEC Senior Notes originally issued remains outstanding immediately after the occurrence of each such redemption.


    Upon the occurrence of a Change of Control (as defined), each holder of the SFEC Senior Notes will have the right to require the Company to purchase all or any part of such holder's SFEC Senior Notes at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of purchase. See "Description of Notes."


    All of the operations of the Company are conducted through its subsidiaries, and none of the Company's subsidiaries will guarantee the Company's obligations under the SFEC Senior Notes. Accordingly, the SFEC Senior Notes will be effectively subordinated to all indebtedness and other liabilities of such subsidiaries, including borrowings under the Six Flags Credit Facility and indebtedness outstanding under the SFTP Senior Subordinated Notes (each as defined). As of December 28, 1997, after giving pro forma effect to the Six Flags Transactions (as defined), the Company on a consolidated basis would have had total outstanding indebtedness in the accreted principal amount of $1,021.0 million, including the SFEC Senior Notes and the SFEC Zero Coupon Senior Notes. Of that amount, $689.9 million would have been indebtedness of the Company's subsidiaries, and, at that date, the Company's subsidiaries would have had approximately $108.6 million of other outstanding liabilities. See "Capitalization" and "Description of Other Company Indebtedness."


    Premier's obligations under the Guarantee will be subordinated to all indebtedness of and other liabilities of Premier and effectively subordinated to all indebtedness of and other liabilities of Premier's subsidiaries, including borrowings under the Premier Credit Facility (as defined), indebtedness outstanding under the Old Premier Notes and the New Premier Notes (each as defined), and Premier's obligations under the Subordinated Indemnity Agreement (as defined).


    Concurrently with the Offering, Premier is publicly offering in the U.S. and internationally 13,000,000 shares of its Common Stock, par value $0.05 per share (the "Common Stock") with estimated gross proceeds of $593.2 million (assuming the underwriters' over-allotment options for 1,950,000 shares of Common Stock are not exercised), and 5,000,000 Premium Income Equity Securities (the
"EqPINES-SM-") representing interests in its   % Mandatorily Convertible
Preferred Stock (the "Mandatorily Convertible Preferred Stock") with estimated gross proceeds of $228.2 million (assuming the underwriters' over-allotment option for 750,000 EqPINES is not exercised). In addition, Premier is offering
$280.0 million in aggregate principal amount of its     % Senior Notes (the
"Premier Senior Notes") due 2006 (the "Premier Senior Notes Offering") and $
million in aggregate principal amount at maturity of its     % Senior Discount
Notes due 2008 (the "Premier Discount Notes" and, together with the Premier Senior Notes, the "New Premier Notes") with estimated gross proceeds of $250.0 million, (the "Premier Discount Notes Offering" and, together with the Premier Senior Notes Offering, the "Premier Notes Offering"). The closing of the Offering is conditioned upon the closing of the Premier Notes Offering, the offerings of Common Stock (the "Common Stock Offering") and EqPINES (the "EqPINES Offering" and, together with the Premier Notes Offering and the Common Stock Offering, the "Concurrent Offerings") and the closing of each of the Six Flags Transactions.

                          ---------------------------

FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SFEC SENIOR NOTES, SEE "RISK FACTORS" BEGINNING ON PAGE 17.

                              --------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                                                                        Underwriting
                                                                      Price to         Discounts and        Proceeds to
                                                                     Public(1)         Commissions(2)      Company(1)(3)
Per SFEC Senior Note...........................................          %                   %                   %
Total..........................................................  $                   $                   $


(1) Plus accrued interest, if any, from the date of issuance to the date of delivery.
(2) The Company and its operating subsidiaries and Premier have agreed to indemnify the Underwriters (as defined) against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting expenses payable by the Company estimated at $         .
                          ---------------------------
    The SFEC Senior Notes are being offered subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to certain conditions. It is expected that delivery of the SFEC Senior Notes will be made in book entry form through the facilities of The Depository Trust Company, on or
about           , 1998, against payment therefor in immediately available funds.

                          ---------------------------
LEHMAN BROTHERS

                     SALOMON SMITH BARNEY


                                                NATIONSBANC MONTGOMERY


                                                     SECURITIES LLC


                , 1998

                             AVAILABLE INFORMATION


    The Company and Premier (the "Registrants") have filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. For purposes hereof, the term "Registration Statement" means the original Registration Statement and any and all amendments thereto. In accordance with the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the schedules and exhibits thereto. Each statement made in this Prospectus concerning a document filed as an exhibit to the Registration Statement is qualified in its entirety by reference to such exhibit for a complete statement of its provisions. For further information pertaining to the Registrants and the securities offered hereby, reference is made to such Registration Statement, including the exhibits and schedules thereto, which may be inspected or obtained as provided in the following paragraph.



    Upon the effectiveness of the Registration Statement, the Company will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Premier is currently subject to the informational requirements of the Exchange Act, and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, periodic reports and other information filed by the Registrants can be inspected and copied at the public reference facilities of the Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the regional offices of the Commission at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of such material can be obtained from the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Website (http://www.sec.gov) that also contains such reports, proxy statements and other information filed by the Registrants. The Common Stock of Premier is listed on the NYSE. In addition, application will be made to list the PInES and the Common Stock issuable on conversion of the Convertible Preferred Stock (as defined) on the NYSE. Such reports, proxy statements and other information concerning Premier can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents filed by Premier with the Commission are incorporated by reference into this Prospectus and made a part hereof as of their respective dates:


    1. Premier's Annual Report on Form 10-K for the year ended December 31,
1997.



    2. The audited financial statements of Kentucky Kingdom Inc. as of November 2, 1997, and for the year then ended included in Premier's Current Report on Form 8-K, dated November 7, 1997, as amended.



    3. Premier's Current Report on Form 8-K, dated December 15, 1997, as amended.



    4. Premier's Current Report on Form 8-K, dated February 9, 1998.



    5. The description of the shares of Common Stock contained in Premier's Registration Statement on Form 8-A dated December 11, 1997 and filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.



    6. The description of the rights relating to the shares of Common Stock contained in Premier's Registration Statement on Form 8-A dated January 12, 1998,as amended, and filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.



    7. The information contained in Premier's Registration Statement on Form S-3 (No. 333-46167).


    All documents filed by the Registrants with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering shall also be deemed to be incorporated by reference into this Prospectus.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide, without charge, to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to: Premier Parks Inc., 11501 Northeast Expressway, Oklahoma City, Oklahoma 73131, Attention:
Richard A. Kipf, Corporate Secretary (telephone number: (405) 475-2500, Ext.
219).

    CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SFEC SENIOR NOTES OFFERED HEREBY AT LEVELS WHICH MIGHT NOT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."


    LOONEY TUNES, BUGS BUNNY, DAFFY DUCK, TWEETY BIRD and YOSEMITE SAM are copyrights and trademarks of Warner Bros., a division of Time Warner Entertainment Company, L.P. ("TWE"). BATMAN, BATMOBILE, GOTHAM CITY AND SUPERMAN are copyrights and trademarks of DC Comics, a partnership between TWE and a subsidiary of Time Warner Inc. SPORTS ILLUSTRATED is a trademark of Time Inc., a subsidiary of Time Warner Inc. HBO is a trademark of TWE. SIX FLAGS GREAT ADVENTURE, SIX FLAGS GREAT AMERICA and SIX FLAGS are federally registered trademarks of Six Flags Theme Parks Inc. FIESTA TEXAS and all related indicia are trademarks of Fiesta Texas Theme Park, Ltd.


    This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts included in this Prospectus, including, without limitation, the statements under "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and located elsewhere herein regarding industry prospects and the Company's financial position are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed in this Prospectus, both together with such forward-looking statements and under "Risk Factors."

                               PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY INFORMATION IS QUALIFIED IN ITS ENTIRETY BY AND SHOULD BE READ IN CONJUNCTION WITH THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. THE SFEC SENIOR NOTES WILL BE GUARANTEED ON AN UNSECURED SUBORDINATED BASIS BY PREMIER, WHICH, FOLLOWING THE SIX FLAGS ACQUISITION (AS DEFINED), WILL OWN 100% OF THE CAPITAL STOCK OF THE COMPANY. UNLESS OTHERWISE INDICATED OR THE CONTEXT OTHERWISE REQUIRES, ALL INFORMATION IN THIS PROSPECTUS HAS BEEN ADJUSTED TO GIVE EFFECT TO THE PREMIER MERGER (AS DEFINED) AND THE SIX FLAGS ACQUISITION. AS USED IN THIS PROSPECTUS, UNLESS THE CONTEXT REQUIRES OTHERWISE, THE TERMS (I) THE "SIX FLAGS ACQUISITION" REFERS TO PREMIER'S ACQUISITION, BY MERGER, OF ALL OF THE CAPITAL STOCK OF SIX FLAGS ENTERTAINMENT CORPORATION ("SFEC" AND, TOGETHER WITH ITS CONSOLIDATED SUBSIDIARIES, THE "COMPANY" OR "SIX FLAGS") WHICH WILL OCCUR CONTEMPORANEOUSLY WITH THE CLOSING OF THE OFFERING, (II) UNLESS THE CONTEXT OTHERWISE REQUIRES, THE "SIX FLAGS PARKS" REFERS TO THE PARKS TO BE OPERATED BY SIX FLAGS AFTER THE DATE OF THE SIX FLAGS ACQUISITION, AND THE "PREMIER PARKS" REFERS TO ALL OF THE PARKS OPERATED BY PREMIER PRIOR TO THE SIX FLAGS ACQUISITION ALONG WITH THE PARKS (THE "WALIBI PARKS") TO BE ACQUIRED IN PREMIER'S ACQUISITION (THE "WALIBI ACQUISITION") OF WALIBI, S.A. ("WALIBI") AND (III) THE "CO-VENTURE PARKS" REFERS TO SIX FLAGS OVER GEORGIA AND SIX FLAGS OVER TEXAS, SIX FLAGS' INTERESTS IN WHICH ARE BEING TRANSFERRED TO PREMIER AS PART OF THE SIX FLAGS ACQUISITION. ALL PARK ATTENDANCE INFORMATION AND RANKINGS BASED ON SUCH DATA INCLUDED IN THIS PROSPECTUS (OTHER THAN ATTENDANCE DATA FOR THE PREMIER PARKS, THE CO-VENTURE PARKS AND THE SIX FLAGS PARKS) ARE BASED ON INFORMATION PUBLISHED BY AMUSEMENT BUSINESS, A RECOGNIZED INDUSTRY PUBLICATION, WHICH, ACCORDING TO SUCH PUBLICATION, INCLUDES ESTIMATES BASED ON SOURCES IT BELIEVES TO BE RELIABLE. RANKINGS OF METROPOLITAN AND DESIGNATED MARKET AREAS ("DMA") ARE BASED ON A COPYRIGHTED 1996-97 SURVEY OF TELEVISION HOUSEHOLDS PUBLISHED BY A.C. NIELSEN MEDIA RESEARCH. AS USED HEREIN, UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERM "PREMIER" MEANS PREMIER PARKS INC. (OR ITS PREDECESSOR) AND ITS CONSOLIDATED SUBSIDIARIES.



    ALL INFORMATION IN THIS PROSPECTUS RELATING TO THE ASSUMED PROCEEDS OF THE OFFERINGS AND THE APPLICABLE SIX FLAGS FINANCINGS, AND THE INTEREST RATES ON THOSE SECURITIES IS BASED ON THE ASSUMPTIONS DESCRIBED IN "UNAUDITED PRO FORMA FINANCIAL STATEMENTS" CONTAINED ELSEWHERE HEREIN.


                                  THE COMPANY


    Prior to its acquisition by Premier, Six Flags was the largest regional theme park company, and the second largest theme park operator, in the world, based on 1997 attendance. After the Six Flags Acquisition, Six Flags will operate six regional theme parks, as well as three separately gated water parks and a wildlife safari park. The Six Flags Parks serve four of the ten largest metropolitan areas in the country: New York, Philadelphia, Los Angeles and Chicago. The Company estimates that over one-third of the population of the continental U.S. lives within a 150-mile radius of the Six Flags Parks. During 1997, the Six Flags Parks (including the Co-Venture Parks) drew, in the aggregate, approximately 68% of their patrons from within a 100-mile radius. On a pro forma basis, Six Flags' attendance, revenue and earnings before interest, taxes, depreciation and amortization ("EBITDA") for the year ended December 28, 1997 totaled approximately 16.5 million, $531.9 million and $154.9 million, respectively. See "Unaudited Pro Forma Financial Statements."



    Six Flags, including its predecessors, has operated regional theme parks under the Six Flags name for over 30 years. As a result, Six Flags has established a nationally-recognized brand name. Since 1991, Six Flags has used certain Warner Bros. and DC Comics characters to market its parks and to provide an enhanced family entertainment experience. These characters include BUGS BUNNY, DAFFY DUCK, TWEETY BIRD, YOSEMITE SAM, BATMAN, SUPERMAN and others. The Company utilizes these characters in marketing its parks, in theming revenue outlets and in selling character merchandise within the parks. The Company believes that its extensive use of the Warner Bros. and DC Comics characters promotes attendance, supports higher ticket prices, increases lengths-of-stay and enhances in-park spending. See "Business-- Licenses."

    The Six Flags Parks are individually themed and provide a complete family-oriented entertainment experience. Six Flags' theme parks generally offer a broad selection of state-of-the-art and traditional thrill rides, water attractions, themed areas, concerts and shows, restaurants, game venues and merchandise outlets. In the aggregate, the Six Flags Parks offer more than 234 rides, including 45 roller coasters, making Six Flags one of the leading providers of "thrill rides" in the industry.



    Premier's management believes that the Six Flags Parks benefit from limited direct competition. The combination of limited supply of real estate appropriate for theme park development, high initial capital investment, long development lead-time and zoning restrictions provides each of the parks with a significant degree of protection from competitive new theme park openings. Based on its knowledge of the development of other theme parks in the United States, Premier's management estimates that it would cost at least $200 million and would take a minimum of two years to construct a new regional theme park comparable to Six Flags' theme parks.



    According to AMUSEMENT BUSINESS, total North American amusement/theme park attendance in 1997 was approximately 270 million. Total attendance for the 50 largest parks in North America was 167.2 million in 1997, compared to 145.0 million in 1994, representing a compound annual growth rate of 4.9%. Premier believes that this growth reflects two trends: (i) demographic growth in the 5-24 year old age group, which is expected to continue through 2010 and (ii) an increasing emphasis on family-oriented leisure and recreation activities.


OPERATING STRATEGY


    Premier believes there are substantial opportunities for continued internal growth at the Six Flags Parks. Upon consummation of the Six Flags Acquisition, Premier's management intends to apply its operating strategy to pursue growth and margin expansion at Six Flags. Premier's operating strategy seeks to increase revenues by increasing per capita spending, while also reducing corporate overhead and improving cost controls at the Six Flags Parks. The primary elements of this operating strategy applicable to the Six Flags Parks are: (i) periodically adding marketable rides and attractions; (ii) enhancing marketing and sponsorship programs; (iii) improving ticket pricing strategies; and (iv) repositioning and enhancing restaurants and merchandise and other revenue outlets. This approach is designed to exploit the operating leverage inherent in the theme park business. Once parks achieve certain critical attendance levels (which, in general, the Six Flags Parks have achieved), operating cash flow margins increase because revenue growth through incremental attendance gains and increased in-park spending is not offset by a comparable increase in operating expenses, since a large portion of such expenses is relatively fixed during any given year.



    The Six Flags Parks generally enjoy significant market penetration. Thus, although Premier's management plans to make targeted capital expenditures at the Six Flags Parks to increase attendance and per capita spending levels, it expects to increase significantly the EBITDA of these parks primarily through increased operating efficiencies. First, and most importantly, Premier believes that it can substantially reduce Six Flags' corporate overhead and other corporate-level expenses. Second, Premier expects to achieve significant improvement in park-level operating margins at the Six Flags Parks. Third, by virtue of economies of scale, Premier believes that operating efficiencies in areas such as marketing, insurance, promotion, purchasing and other expenses can be realized. Finally, Premier believes that its increased size following the Six Flags Acquisition will enable the Company to achieve savings in capital expenditures. See "Unaudited Pro Forma Financial Statements."


EXPANSION STRATEGY

    Premier may expand in the future certain of the Six Flags Parks by adding complementary attractions, such as campgrounds, lodging facilities, new water parks and concert venues. For example, Six Flags owns over 1,500 undeveloped acres adjacent to Six Flags Great Adventure (located between New York City and

Philadelphia) suitable for such purposes. Additional acreage suitable for development exists at several other Six Flags Parks. See
"Business--Environmental and Other Regulation."


ACQUISITION STRATEGY


    The U.S. regional theme park industry is highly fragmented with over 150 parks owned by over 100 operators. Premier believes that there are numerous acquisition opportunities, both in the U.S. and abroad, that can expand its business. Since 1989, Premier has pursued a strategy of acquiring and improving regional theme parks. While Premier will continue to pursue acquisitions of regional parks with attendance between 300,000 and 1.5 million annually, Premier will also consider acquisitions of larger parks or chains (such as Six Flags). Although it anticipates initially making acquisitions primarily through Premier Operations (as defined), Premier may also make acquisitions of additional parks through Six Flags.



                               PREMIER MANAGEMENT



    Following the Six Flags Acquisition, SFEC will be managed by Premier's current management. Since taking control of Premier in 1989, Premier's current management has successfully pursued a strategy of acquiring and improving operating performance of regional theme parks across the United States. For example, during the year ended December 31, 1997, the 11 parks owned by Premier for the 1997 operating season achieved same park growth in attendance, revenue and park-level operating cash flow (representing all park operating revenues and expenses without depreciation and amortization or allocation of corporate overhead or interest expense) of 17.3%, 21.3% and 59.5%, respectively, as compared to 1996. Further, during the two years ended December 31, 1997, the three parks acquired by Premier in its 1995 acquisition of Funtime Parks, Inc. achieved compound annual growth in attendance, revenues and park-level operating cash flow of 10.2%, 14.9% and 27.2%, respectively. Finally, during the year ended December 31, 1997, the five parks acquired by Premier during the fourth quarter of 1996 and the first quarter of 1997 realized growth in attendance, revenues and park-level operating cash flow of 33.8%, 37.9% and 228.9%, respectively, compared to 1996.



    Premier's senior and operating management team has extensive experience in the theme park industry. Premier's six senior executive officers have over 150 years aggregate experience in the industry and its ten general managers (prior to the Six Flags Acquisition) have an aggregate of approximately 210 years experience in the industry, including approximately 85 years at the Premier Parks. A number of Premier's executives and operating personnel have experience at the Six Flags Parks.


                               PREMIER PARKS INC.


    After giving effect to the Six Flags Acquisition, Premier will be the largest regional theme park operator, and the second largest theme park company, in the world, based on 1997 attendance of approximately 37 million. Including the Six Flags Parks, the Walibi Parks and the Co-Venture Parks, it will operate 31 regional parks, including 15 of the 50 largest theme parks in North America, based on 1997 attendance. On a pro forma basis, Premier's total revenue and EBITDA for the year ended December 31, 1997 would have been approximately $815.3 million and $263.5 million, respectively.



    The Premier Parks consist of nine regional theme parks (six of which include a water park component) and four water parks located across the United States, as well as six regional theme parks located in Europe and scheduled to be acquired in March 1998 in the Walibi Acquisition.



    Premier was incorporated in 1981 as The Tierco Group Inc. In 1994, Premier changed its name to Premier Parks Inc. Premier's principal executive offices are, and following the Six Flags Transactions, the Company's principal executive offices will be, located at 11501 Northeast Expressway, Oklahoma City, Oklahoma 73131, (405) 475-2500 and at 122 East 42nd Street, New York, New York 10168,
(212) 599-4690.

                           THE SIX FLAGS TRANSACTIONS

    The Offering is one of a series of related transactions (the "Six Flags Transactions") all of which will be consummated immediately prior to or concurrently with the Offering. The elements of the Six Flags Transactions are:

    THE PREMIER MERGER


    The company presently named Premier Parks Inc. (together with its consolidated subsidiaries, "Premier Operations") will merge (the "Premier Merger") with a wholly-owned subsidiary of Premier Parks Holdings Corporation in accordance with Section 251(g) of the Delaware General Corporation Law. As a result of the Premier Merger, holders of shares of Common Stock of Premier Operations will become, on a share-for-share basis, holders of Common Stock of Premier Parks Holdings Corporation, and Premier Operations will become a wholly-owned subsidiary of Premier Parks Holdings Corporation. On the effective date of the Premier Merger, Premier Operations will change its name to Premier Parks Operations Inc., and Premier Parks Holdings Corporation will change its name to Premier Parks Inc.


    THE SIX FLAGS ACQUISITION


    Pursuant to an Agreement and Plan of Merger dated as of February 9, 1998 (the "Six Flags Agreement"), Premier will acquire by merger all of the capital stock of SFEC from its current stockholders (the "Sellers") for $965 million (plus an approximate $11 million adjustment based on year-end balance sheet adjustments and option cancellation costs). The purchase price is payable all in cash or, at Premier's option, in cash and depositary shares (the "Seller Depositary Shares") representing interests in up to $200.0 million of Premier's Convertible Redeemable Preferred Stock (the "Seller Preferred Stock"). Premier may reduce (but not below $100.0 million) or eliminate the Seller Depositary Shares by increasing the cash portion of the purchase price. If the Seller Depositary Shares are not issued, the additional cash portion fo the purchase price will be funded from the net proceeds of the Common Stock Offering. At the date of acquisition, Six Flags' liabilities will include approximately $192.3 million in aggregate principal amount at maturity ($161.1 million accreted value at December 28, 1997) of SFEC Zero Coupon Senior Notes and approximately $285.0 million in aggregate principal amount at maturity ($269.9 million accreted value at December 28, 1997) of 12 1/4% Series A Senior Subordinated Discount Notes due 2005 (the "SFTP Senior Subordinated Notes") of Six Flags Theme Parks Inc. (together with its subsidiaries, "SFTP"), an indirect wholly-owned subsidiary of SFEC. In addition, Premier will refinance all outstanding Six Flags bank indebtedness ($348.5 million at December 28, 1997) and certain other indebtedness of SFEC (approximately $30.5 million at December 28, 1997). As part of the Six Flags Agreement, Six Flags is transferring to Premier all of its interests in the limited partnerships (the "Co-Venture Partnerships") that own the Co-Venture Parks for a cash payment to SFTP of approximately $46.0 million, representing the fair market value of such interests held directly or indirectly by SFTP. The interests held by SFEC are being transferred as a distribution by SFEC to Premier immediately following the Six Flags Acquisition. See "Certain Transactions" and "Description of Six Flags Agreement."



    USE OF PROCEEDS



    The Company intends to place in escrow the net proceeds from the Offering, together with certain additional funds, to provide for the repayment in full of the SFEC Zero Coupon Senior Notes at or prior to maturity on December 15, 1999. See "Use of Proceeds."

    The following table sets forth a summary of the expected sources and uses associated with such repayment.


                                   SOURCES
The Offering(1)...................................................  $ 170,000
Additional cash(2)................................................     11,480
                                                                    ---------
                                                                    $ 181,480
                                                                    ---------
                                                                    ---------

                                    USES
Deposit for repayment of SFEC Zero Coupon Senior Notes............  $ 175,030
Transaction offering fees, expenses and discounts.................      6,450
                                                                    ---------
                                                                    $ 181,480
                                                                    ---------
                                                                    ---------


------------------------


(1) Reflects assumed gross proceeds.



(2) Reflects a portion of the capital contribution to be made to SFEC by Premier in connection with the Six Flags Transactions.


    THE FINANCINGS

      In the Offerings:


    1. Premier will issue in the Common Stock Offering, 13,000,000 shares of Common Stock with estimated gross proceeds of $593.2 million (based upon the average closing price of Premier's Common Stock for the twenty trading days ended February 27, 1998).



    2. Premier will issue in the EqPINES Offering, 5,000,000 EqPINES
representing interests in Premier's    % Mandatorily Convertible Preferred Stock
(the "Mandatorily Convertible Preferred Stock" and, together with the Seller Preferred Stock, the "Convertible Preferred Stock") with estimated gross proceeds of $228.2 million (based upon the average closing price of Premier's Common Stock for the twenty trading days ended February 27, 1998).



    3. Premier will issue in the Premier Discount Notes Offering, $    million
in aggregate principal amount at maturity of its Senior Discount Notes due 2008 (the "Premier Discount Notes") with estimated gross proceeds of $250.0 million.



    4. Premier will issue in the Premier Senior Notes Offering, $280.0 million
in aggregate principal amount of its    % Senior Notes due 2006 (the "Premier
Senior Notes" and, together with the Premier Discount Notes, the "New Premier Notes").



    5. The Company will issue (the "Offering" and, together with the Concurrent Offerings, the "Offerings") $170.0 million in aggregate principal amount of its
   % Senior Notes due 2006. The proceeds of the SFEC Senior Notes, together with additional funds, will be deposited in escrow to repay in full at or prior to maturity the SFEC Zero Coupon Senior Notes. See "Use of Proceeds" and "Description of Notes."



    In addition, Premier Operations is using approximately $225.0 million of borrowings under its new senior credit facility (the "Premier Credit Facility") to pay the cash portion of the Walibi purchase price and refinance certain Walibi net indebtedness (which together are estimated to be $122.5 million) and to prefund Premier Operations' capital expenditures and provide working capital (which together are estimated to be approximately $102.5 million). SFTP will borrow approximately $420.0 million under a new $472.0 million Six Flags senior secured credit facility (the "Six Flags Credit Facility" and, together with the Premier Credit Facility, the "Credit Facilities") primarily to repay bank indebtedness of SFTP. See "Description of Other Company Indebtedness--Six Flags Credit Facility."

    The closing of the Offering is conditioned upon the closing of all other elements of the Six Flags Transactions. Although the size of one or more of the Offerings may be changed, the aggregate gross proceeds of all the Offerings is not expected to change materially.

    The following table sets forth a summary of the expected sources and uses of funds associated with the Six Flags Transactions:


                                                                                   AMOUNT
                                                                                     (IN
                                    SOURCES                                      THOUSANDS)
                                                                                 -----------
Common Stock Offering(1)(2)....................................................   $ 593,190
EqPINES Offering(1)............................................................     228,150
Issuance of Seller Depositary Shares(2)........................................     200,000
Premier Discount Notes Offering(1).............................................     250,000
Premier Senior Notes Offering(1)...............................................     280,000
The Offering(1)................................................................     170,000
Borrowings under the Premier Credit Facility(3)................................     102,500
Borrowings under the Six Flags Credit Facility.................................     420,000
                                                                                 -----------
    Total......................................................................   $2,243,840
                                                                                 -----------
                                                                                 -----------
                                     USES
Acquisition of SFEC capital stock..............................................   $ 965,000
Adjustment to purchase price of SFEC Capital Stock.............................      11,000
Deposit for repayment of SFEC Zero Coupon Senior Notes.........................     175,030
Repayment of Six Flags indebtedness............................................     382,430
Interest escrow for Premier Senior Notes(4)....................................      76,260
Restricted Cash Account(5).....................................................      75,000
Financing of tender offer for partnership interests in Six Flags Over
  Texas(6).....................................................................     117,250
Prefunding of capital expenditures and working capital(7)......................     350,450
Transaction offering fees, expenses, discounts and escrows.....................      91,420
                                                                                 -----------
    Total......................................................................   $2,243,840
                                                                                 -----------
                                                                                 -----------


------------------------

(1) Reflects assumed gross proceeds.


(2) If Premier determines not to issue the Seller Depositary Shares, the additional cash necessary to pay that portion of the purchase price for the Six Flags Acquisition will be funded from net proceeds of the Common Stock Offering.



(3) Does not include an estimated $122.5 million (assuming a 100% tender of publicly held shares of Walibi in the Walibi Acquisition) of borrowings to be used to fund, in part, the Walibi Acquisition.



(4) Represents escrow to fund the first six semi-annual interest payments on the Premier Senior Notes.



(5) Represents restricted cash to satisfy obligations under the arrangements relating to the Co-Venture Parks and to fund dividends on the Convertible Preferred Stock as required under the indentures that will govern the New Premier Notes.



(6) Reflects tender of approximately 33% of the units representing limited partnership interests.



(7) Of such amount, Premier anticipates that approximately $117.1 million will be held by Six Flags. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity, Capital Commitments and Resources."

    Following the Six Flags Transactions, the Company's and Premier's structure will be:



     Chart demonstrating Parent-Subsidiary relationships and the respective debt/credit obligations of each such entity following the Offerings.

                                  THE OFFERING


Securities Offered................  $170,000,000 in aggregate principal amount of    %
                                    Senior Notes due           , 2006.

Yield and Interest................  Interest accrues from the date of issuance and will be payable in cash semi-annually in arrears on each
                                            and         , commencing         , 1998, at a
                                    rate of    % per annum.

The Offerings.....................  In addition to the Offering by SFEC, Premier is concurrently offering (i) 13,000,000 shares of its
                                    Common Stock with estimated gross proceeds of $593.2
                                    million, (ii) 5,000,000 EqPINES representing interests
                                    in Mandatorily Convertible Preferred Stock with
                                    estimated gross proceeds of $228.2 million, (iii) $280.0
                                    million in aggregate principal amount of the Premier
                                    Senior Notes and (iv) $     million in aggregate
                                    principal amount at maturity of the Premier Discount
                                    Notes with estimated gross proceeds of $250.0 million.
                                    Premier may issue Seller Depositary Shares representing
                                    interests in up to $200.0 million of Seller Preferred
                                    Stock as part of the consideration for the Six Flags
                                    Acquisition. See "--The Six Flags Transactions" and
                                    "Description of Notes." The Offerings are conditioned
                                    upon the closing of all other elements of the Six Flags
                                    Transactions.

Use of Proceeds...................  The Company intends to place in escrow the net proceeds from the Offering, together with additional funds, to
                                    provide for the repayment in full of the SFEC Zero
                                    Coupon Senior Notes at or prior to maturity on December
                                    15, 1999. See "Use of Proceeds."

Escrow............................  The net proceeds of the Offering, together with additional funds, will be used to purchase a portfolio
                                    of Government Securities that will be held in escrow to
                                    provide for the payment in full of the SFEC Zero Coupon
                                    Senior Notes and, under certain circumstances, as
                                    security for the repayment of principal of the SFEC
                                    Senior Notes. See "Description of Notes."

Ranking of SFEC Senior Notes......  The SFEC Senior Notes will be general obligations of the
                                    Company, ranking PARI PASSU in right of payment with the
                                    SFEC Zero Coupon Senior Notes (until repaid) and all
                                    future senior indebtedness of the Company, and senior in
                                    right of payment to all future subordinated indebtedness
                                    of the Company. The Company is a holding company whose
                                    primary asset is the capital stock of its subsidiaries.
                                    The SFEC Senior Notes will not be guaranteed by such
                                    subsidiaries. Accordingly, the SFEC Senior Notes will be
                                    structurally subordinated to all indebtedness and other
                                    liabilities (including trade payables) of the Company's
                                    subsidiaries, including all borrowings under the Six
                                    Flags Credit Facility and all indebtedness outstanding
                                    under the SFTP Indenture (as defined). As of December
                                    28, 1997, after giving pro forma effect to the Six Flags
                                    Transactions, Six Flags on a consolidated basis would
                                    have had total outstanding indebtedness in the accreted
                                    principal amount of $1,021.0 million, including the SFEC
                                    Senior Notes and the SFEC Zero Coupon Senior Notes (of
                                    which $689.9 million would have been indebtedness of the
                                    Company's subsidiaries) and the Company's subsidiaries
                                    would

                                    have had approximately $108.6 million of other oustanding liabilities.

Ranking of Guarantee..............  Premier's obligations under the Guarantee will be subordinated to all indebtedness of and other
                                    liabilities of Premier Parks Inc. and effectively
                                    subordinated to all indebtedness and other liabilities
                                    of its subsidiaries, including borrowings under the
                                    Premier Credit Facility, indebtedness outstanding under
                                    the Old Premier Notes (as defined) and the New Premier
                                    Notes, and Premier's obligations under the Subordinated
                                    Indemnity Agreement (as defined). As of December 31,
                                    1997, after giving pro forma effect to the Premier
                                    Merger, the Six Flags Transactions, the Walibi
                                    Acquisition and the Offerings, Premier, on a
                                    consolidated basis, would have had total outstanding
                                    indebtedness in the accreted principal amount of
                                    $1,993.0 million (including indebtedness outstanding
                                    under the SFEC Senior Notes and the SFEC Zero Coupon
                                    Senior Notes) and $158.9 million of other obligations
                                    outstanding, excluding obligations under the
                                    Subordinated Indemnity Agreement.

Change of Control.................  Upon the occurrence of a Change of Control, the holders of the SFEC Senior Notes will have the right to require
                                    the Company to repurchase such holders' SFEC Senior
                                    Notes, in whole or in part, at a price equal to 101% of
                                    the aggregate principal amount thereof, plus accrued and
                                    unpaid interest to the date of purchase. There can be no
                                    assurance that the Company or Premier will be able to
                                    raise sufficient funds to meet this obligation should it
                                    arise. See "Risk Factors--Risks Associated with a Change
                                    of Control" and "Description of Notes--Repurchase at the
                                    Option of Holders--Change of Control."

Certain Covenants.................  The indenture pursuant to which the SFEC Senior Notes will be issued (the "SFEC Indenture") will contain
                                    certain covenants that, among other things, limit the
                                    ability of the Company and its subsidiaries to (i) incur
                                    additional indebtedness and issue preferred stock, (ii)
                                    pay dividends or make certain other restricted payments,
                                    (iii) enter into transactions with affiliates, (iv) make
                                    certain asset dispositions, (v) merge or consolidate
                                    with, or transfer substantially all its assets to,
                                    another Person (as defined), (vi) create Liens (as
                                    defined), (vii) issue or sell Equity Interests (as
                                    defined) of the Company's subsidiaries, (viii) engage in
                                    sale and leaseback transactions or (ix) engage in
                                    certain business activities. See "Description of
                                    Notes--Certain Covenants." Although it is subject to
                                    certain covenants by virtue of the New Premier Notes,
                                    Premier will not generally be subject to the covenants
                                    contained in the SFEC Indenture.

Optional Redemption...............  Except as described below, the SFEC Senior Notes will not be redeemable at the Company's option prior to
                                                    , 2002. Thereafter, the SFEC Senior
                                    Notes will be subject to redemption at any time at the
                                    option of the Company, in whole or in part, at the
                                    redemption prices set forth herein plus accrued and
                                    unpaid interest to the applicable redemption date. In
                                    addition, at any time prior to

                                    , 2001, the Company may on any one or more occasions
                                    redeem up to 35% of the aggregate principal amount of
                                    the SFEC Senior Notes at a redemption price of   % of
                                    the aggregate principal amount thereof, with the net
                                    cash proceeds from one or more Public Equity Offerings
                                    by, or Strategic Equity Investments in, (i) the Company
                                    or (ii) Premier to the extent the net cash proceeds
                                    thereof are contributed to the Company as a capital
                                    contribution to the common equity of the Company;
                                    PROVIDED that, in each case, at least 65% of the
                                    aggregate principal amount of the SFEC Senior Notes
                                    originally issued remains outstanding immediately after
                                    the occurrence of each such redemption (excluding SFEC
                                    Senior Notes held by the Company, Premier or any of
                                    their subsidiaries). See "Description of Notes--Optional
                                    Redemption."

                     SUMMARY HISTORICAL AND PRO FORMA DATA


    The tables below contain certain summary historical and pro forma financial and operating data for the Company. The following summary historical financial and operating data, except for attendance and revenue per visitor data, for each of the years in the three-year period ended December 28, 1997, have been derived from the financial statements of the Company appearing elsewhere in this Prospectus and should be read in conjunction with those financial statements (including the notes thereto) and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The pro forma financial and operating data give effect to the Six Flags Transactions as if they had occurred on December 30, 1996, the first day of the Company's 1997 fiscal year. Other historical financial and operating data (except attendance and revenue per visitor data) have been derived from audited consolidated financial statements of the Company which are not included herein.


                                                                                          YEAR ENDED
                          YEAR ENDED    YEAR ENDED    YEAR ENDED     YEAR ENDED       DECEMBER 28, 1997
                         DECEMBER 26,   JANUARY 1,   DECEMBER 31,   DECEMBER 29,   ------------------------
                             1993          1995          1995           1996        ACTUAL    PRO FORMA(1)
                         -------------  -----------  -------------  -------------  ---------  -------------
                                                                                               (UNAUDITED)

                                           (IN THOUSANDS, EXCEPT RATIO AND
                                                PER VISITOR AMOUNTS)
STATEMENT OF OPERATIONS
  DATA:(2)
Total revenue..........    $ 532,455     $ 556,791     $ 629,457      $ 680,876    $ 708,666    $ 531,872
Income from
  operations(3)........       53,236        54,561        66,738         67,715       79,575       77,284
Interest expense,
  net..................      (54,963)      (48,753)      (63,282)       (76,530)     (84,430)     (83,671)
Net loss...............      (12,944)         (695)       (3,287)       (15,249)      (3,708)     (24,356)
OTHER DATA:
EBITDA(4)..............      122,371       134,642       150,182        155,132      164,068      154,875
Net cash provided by
  operating
  activities(5)........      111,934       100,895       124,587        128,602      110,303      100,206
Depreciation and
  amortization.........       69,135        80,081        83,444         87,417       84,493       77,591
Capital expenditures...       34,057        42,039        45,578         75,627       67,675(6)      67,675(6)
Total attendance.......       19,144        19,855        21,830         22,796       22,229       16,500
Revenue per visitor....    $   27.81     $   28.04     $   28.83      $   29.87    $   31.88    $   32.23
Net debt/EBITDA(7).....                                                                               4.8x
Total debt/EBITDA(7)...                                                                               5.6x
EBITDA/cash interest
  expense(7)...........                                                                               3.1x
EBITDA/total interest
  expense(7)...........                                                                               1.8x
Ratio of earnings to
  fixed charges(8).....       (8)              1.1 x         1.1  x      (8)          (8)          (8)
Ratio of earnings to
  combined fixed
  charges and preferred
  stock dividends(8)...       (8)              1.1 x      (8)            (8)          (8)          (8)


                                                                                            DECEMBER 28, 1997
                                                                                       ---------------------------
                                                                                         ACTUAL      PRO FORMA(9)
                                                                                       -----------  --------------
                                                                                                     (UNAUDITED)

                                                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents............................................................   $  16,805     $  117,100(10)
Total assets.........................................................................     864,690      2,162,276
Total long-term debt (excluding current maturities)..................................     753,369      1,062,600
Total debt...........................................................................     810,002      1,063,600
Stockholders' equity (deficit).......................................................     (22,327)       990,092



                                               (SEE FOOTNOTES ON FOLLOWING PAGE)

 (1) The pro forma financial and operating data for the year ended December 28, 1997 give effect to the Six Flags Transactions as if they had occurred on December 30, 1996, the first day of the Company's 1997 fiscal year. See "Unaudited Pro Forma Financial Statements--Unaudited Pro Forma Statement of Operations" generally and with respect to certain assumptions used in respect of the financings.



 (2) Prior to the Six Flags Acquisition, the Company, through two subsidiaries, was the general partner in the Co-Venture Partnerships. For the historical periods presented, the Company accounted for the Co-Venture Parks as co-ventures, i.e., their revenues and expenses (excluding partnership depreciation) were included in the Company's consolidated statements of operations and the net amounts distributed to the limited partners were deducted as expenses. Except for the limited partnership units in the Georgia park owned by the Company at December 28, 1997, the Company had no rights or title to the Co-Venture Parks' assets or to the proceeds from any sale of the Co-Venture Parks' assets or liabilities during the periods presented. Accordingly, the Company's consolidated balance sheets do not include any of the Co-Venture Parks' assets. The investment in Co-Venture Parks included in the Company's historical consolidated balance sheets represented (i) the Company's interest in the estimated future cash flows from the operations of the Co-Venture Parks, which was amortized over the life of the partnership agreements, and (ii) the value of limited partnership units purchased pursuant to the 1997 tender offer relating to the Georgia park. The Co-Venture Parks contributed revenues of $160.6 million, $152.0 million and $176.8 million to the Company in the fiscal years 1995, 1996 and 1997, respectively. During these three fiscal years, the Co-Venture Parks contributed EBITDA of $36.8 million, $24.3 million and $34.7 million, respectively (after payment of $11.6 million, $8.1 million and $21.3 million, respectively to the limited partners). In 1995, 1996 and 1997, the Co-Venture Parks produced $48.4 million, $32.4 million and $56.0 million of EBITDA, respectively. In connection with the Six Flags Acquisition, Six Flags is transferring its interests in the Co-Venture Parks to Premier. As a result, the Company will have no interest in the revenue, cash flow or assets of the Co-Venture Parks following consummation of the Offering. The pro forma financial statements give effect to the disposition of the Company's investment in the Co-Venture Parks. See "Unaudited Pro Forma Financial Statements."



 (3) Income from operations is revenue less operating, general and administrative expenses, costs of products sold and depreciation and amortization.



 (4) EBITDA is defined as earnings before interest expense, net, income tax expense (benefit), depreciation and amortization and minority interest. The Company has included information concerning EBITDA because it is used by certain investors as a measure of the Company's ability to service and/or incur debt. EBITDA is not required by generally accepted accounting principles ("GAAP") and should not be considered in isolation or as an alternative to net income, net cash provided by operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company's operating performance. This information should be read in conjunction with the consolidated statements of cash flows contained in the financial statements included elsewhere herein.



 (5) During each of the years ended December 26, 1993, January 1, 1995, December 31,1995, December 29, 1996 and December 28, 1997, the Company's net cash used in investing activities was approximately $41.6 million, $43.8 million, $93.9 million, $81.2 million, and $149.7 million, respectively. During these periods, net cash provided by (used in) financing activities was approximately $(73.2) million, $(55.6) million, $10.6 million, $(52.2) million and $10.6 million, respectively.



 (6) Does not include amount expended ($62.7 million) by the Company to purchase interests in the limited partners of the Co-Venture Partnerships.



 (7) Total debt/EBITDA and Net debt/EBITDA include total outstanding pro forma indebtedness of the Company (excluding the SFEC Zero Coupon Senior Notes) in the accreted principal amount of $859.9 million. Net debt deducts from total outstanding pro forma indebtedness $117.1 million (representing pro forma cash and cash equivalents). See "Capitalization." EBITDA/cash interest expense is calculated using pro forma cash interest expense of $50.6 million. EBITDA/total interest expense is calculated using pro forma total interest expense of $83.8 million (excluding interest on the SFEC Zero Coupon Senior Notes).



 (8) For the purpose of determining the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends, earnings consist of income (loss) before income taxes and fixed charges. Fixed charges consist of interest expense net of interest income, amortization of deferred financing costs and discount or premium relating to indebtedness, and the portion (approximately one-third) of rental expense that management believes represents the interest component of rent expense. During the 1993, 1996 and 1997 fiscal years, the Company's earnings were insufficient to cover fixed charges by $5.1 million, $10.1 million and $3.7 million, respectively. During the 1993, 1995, 1996 and 1997 fiscal years, earnings were insufficient to cover combined fixed charges and preferred stock dividends by $5.1 million, $9.7 million, $36.5 million and $33.6 million, respectively. On a pro forma basis, for the year ended December 28, 1997, the Company's earnings would have been insufficient to cover fixed charges and combined fixed charges and preferred stock dividends by $6.9 million and $6.9 million, respectively.



 (9) The pro forma balance sheet data give effect to the Six Flags Transactions (including the transfer of the Company's interests in the Co-Venture Parks to Premier) as if they had occurred on December 28, 1997. Pro forma total-long term debt and total debt include the SFEC Zero Coupon Senior Notes as well as the SFEC Senior Notes. For pro forma total long term-debt and total debt, the SFEC Zero Coupon Senior Notes and SFTP Senior Subordinated Notes are both stated at fair market value rather than at accreted amount. See "Capitalization" and "Unaudited Pro Forma Financial Statements--Unaudited Pro Forma Balance Sheet."



(10) Represents amount to prefund capital expenditures and working capital. See

     "Prospectus Summary--The Six Flags Transactions."

                                  RISK FACTORS

    PRIOR TO MAKING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER, TOGETHER WITH THE OTHER MATTERS REFERRED TO IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS:


RISKS ASSOCIATED WITH SUBSTANTIAL INDEBTEDNESS AND OTHER OBLIGATIONS



    The Company is, and following the Six Flags Transactions, Premier will be, highly leveraged. On a pro forma basis, as of December 28, 1997, the Company on a consolidated basis would have had total outstanding indebtedness (excluding the SFEC Zero Coupon Senior Notes) in the accreted principal amount of approximately $859.9 million, including: (i) $420.0 million in outstanding borrowings under the Six Flags Credit Facility, (ii) $269.9 million in accreted value at that date of SFTP Senior Subordinated Notes ($285.0 million in aggregate principal amount at maturity in 2005), and (iii) $170.0 million in aggregate principal amount of SFEC Senior Notes. Indebtedness at that date also would have included $161.1 million in accreted value of SFEC Zero Coupon Senior Notes, which will be repaid with the proceeds of the SFEC Senior Notes, together with certain other funds, at or prior to maturity on December 15, 1999. Until such repayment, the SFEC Zero Coupon Senior Notes will rank PARI PASSU with the SFEC Senior Notes. On a pro forma basis, as of December 28, 1997, the Company would have had stockholders' equity of approximately $990.1 million. On a pro forma basis, for the year ended December 28, 1997, the Company's earnings would have been insufficient to cover its fixed charges by approximately $6.9 million. In addition the indentures relating to the SFEC Senior Notes and the SFTP Senior Subordinated Notes (the "Six Flags Indentures") and the Six Flags Credit Facility permit the Company to incur additional indebtedness under certain circumstances. See "Description of Other Company Indebtedness" and "Description of Notes--Certain Covenants."



    Following the Six Flags Transactions, on a pro forma basis, as of December 31, 1997, Premier on a consolidated basis would have had outstanding indebtedness in the accreted principal amount of approximately $1,832.0 million, including: (i) $859.9 million of Six Flags indebtedness, as described above;
(ii) $250.0 million in accreted value at that date of the Premier Discount Notes
($    million in aggregate principal amount at maturity in 2008); (iii) $280.0 million in aggregate principal amount of Premier Senior Notes; (iv) $125.0 million in aggregate principal amount of Premier Operations' 9 3/4% Senior Notes due 2007 (the "1997 Premier Notes"); (v) $90.0 million in aggregate principal amount of Premier Operations' 12% Senior Notes due 2003 (the "1995 Premier Notes" and, together with the 1997 Premier Notes, the "Old Premier Notes" and, collectively with the SFEC Senior Notes, the New Premier Notes and the SFTP Senior Subordinated Notes, the "Senior Notes"); (vi) $225.0 million in outstanding borrowings under the Premier Credit Facility; and (vii) $2.0 million of capitalized lease obligations. On a pro forma basis, as of December 31, 1997, Premier would have had stockholders' equity of approximately $1,130.2 million. In addition, the annual dividends (which are payable in cash, in the case of the Seller Preferred Stock, or in cash, or by issuance of shares of Common Stock, at the option of the Premier, in the case of the Mandatorily Convertible Preferred
Stock) on the Convertible Preferred Stock aggregate $         , and Premier is
required to offer to purchase the Seller Preferred Stock in 2010 (if not earlier redeemed or converted). On a pro forma basis, for the year ended December 31, 1997, Premier's earnings would have been insufficient to cover its combined fixed charges and preferred stock dividends by approximately $77.7 million. In addition, the indentures relating to the Senior Notes (the "Indentures") permit Premier to incur additional indebtedness under certain circumstances. See "Capitalization," "Description of Other Company Indebtedness" and "Description of Notes--Certain Covenants."



    By reason of the Six Flags Acquisition, SFTP will be required to offer to repurchase the SFTP Senior Subordinated Notes at a price equal to 101% of their accreted amount (approximately $287.9 million at June 15, 1998). On March 23, 1998, the last reported sales price of these Notes was substantially in excess of their accreted amount. SFTP has not entered into any standby arrangement to finance the purchase of such notes and there can be no assurance that SFTP would be able to obtain such financing in the event that it were to become necessary.

    In addition to its obligations under its outstanding indebtedness and preferred stock, Premier is required to (i) make minimum annual distributions of approximately $46.2 million (subject to cost of living adjustments) to the limited partners in the Co-Venture Parks and (ii) make minimum capital expenditures at each of the Co-Venture Parks during rolling five-year periods, based generally on 6% of such park's revenues. Cash flow from operations at the Co-Venture Parks will be used to satisfy these requirements first, before any funds are required from Premier. Premier has also agreed to purchase a maximum number of 5% per year (accumulating to the extent not purchased in any given year) of the total limited partnership units outstanding as of the date of the co-venture agreements that govern the Co-Venture Partnerships (to the extent tendered by the unit holders). SFEC and SFTP have guaranteed each of these obligations. The agreed price for these purchases is based on a valuation for each respective Co-Venture Park equal to the greater of (i) a value derived by multiplying its weighted-average four year EBITDA (as defined therein) by a specified multiple (8.0 in the case of the Georgia park and 8.5 in the case of the Texas park) or (ii) $250.0 million in the case of the Georgia park and $374.8 million in the case of the Texas park. Premier's obligations with respect to Six Flags Over Georgia and Six Flags Over Texas will continue until 2027 and 2028, respectively. In March 1998 Six Flags completed a tender offer pursuant to which it purchased approximately 33% of the outstanding limited partner units in the Texas park for an aggregate purchase price of $117.3 million. Six Flags funded the tender from borrowings which must be refinanced by Premier in connection with the Six Flags Acquisition. For purposes of this Prospectus, Premier has assumed that 25% of these units were tendered. Since a larger number of units were tendered, Premier will be required to refinance the additional indebtedness of Six Flags incurred by virtue thereof and, accordingly, will have less cash to prefund capital expenditures and working capital requirements, including capital expenditures and working capital requirements of the Company. The guarantee by SFEC and SFTP of these obligations will survive the transfer of their interests in the Co-Venture Parks to Premier.



    As Premier purchases units relating to either Co-Venture Park, it will be entitled to the minimum distribution and other distributions attributable to such units, unless it is then in default under the applicable agreements with its partners at such Co-Venture Park. Time Warner Inc. and certain of its affiliates have guaranteed the obligations of Six Flags under these agreements. Premier will indemnify Time Warner and such affiliates, in respect of its guarantee pursuant to a Subordinated Indemnity Agreement (the "Subordinated Indemnity Agreement"). See "Description of Six Flags Agreement." Premier estimates that its maximum unit purchase obligation for 1998, when purchases are required only for the Georgia park, will aggregate approximately $13 million (approximately $31 million for 1999, when purchases for both partnerships are required) and its minimum capital expenditures for 1998 at these parks will total approximately $11 million.



    The Company's ability to make scheduled payments on, or to refinance, its indebtedness, or to fund planned capital expenditures, and Premier's ability to make scheduled payments on, or to refinance, its indebtedness (including the Guarantee), to pay dividends on its preferred stock, or to fund planned capital expenditures and its obligations under the arrangements relating to the Co-Venture Parks, will depend on their respective future performances, which, to a certain extent, are subject to general economic, financial, weather, competitive and other factors that are beyond their control. Premier's management believes that, based on current and anticipated operating results, cash flow from operations, available cash and available borrowings under the Six Flags Credit Facility will be adequate to meet the Company's future liquidity needs, including anticipated requirements for working capital, capital expenditures and scheduled debt payments, for at least the next several years. Based on current and anticipated operating results, Premier believes that cash flow from operations and available cash, available borrowings under the Credit Facilities and the net proceeds of the Offerings (to the extent not used in connection with the Six Flags Acquisition) will be adequate to meet Premier's future liquidity needs, including anticipated requirements for working capital, capital expenditures, scheduled debt and preferred stock dividends and its obligations under arrangements relating to the Co-Venture Parks, for at least the next several years. However, the Company and/or Premier may need to refinance all or a portion of their existing debt on or prior to maturity or to obtain additional financing. There can be no assurance that the Company's business will generate sufficient cash flow from operations, that currently anticipated cost savings will be realized or that future borrowings will be available under the Six Flags Credit Facility in an amount sufficient to enable the Company to service its indebtedness or to fund its other liquidity needs. Similarly, there can be no assurance that Premier's business will generate sufficient cash flow from operations or that future borrowings will be available under the Credit Facilities in an amount sufficient to enable Premier to service its indebtedness or to fund its other liquidity needs. In addition, there can be no assurance that the Company and/or Premier will be able to effect any such refinancing on commercially reasonable terms or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity, Capital Commitments and Resources."



    The degree to which Premier and the Company will be leveraged following the Six Flags Transactions could have important consequences to the holders of the SFEC Senior Notes, including, but not limited to: (i) making it more difficult for Premier and the Company to satisfy their obligations, (ii) increasing Premier's and the Company's vulnerability to general adverse economic and industry conditions, (iii) limiting Premier's and the Company's ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions and other general corporate requirements, (iv) requiring the dedication of a substantial portion of Premier's and the Company's cash flow from operations to the payment of principal of, and interest on, its indebtedness and, in the case of Premier, dividends on its preferred stock, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, acquisitions or other general corporate purposes, (v) limiting Premier's and the Company's flexibility in planning for, or reacting to, changes in their business and the industry, and (vi) placing Premier and the Company at a competitive disadvantage vis-a-vis less leveraged competitors. In addition, the Indentures and the Credit Facilities will contain financial and other restrictive covenants that will limit the ability of Premier and the Company to, among other things, borrow additional funds. Failure by Premier and the Company to comply with such covenants could result in an event of default which, if not cured or waived, would have a material adverse effect on Premier and/or the Company. In addition, the degree to which Premier and the Company are leveraged could prevent them from repurchasing all of the SFEC Senior Notes tendered to SFEC upon the occurrence of a Change of Control. See "Description of Other Company Indebtedness" and "Description of Notes--Repurchase at Option of Holders--Change of Control."


HOLDING COMPANY STRUCTURE; LIMITATIONS ON ACCESS TO CASH FLOW OF SUBSIDIARIES


    The Company has no operations of its own and derives all of its revenue from its subsidiaries. Premier is also a holding company. Therefore, the Company's ability to pay its obligations (including debt service on the SFEC Senior Notes) and Premier's ability to pay its obligations (including pursuant to the Guarantee), when due are dependent upon the receipt of sufficient funds from their respective direct and indirect subsidiaries.



    Under the terms of the indenture relating to the SFTP Senior Subordinated Notes (the "SFTP Indenture") and the Six Flags Credit Facility, the payment of dividends by SFTP is subject to restrictive covenants that will significantly restrict or prohibit SFTP's ability to pay dividends or make other distributions to SFEC. See "Description of Other Company Indebtedness" for a summary of the terms of the dividend restrictions. In addition, the terms of the SFEC Indenture will permit SFEC's subsidiaries to incur additional indebtedness, the terms of which could limit or prohibit the payment of dividends or the making of other distributions by such subsidiaries to SFEC. The Six Flags Credit Facility will prohibit the payment of dividends by SFTP to SFEC, except a one-time distribution, not to exceed $10.0 millon, and dividends to provide funds to pay dividends on the Seller Preferred Stock and to pay interest on the SFEC Senior Notes (but in each case, only if no default has occurred and is continuing under the Six Flags Credit Facility). As a result, there can be no assurance that dividends, distributions or loans to SFEC from its subsidiaries will be sufficient to fund its obligations. See "Description of Other Company Indebtedness." In addition, the Premier Credit Facility will prohibit the payment of dividends by Premier Operations to

Premier for any purpose other than a one time distribution, not to exceed $20.0 million, on the date of the Six Flags Transactions.



    The SFEC Senior Notes will be effectively subordinated to all indebtedness and other obligations of the Company's subsidiaries. On a pro forma basis, as of December 28, 1997, the accreted principal amount of indebtedness and other obligations of the Company's subsidiaries that would effectively rank senior in right of payment to the obligations of the Company under the SFEC Senior Notes would have been approximately $798.5 million. In addition, approximately $52.0 million would have been available for additional borrowings under the Six Flags Credit Facility. If any indebtedness of any of the Company's subsidiaries were to be accelerated, there would be no assurance that the assets of any such subsidiary would be sufficient to repay such indebtedness. SFEC's rights to participate in the distribution of the assets of its operating subsidiaries upon a liquidation or reorganization of such companies will be subject to the prior claims of their respective creditors.



    The Guarantee will be subordinated to all indebtedness and other obligations of Premier Parks Inc. and effectively subordinated to all indebtedness and other obligations of Premier's subsidiaries, including the Senior Notes, borrowings under the Credit Facilities and Premier's obligations under the Subordinated Indemnity Agreement. On a pro forma basis, as of December 31, 1997, the accreted principal amount of indebtedness and other obligations of Premier on a consolidated basis (including the SFEC Zero Coupon Senior Notes, but excluding the SFEC Senior Notes) that would rank or effectively rank senior in right of payment to the obligations of Premier under the Guarantee would have been approximately $1,982.0 million. In addition, approximately $127.0 million would have been available for additional borrowings under the Credit Facilities. If any indebtedness of any of Premier's subsidiaries were to be accelerated, there would be no assurance that the assets of any such subsidiary would be sufficient to repay such indebtedness. Premier's rights to participate in the distribution of the assets of its operating subsidiaries upon a liquidation or reorganization of such companies will be subject to the prior claims of their respective creditors.


RESTRICTIVE DEBT COVENANTS


    The Credit Facilities contain a number of significant covenants that, among other things, restrict the ability of SFTP and its subsidiaries, and other operating subsidiaries of Premier, to dispose of assets, incur additional indebtedness, pay cash dividends, repurchase stock, create liens on assets, make investments, engage in mergers or consolidations, make capital expenditures, engage in sale-leaseback transactions, engage in certain transactions with affiliates or redeem or repurchase the indebtedness of such subsidiaries. In addition, under the Credit Facilities, Premier Operations and SFTP are each required to comply with specified financial ratios and tests, including interest expense, fixed charges, debt service and total debt coverage ratios. The Indentures also contain a series of restrictive covenants.



    Six Flags and Premier are currently in compliance with the respective covenants and restrictions contained in the Credit Facilities and the applicable Indentures. However, their ability to continue to comply with the respective financial tests and ratios in the Credit Facilities may be affected by events beyond their control, including prevailing economic, financial, weather and industry conditions. The breach of any such financial covenant could result in the termination of the applicable Credit Facility (and the acceleration of the maturity of all amounts outstanding thereunder) and, by virtue of cross-default and cross-acceleration provisions, the acceleration of the maturity of other indebtedness of the borrower thereunder and its subsidiaries, including in the case of the Six Flags Credit Facility, the SFEC Senior Notes. SFTP's ability to pay dividends to SFEC to enable it to pay interest on the SFEC Senior Notes is conditioned upon there being no default or event of default under the Six Flags Credit Facility and upon satisfaction of certain financial ratios thereunder.



    In addition, under the terms of the Subordinated Indemnity Agreement to be entered into in connection with the Six Flags Transactions (which lasts until 2028), without the consent of Time Warner Inc. (collectively with its affiliates, "Time Warner"), Premier cannot incur indebtedness at SFEC (other than the SFEC Senior Notes) or any of its subsidiaries that is secured by any assets of Premier, Premier Operations or any of its subsidiaries, or secure any indebtedness of Premier, Premier Operations or any of its subsidiaries, with any of the assets of SFEC or any of its subsidiaries. These covenants could inhibit the ability of the Company or Premier to borrow in the future.



LIMITED NATURE OF PREMIER GUARANTEE



    Although Premier will guarantee the payment in full of all obligations with respect to the SFEC Senior Notes pursuant to the Guarantee, the Guarantee is subordinated to all existing and future obligations of Premier (including those under the Subordinated Indemnity Agreement), and the SFEC Indenture will not restrict the ability of Premier to incur indebtedness, pay dividends, sell assets or engage in other transactions that could adversely impact the value of the Guarantee to holders of SFEC Senior Notes. See "Description of Notes--Premier Guarantee."


RISKS OF ACCIDENTS AND DISTURBANCES AT PARKS; EFFECTS OF LOCAL CONDITIONS AND
  EVENTS

    Because substantially all of the Company's parks feature "thrill rides," attendance at the parks and, consequently, revenues may be adversely affected by any serious accident or similar occurrence with respect to a ride. Six Flags' liability insurance policies provide coverage of up to $175.0 million per loss occurrence and require Six Flags to pay the first $2.0 million per loss occurrence.

    Other local conditions and events can also adversely affect attendance. For example, in 1994, the Six Flags Magic Mountain park experienced significant attendance declines and interruptions of business as a result of the Los Angeles County earthquake centered in Northridge, California. Six Flags Over Georgia experienced attendance declines in 1996 as a result of the 1996 Summer Olympics. Management believes that the geographic diversity of the Company's theme parks reduces the effects of such occurrences on the Company's consolidated results.

    In addition, in view of the proximity of certain of the Company's parks to major urban areas and the appeal of the parks to teenagers and young adults, the Company's parks could experience disturbances that could adversely affect the image of and attendance levels at its parks. Working together with local police authorities, the Company has taken certain security-related precautions designed to prevent disturbances in its parks, but there can be no assurance that it will be able to prevent any such disturbances.

EFFECTS OF INCLEMENT WEATHER; SEASONAL FLUCTUATIONS OF OPERATING RESULTS

    Because the great majority of theme parks' attractions are outdoor activities, attendance at parks and, accordingly, the Company's revenues are significantly affected by the weather. Additionally, the Company's water parks, by their nature, are more sensitive to adverse weather than are theme parks. Unfavorable weekend weather and unusual weather of any kind can adversely affect park attendance.

    The operations of the Company are highly seasonal, with more than 80% of park attendance occurring in the second and third calendar quarters of each year. The great majority of the Company's revenue is collected in those quarters while most expenditures for capital improvements and significant maintenance are incurred when the parks are closed in the first and fourth quarters. Accordingly, the Company believes that quarter-to-quarter comparisons of its results of operations should not be relied upon as an indication of future performance.

HIGHLY COMPETITIVE BUSINESS

    The Six Flags Parks compete directly with other theme, water and amusement parks and indirectly with all other types of recreational facilities and forms of entertainment within their market areas, including movies, sports attractions and vacation travel. Accordingly, the Company's business is and will continue to be subject to factors affecting the recreation and leisure time industries generally, such as general economic conditions and changes in discretionary consumer spending habits. Within each park's regional market area, the principal factors affecting competition include location, price, the uniqueness and perceived quality of the rides and attractions in a particular park, the atmosphere and cleanliness of a park and the quality of its food and entertainment.

RISKS ASSOCIATED WITH A CHANGE OF CONTROL


    Upon a Change of Control, the Company will be required to offer to repurchase all outstanding SFEC Senior Notes at 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase. However, there can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchases of the SFEC Senior Notes tendered or that restrictions in the Six Flags Credit Facility and the SFTP Indenture will allow the Company to make such required repurchases. In addition, a Change of Control would constitute an event of default under the Six Flags Credit Facility. Notwithstanding these provisions, the Company could enter into certain transactions, including certain recapitalizations, that would not constitute a Change of Control but would increase the amount of debt outstanding at such time. See "Description of Notes--Repurchase at Option of Holders."



    By virtue of the Six Flags Transactions, SFTP will be required to make an offer to purchase the SFTP Senior Subordinated Notes. See "--Risks Associated with Substantial Indebtedness and Other Obligations." Warner Bros. can terminate the license agreement being entered into in connection with the Six Flags Agreement if persons engaged in the movie or television industries or party to a material judicial proceeding pending against Time Warner obtain control of Premier. See "Business--Licenses."


ABSENCE OF PUBLIC MARKET

    There is no existing trading market for the SFEC Senior Notes. The Company does not intend to apply for listing of the SFEC Senior Notes on any securities exchange. The Underwriters have advised the Company that they currently intend to make a market in the SFEC Senior Notes. However, they are not obligated to do so and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the prices or liquidity of, or trading markets for, the SFEC Senior Notes. The liquidity of any market for the SFEC Senior Notes will depend upon the number of holders of SFEC Senior Notes, the interest of securities dealers in making a market in the SFEC Senior Notes, and other factors. The absence of an active market for the SFEC Senior Notes could adversely affect the liquidity of the SFEC Senior Notes. Even if such a market were to develop, the SFEC Senior Notes could trade at prices that may be lower than their initial offering price as a result of many factors, including prevailing interest rates and the Company's operating results and financial condition at the time. The liquidity of, and trading markets for, the SFEC Senior Notes may also be adversely affected by general declines in the market for non-investment grade debt.

IMPACT OF YEAR 2000 ISSUE

    An issue exists for all companies that rely on computers as the year 2000 approaches. The "Year 2000" problem is the result of the past practice in the computer industry of using two digits rather than four to identify the applicable year. This practice will result in incorrect results when computers perform arithmetic operations, comparisons or data field sorting involving years later than 1999. The Company has completed plans to ensure year 2000 compliance and started conversions of applications beginning in 1996. These modifications and replacements are expected to be completed by January 1999. Costs in connection with any such modifications are not expected to be material. However, if such modifications are not completed in a timely manner, the Year 2000 problem may have a material adverse impact on the operations of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of Year 2000 Issue."

                                USE OF PROCEEDS


    The net proceeds to be received by the Company from the Offering, after deducting estimated underwriting discounts and commissions and estimated expenses payable by the Company, will be approximately $163.6 million. The net proceeds from the Offering, together with certain additional funds, will be deposited in escrow to repay in full the SFEC Zero Coupon Senior Notes at or prior to maturity on December 15, 1999. See "Description of Notes--Escrow of Proceeds."

                                 CAPITALIZATION


    The following table sets forth as of December 28, 1997, (i) the actual consolidated capitalization of the Company and (ii) the pro forma consolidated capitalization of the Company after giving effect to the Six Flags Transactions and other related financings. This table should be read in conjunction with the consolidated financial statements of the Company, "Unaudited Pro Forma Combined Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.



                                                                                         DECEMBER 28, 1997
                                                                                     --------------------------
                                                                                       ACTUAL
                                                                                     ----------
                                                                                                   PRO FORMA
                                                                                                 --------------
                                                                                                  (UNAUDITED)
                                                                                           (IN THOUSANDS)
Cash and cash equivalents..........................................................  $   16,805   $    117,100(1)
                                                                                     ----------  --------------
                                                                                     ----------  --------------

Restricted-use investments.........................................................  $   --       $    175,030(2)
                                                                                     ----------  --------------
                                                                                     ----------  --------------
Short-term debt(3).................................................................  $   56,633   $      1,000
                                                                                     ----------  --------------
                                                                                     ----------  --------------
Long-term debt (excluding current maturities):
    Six Flags Credit Facility......................................................  $   --       $    419,000
    SFEC Senior Notes..............................................................      --            170,000
    Existing Credit Facility.......................................................     322,370        --
    SFEC Zero Coupon Senior Notes..................................................     161,074        170,100(2)(4)
    SFTP Senior Subordinated Notes.................................................     269,925        303,500(4)
                                                                                     ----------  --------------
        Total long-term debt.......................................................     753,369      1,062,600(2)
Stockholders' equity (deficit).....................................................     (22,327)       990,092
                                                                                     ----------  --------------
        Total capitalization.......................................................  $  731,042   $  2,052,692
                                                                                     ----------  --------------
                                                                                     ----------  --------------


------------------------


(1) Represents amount available to prefund capital expenditures and working capital. See "Prospectus Summary -- The Six Flags Transaction."



(2) The pro forma amount for the SFEC Zero Coupon Senior Notes and total long-term debt do not give effect to the repayment of the SFEC Zero Coupon Senior Notes at or prior to maturity on December 15, 1999, from the net proceeds of the Offering, together with additional funds. Pending such use, the net proceeds and additional funds will be placed in escrow. See "Use of Proceeds" and "Description of Notes -- Escrow of Proceeds."



(3) Represents short-term debt and current portion of long-term debt, including $1.0 million pro forma in respect of the Six Flags Credit Facility.



(4) Represents fair market value of such indebtedness at December 28, 1997. Actual accreted amounts outstanding at December 28, 1997 were $161.1 million for the SFEC Zero Coupon Senior Notes and $269.9 million for the SFTP Senior Subordinated Notes.

         SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA


    The following selected historical financial and operating data, except for attendance and revenue per visitor data, of the Company as of December 29, 1996 and December 28, 1997 and for each of the three years in the period ended December 28, 1997 are derived from the financial statements (audited in the case of all annual periods) of the Company appearing elsewhere in this Prospectus. The historical and operating data include the results of the Co-Venture Parks which are being transferred to Premier as part of the Six Flags Transactions.



    The following selected pro forma financial and operating data of the Company as of and for the year ended December 28, 1997 have been derived from the Unaudited Pro Forma Financial Statements appearing elsewhere in this Prospectus. The pro forma financial and operating data are presented for informational purposes only, have been prepared based on estimates and assumptions deemed by Premier to be appropriate and do not purport to be indicative of the financial position or results of operations which would actually have been attained if the relevant acquisition had occurred on the assumed date or which may be achieved in the future.



                                                                                                    YEAR ENDED
                                                                                                   DECEMBER 28,
                                                                 YEAR ENDED    YEAR ENDED              1997
                                                                DECEMBER 31,  DECEMBER 29,  --------------------------
                                                                    1995          1996
                                                                ------------  ------------    ACTUAL     PRO FORMA(1)
                                                                                                          (UNAUDITED)
                                                                 (IN THOUSANDS, EXCEPT RATIO AND PER VISITOR AMOUNTS)
STATEMENT OF OPERATIONS DATA(2):
Revenue:
  Operating services..........................................   $  366,665    $  405,558    $ 427,569    $   321,519
  Sales of products and other.................................      262,792       275,318      281,097        210,353
                                                                ------------  ------------  -----------  -------------
    Total.....................................................      629,457       680,876      708,666        531,872
                                                                ------------  ------------  -----------  -------------
Costs and expenses:
  Operating, general and administrative.......................      388,137       419,756      443,359        299,167
  Cost of products sold.......................................       91,138       105,988      101,239         77,830
  Depreciation and amortization...............................       83,444        87,417       84,493         77,591
                                                                ------------  ------------  -----------  -------------
    Total.....................................................      562,719       613,161      629,091        454,588
                                                                ------------  ------------  -----------  -------------
Income from operations(3).....................................       66,738        67,715       79,575         77,284
Other income (expense):
  Interest expense, net.......................................      (63,282)      (76,530)     (84,430)       (83,671)
  Minority interest...........................................       --            (1,297)       1,147           (516)
                                                                ------------  ------------  -----------  -------------
    Total.....................................................      (63,282)      (77,827)     (83,283)       (84,187)
                                                                ------------  ------------  -----------  -------------
Income (loss) before income taxes.............................        3,456       (10,112)      (3,708)        (6,903)
Income tax expense............................................        6,743         5,137       --             17,453
                                                                ------------  ------------  -----------  -------------
Net loss......................................................   $   (3,287)   $  (15,249)   $  (3,708)   $   (24,356)
                                                                ------------  ------------  -----------  -------------
                                                                ------------  ------------  -----------  -------------
OTHER DATA:
EBITDA(4).....................................................   $  150,182    $  155,132    $ 164,068    $   154,875
Net cash provided by operating activities(5)..................   $  124,587    $  128,602    $ 110,303    $   100,206
Capital expenditures..........................................   $   45,578    $   75,627    $  67,675(6)  $    67,675(6)
Total attendance..............................................       21,830        22,796       22,229         16,500
Revenue per visitor...........................................   $    28.83    $    29.87    $   31.88    $     32.23
Net debt/EBITDA(7)............................................                                                    4.8x
Total debt/EBITDA(7)..........................................                                                    5.6x
EBITDA/cash interest expense(7)...............................                                                    3.1x
EBITDA/total interest expense(7)..............................                                                    1.8x
Ratio of earnings to fixed charges(8).........................          1.1x           (8)          (8)            (8)
Ratio of earnings to combined fixed charges and preferred
    stock dividends(8)........................................           (8)           (8)          (8)            (8)

                                                                                                   DECEMBER 28,
                                                                                                       1997
                                                                              DECEMBER 29,  --------------------------
                                                                                  1996
                                                                              ------------    ACTUAL     PRO FORMA(9)
                                                                                                          (UNAUDITED)
                                                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................................   $   45,587    $  16,805    $   117,100(10)
Total assets................................................................   $  826,767    $ 864,690    $ 2,162,276
Total long-term debt........................................................   $  714,993    $ 753,369    $ 1,062,600
Total debt..................................................................   $  754,910    $ 810,002    $ 1,063,600
Stockholders' equity (deficit)..............................................   $  (23,571)   $ (22,327)   $   990,092


------------------------------


(1) The pro forma financial and operating data for the year ended December 28, 1997 give effect to the Six Flag Transactions as if they had occurred on December 30, 1996, the first day of the Company's 1997 fiscal year. See "Unaudited Pro Forma Financial Statements--Unaudited Pro Forma Statement of Operations" generally and with respect to certain assumptions used in respect of the financings.



(2) Prior to the Six Flags Acquisition, the Company, through two subsidiaries, was the general partner in the Co-Venture Partnerships. For the historical periods presented, the Company accounted for the Co-Venture Parks as co-ventures, i.e., their revenues and expenses (excluding partnership depreciation) were included in the Company's consolidated statements of operations and the net amounts distributed to the limited partners were deducted as expenses. Except for the limited partnership units in the Georgia park owned by the Company at December 28, 1997, the Company had no rights or title to the Co-Venture Parks' assets or to the proceeds from any sale of the Co-Venture Parks' assets or liabilities during the periods presented. Accordingly, the Company's consolidated balance sheets do not include any of the Co-Venture Parks' assets. The investment in the Co-Venture Parks included in the Company's historical consolidated balance sheets represented (i) the Company's interest in the estimated future cash flows from the operations of the Co-Venture Parks, which was amortized over the life of the partnership agreements, and (ii) the value of limited partnership units purchased pursuant to the 1997 tender offer relating to the Georgia park. The Co-Venture Parks contributed revenues of $160.6 million, $152.0 million and $176.8 million to the Company in the fiscal years 1995, 1996 and 1997, respectively. During these three fiscal years, the Co-Venture Parks contributed EBITDA of $36.8 million, $24.3 million and $34.7 million, respectively (after payment of $11.6 million, $8.1 million and $21.3 million, respectively, to the limited partners). In 1995, 1996 and 1997, the Co-Venture Parks produced $48.4 million, $32.4 million and $56.0 million of EBITDA, respectively. In connection with the Six Flags Transactions, SFEC is transfering its interests in the Co-Venture Parks to Premier. As a result, the Company will have no interest in the revenue, cash flow or assets of the Co-Venture Parks following consummation of the Offering. The pro forma financial statements give effect to the disposition of the Company's investment in the Co-Venture Parks. See "Unaudited Pro Forma Financial Statements."



(3) Income from operations is revenue less operating, general and administrative expenses, costs of products sold and depreciation and amortization.



(4) EBITDA is defined as earnings before interest expense, net, income tax expense (benefit), depreciation and amortization and minority interest. The Company has included information concerning EBITDA because it is used by certain investors as a measure of the Company's ability to service and/or incur debt. EBITDA is not required by GAAP and should not be considered in isolation or as an alternative to net income, net cash provided by operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company's operating performance. This information should be read in conjunction with the consolidated statements of cash flows contained in the financial statements included elsewhere herein.



(5) During each of the years ended December 31, 1995, December 29, 1996 and December 28, 1997, the Company's net cash used in investing activities was approximately $93.9 million, $81.2 million and $149.7 million, respectively. During these periods, net cash provided by (used in) financing activities was approximately $10.6 million, $(52.2) million and $10.6 million, respectively.



(6) Does not include amount expended ($62.7 million) by the Company to purchase interests in the limited partners of the Co-Venture Partnerships.



 (7) Total debt/EBITDA and Net debt/EBITDA include total outstanding pro forma indebtedness of the Company (excluding the SFEC Zero Coupon Senior Notes) in the accreted principal amount of $859.9. Net debt deducts from total outstanding pro forma indebtedness $117.1 million (representing pro forma cash and cash equivalents). See "Capitalization." EBITDA/cash interest expense is calculated using pro forma cash interest expense of $50.6 million. EBITDA/total interest expense is calculated using pro forma total interest expense of $83.8 million (excluding interest on the SFEC Zero Coupon Senior Notes).



(8) For the purpose of determining the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends, earnings consist of income (loss) before income taxes and fixed charges. Fixed charges consist of interest expense net of interest income, amortization of deferred financing costs and discount or premium relating to indebtedness and the portion (approximately one-third) of rental expense that management believes represents the interest component of rent expense. During the two fiscal years ended December 28, 1997, the Company's earnings were insufficient to cover fixed charges by $10.1 million and $3.7 million, respectively. During the three fiscal years ended December 28, 1997, earnings were insufficient to cover combined fixed charges and preferred stock dividends by $9.7 million, $36.5 million and $33.6 million, respectively. On a pro forma basis, for the year ended December 28, 1997, the Company's earnings would have been insufficient to cover fixed charges and combined fixed charges and preferred stock dividends by $6.9 million and $6.9 million, respectively.



(9) The pro forma balance sheet data give effect to the Six Flags Transactions (including the transfer of the Company's interests in the Co-Venture Parks to Premier) as if they had occurred on December 28, 1997. Pro forma total long-term debt and total debt include the SFEC Zero Coupon Senior Notes as well as the SFEC Senior Notes. For pro forma total long-term debt and total debt, the SFEC Zero Coupon Senior Notes and SFTP Senior Subordinated Notes are both stated at fair market value rather than at accreted amount. See "Capitalization" and "Unaudited Pro Forma Financial Statements--Unaudited Pro Forma Balance Sheet."



(10) Represents amount to prefund capital expenditures and working capital. See "Prospectus Summary--The Six Flags Transactions."

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS


    The following unaudited pro forma financial statements (the "Pro Forma Financial Statements") of the Company are based upon and should be read in conjunction with the historical financial statements of the Company, which are included elsewhere in this Prospectus.



    The Six Flags Acquisition will be accounted for using the purchase method of accounting. Accordingly, Premier's acquisition cost related to Six Flags has been "pushed-down" to the assets, liabilities and equity of Six Flags. Premier is financing the acquisition of Six Flags through issuance of Premier Common Stock, Seller Preferred Stock and PInES, as well as issuance of New Premier Notes. The New Premier Notes, PInES and Seller Preferred Stock are not guaranteed by the Company and are not reflected in the accompanying Pro Forma Financial Statements. Allocations of the purchase price have been determined based upon estimates of fair value. The final allocation of the purchase price may differ from these preliminary estimates due to the final allocation being based on the completion of valuations of certain acquired assets and assumed liabilities and evaluation of such items by Premier's management.



    The unaudited pro forma statement of operations for the year ended December 28, 1997 gives effect to the Six Flags Acquisition, and the associated financings as if they had occurred on December 30, 1996, the first day of the 1997 fiscal year of Six Flags. In connection with the Six Flags Transactions, the Company is transferring its interests in the Co-Venture Parks to Premier. The Pro Forma Financial Statements give effect to the transfer of the Company's investment in the Co-Venture Parks.



    The unaudited pro forma balance sheet is presented as if the Six Flags Acquisition and the associated financings occurred on December 28, 1997, the last day of the 1997 fiscal year of Six Flags.



    The Pro Forma Financial Statements are for informational purposes only, have been prepared based upon estimates and assumptions deemed by Premier to be appropriate and do not purport to be indicative of the financial position or results of operations which would actually have been attained if the acquisition had occurred as presented in such statements or which could be achieved in the future.

                      SIX FLAGS ENTERTAINMENT CORPORATION
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 28, 1997
                     (IN THOUSANDS, EXCEPT FOR RATIO DATA)



                                                         HISTORICAL    CO-VENTURE     PRO FORMA      COMPANY
                                                         SIX FLAGS   ADJUSTMENTS(1)  ADJUSTMENTS    PRO FORMA
                                                         ----------  --------------  -----------  -------------
REVENUE:
Theme park admissions..................................  $  368,139    $  (93,946)    $  --       $     274,193
Theme park food, merchandise, and other................     340,527       (82,848)       --             257,679
                                                         ----------  --------------  -----------  -------------
    Total revenue......................................     708,666      (176,794)       --             531,872
                                                         ----------  --------------  -----------  -------------
OPERATING COSTS AND EXPENSES:
Operating expenses.....................................     330,033      (100,445)      (12,596)(2)       216,992
Selling, general and administrative....................     113,326       (17,474)      (13,677)(3)        82,175
Costs of products sold.................................     101,239       (24,137)          728(4)        77,830
Depreciation and amortization..........................      84,493       (12,107)        5,205(5)        77,591
                                                         ----------  --------------  -----------  -------------
    Total operating costs and expenses.................     629,091      (154,163)      (20,340)        454,588
                                                         ----------  --------------  -----------  -------------
Income (loss) from operations..........................      79,575       (22,631)       20,340          77,284
OTHER INCOME (EXPENSE):
Interest expense, net..................................     (84,430)       --               759(6)       (83,671)
Minority interest......................................       1,147        --            (1,663)(7)          (516)
                                                         ----------  --------------  -----------  -------------
    Total other income (expense).......................     (83,283)       --              (904)        (84,187)
Income (loss) before income taxes......................      (3,708)      (22,631)       19,436          (6,903)
Income tax expense.....................................      --            --            17,453(8)        17,453
                                                         ----------  --------------  -----------  -------------
Net income (loss)......................................  $   (3,708)   $  (22,631)    $   1,983   $     (24,356)
                                                         ----------  --------------  -----------  -------------
                                                         ----------  --------------  -----------  -------------
EBITDA (9).............................................  $  164,068    $  (34,738)    $  25,545   $     154,875
                                                         ----------  --------------  -----------  -------------
                                                         ----------  --------------  -----------  -------------
Net cash provided by operating activities..............  $  110,303    $  (34,738)    $  24,641   $     100,206
                                                         ----------  --------------  -----------  -------------
                                                         ----------  --------------  -----------  -------------
Ratio of earnings to fixed charges.....................     (10)                                      (10)
Ratio of earnings to combined fixed charges and
  preferred stock dividends............................     (10)                                      (10)


See accompanying notes to unaudited pro forma statement of operations.

                      SIX FLAGS ENTERTAINMENT CORPORATION
              NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 28, 1997
                                 (IN THOUSANDS)


BASIS OF PRESENTATION


    The accompanying unaudited pro forma statement of operations for the year ended December 28, 1997, has been prepared based upon certain pro forma adjustments to historical financial information of the Company. Premier's acquisition of the capital stock of the Company is scheduled to be completed in the second quarter of 1998.



    The unaudited pro forma statement of operations for the year ended December 28, 1997, has been prepared assuming the Six Flags Acquisition, the related financings, and the transfer of the Company's interests in the Co-Venture Parks to Premier had occurred on December 30, 1996, the first day of the Company's 1997 fiscal year. The unaudited pro forma statement of operations should be read in conjunction with the consolidated financial statements of the Company and notes thereto included elsewhere herein.


PRO FORMA ADJUSTMENTS


(1) Represents results of the Six Flags Over Texas and Six Flags Over Georgia theme parks. Prior to the Six Flags Acquisition, Six Flags included the results of the Co-Venture Partnerships (excluding partnership depreciation) in Six Flags' consolidated statements of operations and the net amounts paid to the limited partners thereof were reflected as an operating expense. In connection with the Six Flags Transactions, the Company is transferring its interests in the Co-Venture Parks to Premier. The pro forma statement of operations gives effect to the transfer of the Company's investment in the Co-Venture Parks.



(2) Adjustments reflect anticipated reductions in park-level operating expenses of $12,596.



(3) Adjustments reflect anticipated reductions in selling, general and administrative expenses of $13,677 (including national advertising and promotion expenses, insurance, and other expenses, net of reduction of accrued restructuring costs and other non-recurring items).



(4) Adjustments reflect elimination of $728 of non-recurring benefits from reversing previously accrued expenses at Six Flags during 1997.



(5) Adjustments reflect the elimination of historical depreciation of $58,902 and the inclusion of estimated pro forma depreciation of $25,937 and the elimination of historical amortization of $13,484 (after reduction of $12,107 of amortization related to the Co-Venture Partnerships) and the inclusion of estimated pro forma amortization of $51,654. Depreciation by Premier is based on useful lives of 20 years and intangible assets are amortized over 25 years. The pro forma value of property and equipment is estimated to be consistent with the historical recorded value. Thus, the net pro forma reduction of Six Flags depreciation is a result of longer average lives used by Premier. The increase in Six Flags net pro forma amortization results from the increase in the pro forma amount of intangible assets and the amortization of such costs over 25 years. The allocation of the Six Flags purchase price to property and equipment, based on book value, and to intangible assets based on the excess of the purchase price over the estimated value of the acquired net assets is subject to adjustment. The final allocation of the purchase price may differ from these preliminary estimates due to the final allocation being based on the completion of valuations of certain acquired assets and assumed liabilities and management's evaluation of such items.



(6) Adjustments reflect the interest expense associated with the SFEC Senior Notes, and the Six Flags Credit Facility net of the elimination of the interest expense associated with the credit facility previously outstanding, as if the purchase of Six Flags had occurred on December 30, 1996, the first

                      SIX FLAGS ENTERTAINMENT CORPORATION
        NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS (CONTINUED)
                          YEAR ENDED DECEMBER 28, 1997
                                 (IN THOUSANDS)


    day of the 1997 fiscal year of Six Flags. Issuance costs associated with the new borrowings are being amortized over the respective terms. The components of the adjustments are as follows:



  Interest expense on SFEC Senior Notes (assuming a 9 1/2% interest
    rate)............................................................    (16,150)
  Interest expense on Six Flags Credit Facility (assuming an 8.198%
    interest rate)...................................................    (34,432)
  Interest expense from amortization of issuance costs...............     (1,826)
  Interest expense from commitment fee on the Six Flags Credit
    Facility.........................................................       (260)
  Elimination of historical interest expense.........................     53,427
                                                                       ---------
                                                                       $     759
                                                                       ---------
                                                                       ---------



    A 0.125% change in the interest rates on the SFEC Senior Notes and Six Flags Credit Facility would increase interest expense, net, by $738.



(7) Adjustment reflects the increase of $1,663 relating to the minority interest owner's share of operations related to anticipated net cost reductions at Fiesta Texas reflected above.



(8) Adjustments reflects the application of income taxes to the co-venture and pro forma adjustments, after consideration of permanent differences related to the non-deductible pro forma amortization of the intangible assets, at a rate of 39%.



(9) EBITDA is defined as earnings before interest expense, net, income tax expense (benefit), depreciation and amortization and minority interest. The Company has included information concerning EBITDA because it is used by certain investors as a measure of the Company's ability to service and/ or incur debt. EBITDA is not required by GAAP and should not be considered in isolation or as an alternative to net income, net cash provided by operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company's operating performance. This information should be read in conjunction with the consolidated statements of cash flows contained in the financial statements included elsewhere herein.



(10) On an historical basis, for the year ended December 28, 1997, the Company's earnings would have been insufficient to cover fixed charges and combined fixed charges and preferred stock dividends by $3.7 million and $33.6 million, respectively. On a pro forma basis for such year, earnings were insufficient to cover fixed charges and combined fixed charges and preferred stock dividends by $6.9 million and $6.9 million, respectively.

                      SIX FLAGS ENTERTAINMENT CORPORATION
                       UNAUDITED PRO FORMA BALANCE SHEET
                               DECEMBER 28, 1997
                                 (IN THOUSANDS)



                                                                         HISTORICAL   PRO FORMA      COMPANY
                                                                         SIX FLAGS   ADJUSTMENTS    PRO FORMA
                                                                         ----------  ------------  ------------
ASSETS:
Current Assets:
Cash and cash equivalents..............................................  $   16,805  $    402,620(1) $    117,100
                                                                                         (348,325 (2)
                                                                                           46,000(3)
Accounts receivable....................................................       7,258                       7,258
Inventories............................................................      14,338                      14,338
Prepaid expenses and other current assets..............................      11,899       --             11,899
                                                                         ----------  ------------  ------------
    Total current assets...............................................      50,300       100,295       150,595
Deferred charges.......................................................      20,171        12,350(1)       12,350
                                                                                          (20,171 (2)
Restricted-use investments.............................................          --       175,030(1)      175,030
Deposits and other.....................................................      26,784        25,000(2)       40,800
                                                                                          (10,984 (2)
                                                                         ----------  ------------  ------------
    Total other assets.................................................      46,955       181,225       228,180
Investment in theme parks, net.........................................      78,370       (78,370 (3)      --
Property and equipment, net............................................     492,137       --            492,137
Intangible assets, net.................................................     196,928     1,094,436(2)    1,291,364
                                                                         ----------  ------------  ------------
    Total assets.......................................................  $  864,690  $  1,297,586  $  2,162,276
                                                                         ----------  ------------  ------------
                                                                         ----------  ------------  ------------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT):
Current Liabilities:
Accounts payable and accrued expenses..................................  $   61,014  $    --       $     61,014
Accrued interest payable...............................................       3,431        (3,431 (2)      --
Current maturities of long-term debt and short term borrowings.........      56,633         1,000(1)        1,000
                                                                                          (56,633 (2)
                                                                         ----------  ------------  ------------
    Total current liabilities..........................................     121,078       (59,064)       62,014
Long-term debt.........................................................     753,369       589,000(1)    1,062,600
                                                                                         (279,769 (2)
Other long-term liabilities............................................      12,570        35,000(2)       47,570
Stockholders' equity (deficit).........................................     (22,327)       22,327(2)      990,092
                                                                                        1,022,462(2)
                                                                                          (32,370 (3)
                                                                         ----------  ------------  ------------
    Total liabilities and stockholders' equity (deficit)...............  $  864,690  $  1,297,586  $  2,162,276
                                                                         ----------  ------------  ------------
                                                                         ----------  ------------  ------------


See accompanying notes to unaudited pro forma balance sheet.

                      SIX FLAGS ENTERTAINMENT CORPORATION
                   NOTES TO UNAUDITED PRO FORMA BALANCE SHEET
                               DECEMBER 28, 1997
                                 (IN THOUSANDS)


BASIS OF PRESENTATION


    The accompanying unaudited pro forma balance sheet as of December 28, 1997, has been prepared based on certain pro forma adjustments to historical financial information of the Company.



    The unaudited pro forma balance sheet as of December 28, 1997, has been prepared assuming the Six Flags Acquisition and the related financings occurred on December 28, 1997. The unaudited pro forma balance sheet should be read in conjunction with the consolidated financial statements of the Company, and notes thereto included elsewhere herein.



PRO FORMA ADJUSTMENTS



(1) Adjustment reflects the following debt proceeds and issuance costs:



Debt:
    SFEC Senior Notes...............................................  $ 170,000
    Six Flags Credit Facility.......................................    420,000
                                                                      ---------
                                                                        590,000
Less debt issuance costs............................................     12,350
                                                                      ---------
                                                                      $ 577,650
                                                                      ---------
                                                                      ---------



    As part of the Six Flags Transactions, the Company will be establishing restricted-use investments of $175,030 related to the repayment of the SFEC Zero Coupon Senior Notes.



(2) Adjustment reflects the purchase by Premier of the outstanding capital stock of Six Flags. A $25,000 indemnity escrow will be established from the purchase price to fund indemnification claims of Premier under the Six Flags Agreement. The indemnity escrow is reflected as a deposit and as an other long-term liability. As of December 28, 1997, Six Flags had $810,002 of debt outstanding. The Company will refinance outstanding indebtedness of $379,003 ($348,500 at SFTP and $30,503 at SFEC) and $3,431 of accrued interest and assume $430,999 of long-term debt. In order to repay the debt at SFEC, Premier intends to contribute and/or advance to SFEC cash to the extent required. For purposes of the pro forma balance sheet it is anticipated that $34,109 will be contributed by Premier.



   The purchase price and debt repayment will be funded from proceeds of the Premier Common Stock and EqPINES offerings and the proceeds from the New Six Flags Credit Facility. The acquisition will be accounted for using the purchase method of accounting. Accordingly, the cost of the acquisition has been "pushed down" to the assets, liabilities and equity of the Company. Allocation of the purchase price for purposes of the pro forma balance sheet was based upon estimated fair values of assets and liabilities. Fair value of assets and liabilities approximate recorded historical amounts, except for the fair value of the assumed debt and certain other assets, investments and deferred charges. The fair value of the assumed debt was $42,601 higher than the recorded value (which amount is reflected as a reduction in the repayment of long term debt of $322,370, for a net reduction in long term debt of $279,769) and certain other assets were reduced by $31,155 (including $20,171 of deferred charges and $10,984 of deposits and other). Additionally, $10,000 of liabilities related to changes in contractual agreements and other obligations are reflected as other long-term liabilities. Purchase price in excess of the estimated fair value of the acquired net assets has been reflected as an increase in intangible assets.



(3) As part of the Six Flags Transactions, the Company will be transferring its interests in the Co-Venture Parks to Premier. The pro forma balance sheet reflects the receipt by the Company of $46,000 from Premier representing the fair market value of such interests held directly or indirectly by SFTP. The interests held by SFEC are being transferred as a distribution by SFEC to Premier immediately following the Six Flags Acquisition. The difference between historical recorded value and the payment is reflected as a reduction of Premier's contribution of capital.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


GENERAL


    The Company's revenues are derived principally from the sale of tickets for entrance to its parks, parking and corporate sponsorships (approximately 58.3%, 59.6% and 60.3% in the years ended December 31, 1995, December 29, 1996 and December 28, 1997, respectively) and the sale of food, merchandise, gasoline, games and attractions inside its parks and other income (approximately 41.7%, 40.4% and 39.7% in the years ended December 31, 1995, December 29, 1996 and December 28, 1997, respectively). The Company's principal costs of operations include salaries and wages, fringe benefits, advertising, outside services, maintenance, utilities and insurance. The Company's expenses are relatively fixed. Costs for full-time employees, maintenance, utilities, advertising and insurance do not vary significantly with attendance, thereby providing the Company with a significant degree of operating leverage as attendance increases and fixed costs per visitor decrease.



    Prior to the Six Flags Acquisition, the Company, through two subsidiaries, was the general partner in the Co-Venture Partnerships. For the historical periods presented, the Company accounted for the Co-Venture Parks as co-ventures, i.e., their revenues and expenses (excluding partnership depreciation) were included in the Company's consolidated statements of operations and the net amounts distributed to the limited partners were deducted as expenses. Except for the limited partnership units in the Georgia park owned by the Company at December 28, 1997, the Company had no rights or title to the Co-Venture Parks' assets or to the proceeds from any sale of the Co-Venture Parks' assets or liabilities during the periods presented. Accordingly, the Company's historical consolidated balance sheets did not include any of the Co-Venture Parks' assets. The investment in the Co-Venture Parks included in the Company's historical consolidated balance sheets represented (i) the Company's interest in the estimated future cash flows from the operations of the Co-Venture Parks, which was amortized over the life of the partnership agreements, and (ii) the value of Limited Partnership units purchased pursuant to the tender offer relating to the Georgia park. The Co-Venture Parks contributed revenues of $160.6 million, $152.0 million and $176.8 million to the Company in the fiscal years 1995, 1996 and 1997, respectively.



    In connection with the Six Flags Transaction, SFEC is transferring its interests in the Co-Venture Parks to Premier. Accordingly, cash flows from these parks will not be available to service the debt of SFEC (including the SFEC Senior Notes) and the Company will have no interest in the revenues or cash flows of the Co-Venture Parks following consummation of the Offering. The discussion below includes the results of the Co-Venture Parks which are being transferred to Premier as part of the Six Flags Transactions.



    Due to the change of control that will result from the Six Flags Acquisition, the Company will recognize substantial noncash compensation expense in 1998 immediately prior to Premier's purchase of the Company by virtue of the vesting of certain restricted stock and stock options. Such expense will be included as part of the purchase price of Premier and will not be reflected as an expense subsequent to the Six Flags Acquisition.


RESULTS OF OPERATIONS

YEARS ENDED DECEMBER 28, 1997 AND DECEMBER 29, 1996


    REVENUES. Revenues aggregated $708.7 million in 1997, compared to $680.9 million in 1996. The 4.1% increase in revenues is attributable to higher spending per guest, partially offset by decreased attendance. The average ticket spending per guest increased 8.1% as a result of selected price increases and reductions in ticket discounts. Average in-park spending per guest increased 4.4% primarily from gains in food service, stemming from improved processes, quality and service and increases in games, attractions and parking spending. Attendance declined by 2.5% primarily due to the postponement of the linear induction motor ("LIM") coasters at three of the Company's parks, poor early-season weather and increased competition in the San Antonio market. The declines were offset, in part, by a substantial increase in attendance in 1997 at the Georgia park after a low attendance level at that park in 1996 due largely to the effects of the Atlanta Olympics during that summer. The Company expects all three LIM's to be operational for the 1998 season.



    OPERATING, GENERAL AND ADMINISTRATIVE. Operating, general and administrative expenses were $443.4 million in 1997, compared to $419.8 million for 1996. As a percentage of revenues, these expenses constituted 62.6% for 1997 and 61.6 % for 1996. The increase over 1996 expenses related primarily to increased distributions to the limited partners of the Georgia park along with higher compensation and maintenance expenses, which were partially offset by reduced advertising costs and the reversal of expense accruals of approximately $7.3 million during 1997 that were no longer deemed necessary. Limited partner distributions increased as a result of the new arrangements entered into in March 1997 with respect to the Georgia Co-Venture Partnership. The higher compensation costs resulted from higher average seasonal wage rates, additional operating hours in 1997, and a return to full staffing at the Georgia park after reduced requirements in 1996. Higher maintenance costs were incurred to repair major rides and facilities to enhance park operations. Advertising costs were down due to lower spending by the Georgia park, which incurred much higher advertising expense levels in 1996 as a result of the Olympics. Additionally, the postponed opening of the LIM coasters resulted in reduced advertising costs at three of the Company's parks.



    COSTS OF PRODUCTS SOLD. Costs of products sold were $101.2 million for 1997 compared to $106.0 million for 1996. Costs of products sold as a percentage of theme park food, merchandise and other decreased from 38.4% in 1996 to 36.0% in 1997. The $4.7 million or 4.5% decrease from 1996 resulted primarily from centralized procurement of key food items and a shift in sales to higher margin food products sold.



    DEPRECIATION, AMORTIZATION AND INTEREST EXPENSE. Depreciation and amortization expense was $84.5 million for 1997 as compared to $87.4 million in 1996. The decrease resulted from lower amortization of the investment in the Co-Venture Parks related to the Georgia Co-Venture Park as a result of the amendments in 1997 to the structure of the Georgia Co-Venture Partnership. Interest expense, net, increased $7.9 million in 1997, as compared to 1996, primarily due to the increased average borrowings in 1997 and higher interest expense incurred by the Co-Venture Parks, partially offset by a decrease in average borrowing rates.



    INCOME TAXES. The relationship between income (loss) before taxes and income tax expense is principally affected by the amortization of the excess of costs over net assets acquired, which is non-deductible for income tax purposes. The income tax expense recorded for 1996 principally represented a valuation allowance on the Company's deferred tax assets.



    At May 25, 1997, the Company reported that it had carryforwards of approximately $123.0 million of net operating losses ("NOLs") for regular Federal income tax purposes and $35.0 million for Federal alternative minimum tax purposes. The NOLs are subject to review and potential disallowance by the Internal Revenue Service upon audit of the Federal income tax returns of the Company and its subsidiaries. In addition, the use of such NOLs is, and, as a result of the Six Flags Acquisition, the use of all of such NOLs will become, subject to limitations on the amount of taxable income that can be offset with such NOLs. Accordingly, no assurance can be given as to the timing or amount of the availability of such NOLs to the Company and its subsidiaries.


YEARS ENDED DECEMBER 29, 1996 AND DECEMBER 31, 1995


    REVENUES. Revenues aggregated $680.9 million in 1996, an 8.2% increase over 1995 revenue of $629.5 million. This increase was primarily attributable to the consolidation of Fiesta Park's operations in 1996 which accounted for approximately $52.7 million of the total increase in revenues. The resulting decrease in comparable revenues (exclusive of Fiesta Park's revenues) was due to lower attendance, offset in part by higher average spending per guest. Comparable in-park attendance declined by approximately

5.3%, while average ticket spending per guest increased approximately 6.8% and average in-park spending per guest increased approximately 3.9%. The decline in comparable in-park attendance resulted primarily from unfavorable weather experienced by several of the Company's theme parks, the adverse impact of the 1996 Summer Olympics (which were held in Atlanta) on the Georgia park and the delayed introduction of the SUPERMAN THE ESCAPE ride at Six Flags Magic Mountain (the "Superman Ride"). The delayed introduction of the Superman Ride resulted from propulsion issues with the new state-of-the-art technology incorporated into this first 100-mile per hour thrill ride. The Superman Ride opened on March 15, 1997. The increases in average ticket spending per guest and average in-park spending per guest were due to selected price increases, improvements to retail/food outlets and product offerings, and new pay-per-ride Skycoasters at Six Flag Over Texas, Six Flags Over Georgia, Six Flags AstroWorld, Six Flags St. Louis and Six Flags Magic Mountain.



    OPERATING, GENERAL AND ADMINISTRATIVE. Operating, general and administrative expenses increased from approximately $388.1 million in 1995 to approximately $419.8 million in 1996. These expenses (as a percentage of revenue) constituted approximately 61.6% and 61.7% during 1996 and 1995, respectively. The acquisition of Wet'n Wild in April 1995 (which was renamed Six Flags Hurricane Harbor (Dallas)) and the consolidation of Fiesta Park's operations accounted for approximately $39.3 million of the total increase in operating, general and administrative expenses. The resulting $7.6 million decrease in comparable expenses was primarily due to lower incentive compensation in 1996, costs accrued in 1995 in connection with the reorganization of the Company's headquarters and the absence of costs allocated from Time Warner (relating to employees of Time Warner who served as senior management of the Company during 1995) subsequent to June 1995.



    COSTS OF PRODUCTS SOLD. Costs of products sold increased from $91.1 million in 1995 to $106.0 million in 1996. A large portion of the increase (approximately 59%) was a result of the consolidation of the Fiesta Park's operations. Cost of products sold (as a percentage of in-park product revenue) constituted approximately 39.5% and 35.7%, during 1996 and 1995, respectively. Excluding Fiesta Park, costs of products sold increased by 3.8% due to increased cost for higher quality products and the mark-down/ write-off of slow moving inventory.


    DEPRECIATION, AMORTIZATION AND INTEREST EXPENSE. Depreciation and amortization expense aggregated approximately $87.4 million in 1996 and approximately $83.4 million in 1995. Interest expense, net, increased from $63.3 million in 1995 to $76.5 million in 1996, due to an increase in the average outstanding debt level combined with an increase in the average cost of debt, both of which resulted from the full year effect of the issuance of the SFTP Senior Subordinated Notes and borrowings under Six Flags' then existing credit facility, in each case, in June 1995.

    INCOME TAXES. The relationship between income (loss) before taxes and income tax expense is principally affected by the amortization of the excess of costs over net assets acquired, which is non-deductible for income tax purposes. The tax expense recorded for 1996 principally represents a valuation allowance on the Company's deferred tax assets.

LIQUIDITY, CAPITAL COMMITMENTS AND RESOURCES


    The operations of the Company are highly seasonal, with the majority of the operating season occurring between Memorial Day and Labor Day. Most of the Company's revenue is collected in the second and third quarters of each year while most expenditures for capital improvements and major maintenance are incurred when the parks are closed or operate only on weekends during the first and fourth quarters of each year. See "Risk Factors -- Effects of Inclement Weather; Seasonal Fluctuations of Operating Results." The Company employs a substantial number of seasonal employees who are compensated on an hourly basis. The Company is not subject to Federal or certain applicable state minimum wage rates in respect of its seasonal employees. However, the 1996 increase of $.90 an hour over two years in the Federal minimum wage rate, any future increase in such rate and any increase in the state minimum wage rates, may result over time in increased compensation expense for the Company as it relates to these employees as a result of competitive factors.


    During 1997, the Company generated $110.3 million in net cash provided by operating activities. Net cash used in investing activities aggregated approximately $149.7 million, $67.7 million of which represented amounts spent for capital expenditures of the Company's wholly-owned theme parks and Fiesta Texas and $62.7 million of which represented the amount expended to purchase interests in the limited partners of the Co-Venture Partnerships. Net cash provided by financing activities for 1997 aggregated $10.6 million reflecting the net borrowings under revolving lines of credit, and proceeds from other interim loans, partially offset by payments on term loans.



    At December 28, 1997, the Texas Co-Venture Partnership had a $15.0 million line of credit available for anticipated working capital requirements and the Georgia Co-Venture Partnership had a $12.5 million line of credit available for working capital, capital expenditures and partner distributions.



    In addition to its obligations under its outstanding indebtedness and preferred stock, Premier is required to (i) make minimum annual distributions of approximately $46.2 million (subject to cost of living adjustments) to its partners in the Co-Venture Parks and (ii) make minimum capital expenditures at each of the Co-Venture Parks during rolling five-year periods, based generally on 6% of such park's revenues. Cash flow from operations at the Co-Venture Parks will be used to satisfy these requirements first, before any funds are required from Premier. Premier has also agreed to purchase a maximum number of 5% per year (accumulating to the extent not purchased in any given year) of limited partnership units outstanding as of the date the Co-Venture agreements that govern the partnerships of these partnerships (to the extent tendered by the unit holders). SFEC and SFTP have guaranteed each of these obligations. The agreed price for these purchases is based on a valuation for each respective Co-Venture Park equal to the greater of (i) a value derived by multiplying its weighted-average four year EBITDA by a specified multiple (8.0 in the case of the Georgia park and 8.5 in the case of the Texas park) or (ii) $250.0 million in the case of the Georgia park and $374.8 million in the case of the Texas park. Premier's obligations with respect to Six Flags Over Georgia and Six Flags Over Texas will continue until 2027 and 2028, respectively. As Premier purchases limited partnership units, it will be entitled to the minimum distribution and other distributions attributable to such units, unless it is then in default under its obligations to its partners at the Co-Venture Parks. In addition Premier has established a restricted cash account pursuant to which Premier will deposit $75.0 million of the net proceeds of the Offerings in an account, which will be pledged as security for the Company's obligations under the Premier Discount Notes, to satisfy obligations under the arrangements relating to the Co-Venture Parks or the Subordinated Indemnity Agreement and to fund dividends on the Convertible Preferred Stock as required under the indentures that will govern the New Premier Notes. Premier estimates that its maximum unit purchase obligation for 1998, when purchases are required only for the Georgia park, will aggregate approximately $13 million (approximately $31 million for 1999, when purchases for both partnerships are required) and its minimum capital expenditures for 1998 at these parks will total approximately $11 million. In March 1998, Six Flags completed a tender offer pursuant to which it purchased approximately 33% of the outstanding limited partnership units in Six Flags Over Texas, for an aggregate price of $117.3 million, which was financed by borrowings. The Company has assumed a 25% tender for purposes of this Prospectus. Since a larger number of units were tendered, Premier will be required to refinance the additional indebtedness of Six Flags incurred by virtue thereof, and accordingly, will have less cash to prefund capital expenditure, and working capital requirements, including capital expenditures and working capital requirements of the Company. The guarantee by SFEC and SFTP of these obligations will survive the transfer of their interests in the Co-Venture Parks to Premier.



    The SFEC Senior Notes will require annual interest payments of $16.2 million and, except in the event of a change of control of the Company or certain other circumstances, will not require any principal payments prior to their maturity. The net proceeds of the Offering, together with other funds, will be deposited in escrow to repay in full SFEC Zero Coupon Senior Notes at or prior to maturity on December 15, 1999. The SFTP Senior Subordinated Notes (accreted value of $269.9 million at December 28, 1997) require interest payments of approximately $34.9 million per annum, payable semi-annually commencing December 15, 1998, and, except in certain circumstances, no principal payments are due thereon until their maturity date, June 15, 2005. Term loan borrowings under the Six Flags Credit Facility will mature on November 30, 2004 (with principal payments of $1.0 million in each of 1998--2001, $25.0 million in 2002, $40.0 million in 2003 and $303.0 million at maturity). Revolving credit borrowings under this facility ($100.0 million) mature on the fifth anniversary of the Six Flags Acquisition. Borrowings under the Six Flags Credit Facility will be guaranteed by SFEC and SFTP's domestic subsidiaries and will be secured by substantially all of the assets of SFTP and its domestic subsidiaries and by a pledge by SFEC of the stock of SFEC. See "Description of Other Company Indebtedness" and "Description of Notes."



    By reason of the Six Flags Acquisition, SFTP will be required to offer to purchase the SFTP Senior Subordinated Notes at a price equal to 101% of their accreted amount (approximately $287.9 million at June 15, 1998). On March 23, 1998, the last reported sales price of these notes was substantially in excess of their accreted amount. SFTP does not expect to be required to purchase any material amount of these Notes by reason of this offer. Although Premier has entered into discussions with lenders to provide a standby arrangement to finance the purchase of such Notes in the event any such Notes are tendered in response to such offer, there can be no assurance that such discussions will be successful or that Premier or SFTP will be able to obtain any other financing in the event that it should become necessary.



    The degree to which the Company will be leveraged following the Six Flags Transactions could have important consequences to the Company. See "Risk Factors--Risks Associated with Substantial Indebtedness and Other Obligations" and "Description of Other Company Indebtedness."



    The Company's liquidity could be adversely affected by unfavorable weather, accidents or the occurrence of an event or condition, including negative publicity or significant local competitive events that significantly reduces paid attendance and, therefore, revenue at any of its theme parks.



    On a pro forma basis, as of December 28, 1997, the Company had total outstanding indebtedness (excluding the SFEC Zero Coupon Senior Notes) in the accreted principal amount of approximately $859.9 million, including: (i) $420.0 million under the Six Flags Credit Facility, (ii) $269.9 million in accreted value at that date of SFTP Senior Subordinated Notes ($285.0 million principal amount at maturity in 2005), and (iii) $170.0 million in aggregate principal amount of SFEC Senior Notes. Indebtedness at that date also would have included $161.1 million accreted value of SFEC Zero Coupon Senior Notes, which will be repaid with the proceeds of the SFEC Senior Notes together with certain other funds at or prior to maturity on December 15, 1999. On a pro forma basis, as of December 28, 1997, the Company would have had stockholders' equity of approximately $990.1 million. On a pro forma basis, for the year ended December 28, 1997, the Company's earnings would have been insufficient to cover its fixed charges by approximately $6.9 million. In addition, the Six Flags Indentures and the Six Flags Credit Facility permit the Company to incur additional indebtedness under certain circumstances. See "Description of Other Company Indebtedness" and "Description of Notes--Certain Covenants."



    The Company's ability to make scheduled payments on, or to refinance, its indebtedness, or to fund planned capital expenditures, and Premier's ability to make scheduled payments on, or to refinance, its indebtedness (including the Guarantee), to pay dividends on its preferred stock, or to fund planned capital expenditures and its obligations under the arrangements relating to the Co-Venture Parks, will depend on their respective future performances, which, to a certain extent, are subject to general economic, financial, weather, competitive and other factors that are beyond their control. Premier's management believes that, based on current and anticipated operating results, cash flow from operations, available cash and available borrowings under the Six Flags Credit Facility will be adequate to meet the Company's future liquidity needs, including anticipated requirements for working capital, capital expenditures and scheduled debt payments, for at least the next several years. Based on current and anticipated operating results, Premier believes that cash flow from operations and available cash, available borrowings under the Credit Facilities and the net proceeds of the Offerings (to the extent not used in connection with the Six Flags Acquisition) will be adequate to meet Premier's future liquidity needs, including anticipated requirements for working capital, capital expenditures, scheduled debt and preferred stock dividends and its obligations under arrangements relating to the Co-Venture Parks, for at least the next several years. However, the Company and/or Premier may need to refinance all or a portion of their existing debt on or prior to maturity or to obtain additional financing. There can be no assurance that the Company's business will generate sufficient cash flow from operations, that currently anticipated cost savings will be realized or that future borrowings will be available under the Six Flags Credit Facility in an amount sufficient to enable the Company to service its indebtedness or to fund its other liquidity needs. Similarly, there can be no assurance that Premier's business will generate sufficient cash flow from operations or that future borrowings will be available under the Credit Facilities in an amount sufficient to enable Premier to service its indebtedness or to fund its other liquidity needs. In addition, there can be no assurance that the Company and/or Premier will be able to effect any such refinancing on commercially reasonable terms or at all. Following the Six Flags Acquisition, Six Flags will have approximately $117.1 million of cash and cash equivalents available to fund capital expenditures and working capital requirements. In addition, the Company spent approximately $18.0 million of cash in 1997 and expects to expend $41.5 million of cash in the first two quarters of 1998, to fund capital expenditures for the 1998 operating season. See "Risk Factors--Risks Associated with Substantial Indebtedness and Other Obligations."


NEWLY ISSUED ACCOUNTING STANDARDS

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and display of "comprehensive income" and its components in a set of financial statements. It requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company currently does not have any components of comprehensive income that are not included in net income.

    Also in June 1997, Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," was issued. SFAS No. 131 is effective for periods beginning after December 15, 1997. SFAS No. 131 requires that a public entity report financial and descriptive information about its reportable segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company will adopt SFAS No. 131 in 1998. However, such adoption is not expected to impact the Company's financial disclosures because the Company's current operations are limited to one reportable operating segment under SFAS No. 131's definitions.

    In January 1997, the Commission issued Release No. 33-7386, which requires enhanced descriptions of accounting policies for derivative financial instruments and derivative commodity instruments in the footnotes to financial statements. The release also requires certain quantitative and qualitative disclosure outside financial statements about market risks inherent in market risk sensitive instruments and other financial instruments. The requirements regarding accounting policy descriptions were effective for any fiscal period ending after June 15, 1997. However, because derivative financial and commodity instruments have not materially affected the Company's consolidated financial position, cash flows or results of operations, this part of the release does not affect the Company's 1997 financial statement disclosures.

IMPACT OF YEAR 2000 ISSUE

    An issue exists for all companies that rely on computers as the year 2000 approaches. The "Year 2000" problem is the result of past practices in the computer industry of using two digits rather than four to identify the applicable year. This practice will result in incorrect results when computers perform arithmetic operations, comparisons or data field sorting involving years later than 1999. The Company has completed plans to ensure year 2000 compliance and started conversions of applications beginning in 1996. These modifications and replacements are expected to be completed by January 1999. Costs in connection with any such modifications are not expected to be material. See "Risk Factors -- Impact of Year 2000 Issue."

                                    BUSINESS

GENERAL


    Prior to its acquisition by Premier, Six Flags was the largest regional theme park company, and the second largest theme park operator, in the world, based on 1997 attendance. After the Six Flags Acquisition, Six Flags will operate six regional theme parks, as well as three separately gated water parks and a wildlife safari park. The Six Flags Parks serve four of the ten largest metropolitan areas in the country: New York, Philadelphia, Los Angeles and Chicago. The Company estimates that over one-third of the population of the continental U.S. lives within a 150-mile radius of the Six Flags Parks. During 1997, the Six Flags Parks (including the Co-Venture Parks) drew, in the aggregate, approximately 68% of their patrons from within a 100-mile radius. On a pro forma basis, Six Flags' attendance, revenue and EBITDA for the year ended December 28, 1997 totaled approximately 16.5 million, $531.9 million and $154.9 million, respectively.



    The following table sets forth certain information for the Six Flags Parks:



NAME                                 TYPE OF PARK             PRIMARY MARKET             1997 ATTENDANCE     ACRES(1)
----------------------------------  ---------------  ---------------------------------  -----------------  -------------
                                                                                         (IN THOUSANDS)
Six Flags AstroWorld..............  Theme            Houston                                    1,990               90
Six Flags WaterWorld..............  Water            Houston                                      280               14
Six Flags Fiesta Texas............  Theme            San Antonio                                1,640              200
Six Flags Great Adventure.........  Theme            New York City/Philadelphia                 3,690(2)           576(2)
Six Flags Wild Safari Animal
Park..............................  Wildlife         New York City/Philadelphia                    (2)              (2)
Six Flags Great America...........  Theme            Chicago/Milwaukee                          3,040               86
Six Flags Magic Mountain..........  Theme            Los Angeles                                3,270              110
Six Flags Hurricane Harbor........  Water            Los Angeles                                  350               11
Six Flags St. Louis...............  Theme            St. Louis                                  1,690              499
Six Flags Hurricane Harbor........  Water            Dallas/Fort Worth                            560               49


------------------------
(1) Includes acreage currently dedicated to park usage. Additional acreage suitable for development exists at many of the facilities.

(2) Attendance and acreage information for Six Flags Great Adventure also includes data for the adjacent Six Flags Wild Safari Animal Park.


    Six Flags, including its predecessors, has operated regional theme parks under the Six Flags name for over 30 years. As a result, Six Flags has established a nationally-recognized brand name. Since 1991, Six Flags has used certain Warner Bros. and DC Comics characters to market its parks and to provide an enhanced family entertainment experience. These characters include BUGS BUNNY, DAFFY DUCK, TWEETY BIRD, YOSEMITE SAM, BATMAN, SUPERMAN and others. The Company utilizes these characters in marketing its parks, in theming revenue outlets and in selling character merchandise within the parks. The Company believes that its extensive use of the Warner Bros. and DC Comics characters promotes attendance, supports higher ticket prices, increases lengths-of-stay and enhances in-park spending.



    The Six Flags Parks are individually themed and provide a complete family-oriented entertainment experience. Six Flags' theme parks generally offer a broad selection of state-of-the-art and traditional thrill rides, water attractions, themed areas, concerts and shows, restaurants, game venues and merchandise outlets. In the aggregate, the Six Flags Parks offer more than 234 rides, including 45 roller coasters, making Six Flags one of the leading providers of "thrill rides" in the industry.



    Premier's management believes that the Six Flags Parks benefit from limited direct competition. The combination of limited supply of real estate appropriate for theme park development, high initial capital investment, long development lead-time and zoning restrictions provides each of the parks with a significant degree of protection from competitive new theme park openings. Based on its knowledge of the development of other theme parks in the United States, Premier's management estimates that it would cost at least $200 million and would take a minimum of two years to construct a new regional theme park comparable to Six Flags' theme parks.

    According to AMUSEMENT BUSINESS, total North American amusement/theme park attendance in 1997 was approximately 270 million. Total attendance for the 50 largest parks in North America was 167.2 million in 1997, compared to 145.0 million in 1994, representing a compound annual growth rate of 4.9%. Premier believes that this growth reflects two trends: (i) demographic growth in the 5-24 year old age group, which is expected to continue through 2010 and (ii) an increasing emphasis on family-oriented leisure and recreation activities.



OPERATING STRATEGY



    Premier believes there are substantial opportunities for continued internal growth at the Six Flags Parks. Upon consummation of the Six Flags Acquisition, Premier's management intends to apply its operating strategy to pursue growth and margin expansion at Six Flags. Premier's operating strategy seeks to increase revenues by increasing per capita spending, while also reducing corporate overhead and improving cost controls at the Six Flags Parks. The primary elements of this operating strategy applicable to the Six Flags Parks are: (i) periodically adding marketable rides and attractions; (ii) enhancing marketing and sponsorship programs; (iii) improving ticket pricing strategies; and (iv) repositioning and enhancing restaurants and merchandise and other revenue outlets. This approach is designed to exploit the operating leverage inherent in the theme park business. Once parks achieve certain critical attendance levels (which, in general, the Six Flags Parks have achieved), operating cash flow margins increase because revenue growth through incremental attendance gains and increased in-park spending is not offset by a comparable increase in operating expenses, since a large portion of such expenses is relatively fixed during any given year.



    The Six Flags Parks generally enjoy significant market penetration. Thus, although Premier's management plans to make targeted capital expenditures at the Six Flags Parks to increase their attendance and per capita spending levels, it expects to increase significantly the EBITDA of these parks primarily through increased operating efficiencies. First and most importantly, Premier believes that it can substantially reduce Six Flags' corporate overhead and other corporate-level expenses. Second, Premier expects to achieve significant improvement in park-level operating margins at the Six Flags Parks. Third, by virtue of economies of scale, Premier believes that operating efficiencies in areas such as marketing, insurance, promotion, purchasing and other expenses can be realized. Finally, Premier believes that its increased size following the Six Flags Acquisition will enable the Company to achieve savings in capital expenditures.


EXPANSION STRATEGY


    Premier may expand in the future certain of the Six Flags Parks by adding complementary attractions, such as campgrounds, lodging facilities, new water parks and concert venues. For example, Six Flags owns over 1,500 undeveloped acres adjacent to Six Flags Great Adventure (located between New York City and Philadelphia) suitable for such purposes. Additional acreage suitable for development exists at several other Six Flags Parks. See "--Environmental and Other Regulation."


ACQUISITION STRATEGY


    The U.S. regional theme park industry is highly fragmented with over 150 parks owned by over 100 operators. Premier believes that there are numerous acquisition opportunities, both in the U.S. and abroad, that can expand its business. Since 1989, Premier has pursued a strategy of acquiring and improving regional theme parks. While Premier will continue to pursue acquisitions of regional parks with attendance between 300,000 and 1.5 million annually, Premier will also consider acquisitions of larger parks or park chains (such as Six Flags). Although it anticipates making new acquisitions primarily through Premier Operations, Premier may also make acquisitions of additional parks through Six Flags.

THE THEME PARK INDUSTRY

    HISTORY


    Although there is a long history of traditional amusement parks, primarily family-owned and consisting of thrill rides and midways, the opening of Disneyland in 1955 introduced the first modern theme park. Several features of modern theme parks distinguish them from the traditional amusement park whose carnival atmosphere and thrill rides offer less to families and adults. Theme parks are designed around one central or several different themes which are consistently applied to all areas, including the rides, attractions, entertainment, food, restaurants and landscape. Modern theme parks also typically present a variety of free entertainment not found at old-style amusement parks. Theme parks also offer the visitor numerous and diverse dining establishments in order to expand length of stay and position the parks as an all-day entertainment center. Generally, theme parks also plan nighttime entertainment (such as fireworks) and special events, and keep certain rides open into the night to further extend the hours of operation. As a result of these differences, theme parks draw attendance from a wider geographic area and attract a larger number of people from within a given market. Theme parks also attract more families and group outings, and the average length of stay and per capita outlay is greater.


    The following table identifies the nine largest operators of theme park chains worldwide ranked by total attendance, showing the number and type of such parks operated by each and the aggregate attendance in 1997.


                                                           TYPE            NUMBER         1997
NAME OF OPERATOR                                          OF PARK         OF PARKS     ATTENDANCE
--------------------------------------------------  -------------------  -----------  -------------
                                                                                           (IN
                                                                                       THOUSANDS)
Disney............................................      Destination               8        86,000
PREMIER PARKS(1)..................................       REGIONAL                31        36,500
Anheuser-Busch....................................  Regional/Destination          9        20,700
Universal Studios.................................      Destination               2        14,300
Cedar Fair........................................       Regional                 7        13,400
Paramount Parks...................................       Regional                 6        12,800
Blackpool Pleasure Beach Co.(2)...................      Destination               3         8,800
The Tussauds Group(2).............................       Regional                 3         7,400
Silver Dollar City................................  Regional/Destination          5         4,900


------------------------

(1) Figures for Premier Parks reflect acquisitions made by Premier during 1997, the Walibi Acquisition and the Six Flags Acquisition as if such acquisitions had all occurred at the commencement of the 1997 season.


(2) Does not operate parks in North America.

    DESTINATION PARKS VERSUS REGIONAL PARKS


    Destination parks are those designed primarily to attract visitors generally willing to travel long distances and incur significant expense to visit the parks' attractions as part of an extended stay. To accommodate vacationers, many destination parks also include on-site lodging. Walt Disney World and Universal Studios are well-known examples of this type of park. Management believes that destination parks are typically more affected by the national economy than are regional parks. With the exception of Six Flags Magic Mountain, located in the same market as Disneyland and Universal Studios Hollywood, the Company does not believe that its parks compete directly with destination parks.


    Regional theme parks, such as those historically operated by the Company, are designed to attract visitors for a full day or a significant number of hours. Management views regional theme parks as those that draw the majority of their patrons from within a 50-mile radius of the park and the great majority of their visitors from within a 100-mile radius of the park. Visiting a regional theme park may be significantly less expensive than visiting a destination park because of lower transportation expenses, lower ticket prices and the lack of extended lodging expenses. The U.S. regional theme park industry is highly fragmented with over 150 parks owned by over 100 operators.

    ATTRACTIONS

    Regional theme parks attract patrons of all ages. Families and young people are attracted by the variety of major rides and attractions, children's rides and various entertainment areas including thematic shows and concerts. Most park admission policies are "pay-one-price," which entitles a guest to virtually unlimited free access to all rides, shows and attractions.

    Depending on the size of the property, regional theme parks typically have between 30 and 40 attractions. These rides include roller coasters and water rides, as well as other attractions such as bumper cars, aerial rides and children's rides. A park may also have distinct entertainment and show areas with specific themes such as a wild west or pirate stunt show. Games, food and merchandise stands often reflect the theme of the particular area in which they are located. This enhances the promotional effect of the thematic area. By offering a variety of rides and themed areas, a park is able to target a wider age spectrum from the surrounding population.

    In addition to thrill rides, many parks offer indoor attractions and outdoor concerts, ranging from musical skits and bands to full-scale evening concerts by prominent entertainers. Selected concerts may require an add-on to the admissions price, but often are part of the regular ticket price, providing added value to visitors.

    Food service offered ranges from full-service restaurants to fast food. Young people may only be interested in a quick meal between rides while the family may choose to relax for a picnic. Refreshment stands serve snack foods, such as hot dogs, cotton candy and soda. In addition, game booths and merchandise souvenir stands are dispersed throughout a park.

HISTORY


    Six Flags, including its predecessors, has been in the theme park business since 1961. Six Flags was incorporated in Delaware in 1981 under the name "Six Flags Corporation" in connection with the acquisition by Bally Manufacturing Corporation ("Bally") of Six Flags Corporation from Penn Central Corporation. In 1987, Bally sold its interest in Six Flags Corporation to an investor group organized and led by Wesray Capital Corporation (the "Wesray Group"). In 1990, Time Warner Enterprises Inc. ("Enterprises"), a subsidiary of Time Warner, acquired a 20% interest in Six Flags Corporation. In 1991, Enterprises, together with Blackstone Capital Partners L.P. ("Blackstone") and a limited partnership organized by Wertheim Schroder & Co. Incorporated ("WSW"), organized SFEC, which acquired Six Flags Corporation from the Wesray Group. As a result of such acquisition, Enterprises owned 50% of SFEC, and Blackstone and WSW owned the remaining 50%. In 1991, Six Flags Corporation's name was changed to its current name "Six Flags Theme Parks Inc." In June 1992, Time Warner caused all of Enterprises' interest in SFEC and Six Flags Corporation to be contributed to TWE. In December 1992, Blackstone substantially reduced and WSW substantially increased their respective interests in SFEC. In 1993, SFEC repurchased the equity interest held by Blackstone and WSW and as a result thereof, SFEC became a wholly-owned subsidiary of TWE. On June 23, 1995, TWE sold 51% of its interest in SFEC to the Investor Group led by Boston Ventures Management, Inc. On February 9, 1998, pursuant to the Six Flags Agreement, Premier agreed to acquire, by merger, all of the capital stock of SFEC from its current stockholders.


DESCRIPTION OF PARKS


    Following the Six Flags Transaction, Six Flags will operate 10 "Six Flags" branded theme parks in seven locations in the United States, consisting of six major regional theme parks, as well as three separately gated water parks and one wildlife safari park. The Six Flags Parks include:

    SIX FLAGS ASTROWORLD AND SIX FLAGS WATERWORLD



    Six Flags AstroWorld, the 28th largest theme park in the United States with 1997 attendance of 2.0 million, and the separately gated adjacent Six Flags WaterWorld, with 1997 attendance of 283,000, are located in Houston, Texas on the grounds of an entertainment and sports complex that includes the Houston Astrodome. The Houston, Texas market provides the parks with a permanent resident population of 4.3 million people within 50 miles and 5.2 million people within 100 miles. The Houston market is the number 11 DMA in the United States. Based upon in-park surveys, approximately 68% of the visitors to the parks in 1997 resided within a 50-mile radius of the park, and 73% resided within a 100-mile radius.



    The Company owns a site of approximately 90 acres used for the theme park, and approximately 14 acres used for the water park. Six Flags AstroWorld indirectly competes with Sea World of Texas and the Company's Six Flags Fiesta Texas, both located in San Antonio, Texas, approximately 200 miles from the park. Six Flags WaterWorld competes with Splashtown and Water Works, two nearby water parks.


    SIX FLAGS FIESTA TEXAS


    Six Flags Fiesta Texas (the "Fiesta Park"), the 33rd largest theme park in the United States with 1997 attendance of 1.6 million, is located on approximately 206 acres of land in San Antonio, Texas. The San Antonio, Texas market provides the park with a permanent resident population of 1.6 million people within 50 miles and 3.0 million people within 100 miles. The San Antonio market is the number 38 DMA in the United States. Based upon in-park surveys, approximately 43% of the visitors to the parks in 1997 resided within a 50-mile radius of the park, and 55% resided within a 100-mile radius.



    Six Flags Fiesta Texas' principal competitor is Sea World of Texas located in San Antonio. In addition, the park competes to a lesser degree with Six Flags AstroWorld, the Company's park located in Houston, Texas, approximately 200 miles from the park.



    PARTNERSHIP STRUCTURE. Six Flags took over management of the park in 1996. The park is operated by San Antonio Theme Park, L.P., a limited partnership (the "Fiesta Partnership"). Partners in the Fiesta Partnership include (i) Six Flags San Antonio, L.P. (a limited partnership between two wholly-owned subsidiaries of SFTP) as a 59% general partner (the "Six Flags GP"), (ii) San Antonio Park GP, LLC (a Delaware limited liability company managed and partially owned by the Sellers in which SFTP holds a 99% equity interest) as a 1% general partner (the "Sellers GP") and (iii) Fiesta Texas Theme Park, Ltd (a Texas limited partnership indirectly wholly-owned by La Cantera Development Company) as a 40% limited partner (the "La Cantera LP"). Pursuant to the Six Flags Acquisition the Sellers will transfer to the Company their 1% interest in the Sellers GP.



    The land and most of the assets of the Fiesta Park are owned by the La Cantera LP. The La Cantera LP leases the park to the Fiesta Partnership (the "Fiesta Lease"). In exchange, the Fiesta Partnership pays the La Cantera LP a nominal annual rent and is required to make certain capital improvements to and cover all operating expenses of the park.



    The Fiesta Lease has an initial term which extends through the end of fiscal year 2005, but under certain circumstances may be extended until the end of fiscal year 2015. If extended, the Fiesta Lease can be terminated at the end of fiscal year 2010 at the option of either the Fiesta Partnership or the lessor. The Fiesta Partnership has the right to terminate the Fiesta Lease effective at the end of fiscal year 2001 if it has incurred in excess of a specified cumulative operating loss during the 1998 to 2001 fiscal years. As long as the Fiesta Lease continues in effect, the Fiesta Partnership has the option to purchase the tangible and intangible assets of Fiesta Park and to buy-out the La Cantera LP's interest in the Fiesta Partnership, during the initial term of the Fiesta Lease, at the end of fiscal year 2010 should the lessor terminate the Fiesta Lease and at the end of fiscal year 2015.



    In connection with Six Flags' management of Fiesta Park, the Six Flags GP entered into a management agreement with the Fiesta Partnership (the "Fiesta Agreement") under which it will manage and operate Fiesta Park on the Fiesta Partnership's behalf. Under the terms of the Fiesta Agreement, the Fiesta Partnership will pay the Six Flags GP an annual management fee and intellectual property fee. For the 1996 and 1997 fiscal years, the annual management fee payable to the Six Flags GP was 4% of the Fiesta Partnership's Gross Revenues (as defined in the Fiesta Agreement) for such year. Commencing with the 1998 fiscal year, the management fee is 25% of EBITDA (as defined in the Fiesta Agreement). The intellectual property fee payable to the Six Flags GP throughout the term of the Fiesta Agreement will be based on the Fiesta Partnership's Gross Revenues.


    SIX FLAGS GREAT ADVENTURE AND SIX FLAGS WILD SAFARI ANIMAL PARK


    Six Flags Great Adventure, the 10th largest theme park in the United States, and the separately gated adjacent Six Flags Wild Safari Animal Park, the 23rd largest theme park in the United States with 1997 combined attendance of 3.7 million, are located in Jackson, New Jersey, approximately 70 miles south of New York City and 50 miles east of Philadelphia. The New York and Philadelphia markets provide the parks with a permanent resident population of 11.5 million people within 50 miles and 25.9 million people within 100 miles. The New York and Philadelphia markets are the number 1 and number 4 DMAs in the United States, respectively. Based upon in-park surveys, approximately 50% of the visitors to the parks in 1997 resided within a 50-mile radius of the park, and 80% resided within a 100-mile radius.


    The Company owns a site of approximately 1,862 acres, of which approximately 221 acres are currently used for the thrill-ride based theme park operations, and 1,641 acres remain undeveloped. Additionally, the Company owns approximately 355 adjacent acres that are used for the wildlife safari park, home to 55 species of 1,200 exotic animals which can be seen over a four and a half mile drive. Six Flags Great Adventure's principal competitors are Hershey Park, located in Hershey, Pennsylvania, approximately 150 miles from the park; and Dorney Park, located in Allentown, Pennsylvania, approximately 75 miles from the park.

    SIX FLAGS GREAT AMERICA


    Six Flags Great America, the 16th largest theme park in the United States with 1997 attendance of 3.0 million, is located in Gurnee, Illinois, between Chicago, Illinois and Milwaukee, Wisconsin. The Chicago and Milwaukee markets provide the park with a permanent resident population of 7.6 million people within 50 miles and 12.5 million people within 100 miles. The Chicago and Milwaukee markets are the number 3 and number 31 DMAs in the United States, respectively. Based upon in-park surveys, approximately 64% of the visitors to the park in 1997 resided within a 50-mile radius of the park, and 80% resided within a 100-mile radius.


    The Company owns a site of approximately 86 acres used for the theme park operations. Six Flags Great America currently has no direct theme park competitors in the region, but does compete with Paramount's Kings Island, located near Cincinnati, Ohio, approximately 350 miles from the park; Cedar Point, located in Sandusky, Ohio, approximately 340 miles from the park; and Six Flags St. Louis, the Company's park located near St. Louis, Missouri, approximately 320 miles from the park.


    SIX FLAGS HURRICANE HARBOR



    Six Flags Hurricane Harbor, the 7th largest water park in the United States with 1997 attendance of 558,000, is located across Interstate 30 from Six Flags Over Texas in Arlington, Texas, between Dallas and Fort Worth Texas. The Dallas/Fort Worth market provides the park with a permanent resident population of 4.5 million people within 50 miles, and 5.6 million people within 100 miles. The Dallas/Fort Worth market is the number 8 DMA in the Unites States. Based upon in-park surveys, approximately 70% of the visitors to the park in 1997 resided within a 50-mile radius of the park, and 77% resided within a 100-mile radius. Six Flags Hurricane Harbor has no direct competitors in the area.

    SIX FLAGS MAGIC MOUNTAIN AND SIX FLAGS HURRICANE HARBOR


    Six Flags Magic Mountain, the 12th largest theme park in the United States with 1997 attendance of 3.3 million, and the separately gated adjacent Six Flags Hurricane Harbor, the 11th largest water park in the United States with 1997 attendance of 351,000, are located in Valencia, California, in the northwest section of Los Angeles County. The Los Angeles, California market provides the parks with a permanent resident population of 9.4 million people within 50 miles and 15.8 million people within 100 miles. The Los Angeles market is the number 2 DMA in the United States. Based upon in-park surveys, approximately 45% of the visitors to the parks in 1997 resided within a 50-mile radius of the parks, and 64% resided within a 100-mile radius.



    The Company owns a site of approximately 110 acres used for the theme park, and approximately 11 acres used for the pirate-themed water park. Six Flags Magic Mountain's principal competitors include Disneyland in Anaheim, California, located approximately 60 miles from the park, Universal Studios Hollywood in Universal City, California, located approximately 20 miles from the park, Knott's Berry Farm in Buena Park, California, located approximately 50 miles from the park, and Sea World of California in San Diego, California, located approximately 150 miles from the park. Six Flags Hurricane Harbor has no direct competitors in the area.


    SIX FLAGS ST. LOUIS


    Six Flags St. Louis, the 33rd largest theme park in the United States with 1997 attendance of 1.7 million, is located in Eureka, Missouri, about 35 miles west of St. Louis, Missouri. The St. Louis market provides the park with a permanent resident population of 2.6 million people within 50 miles and 3.7 million people within 100 miles. The St. Louis market is the number 21 DMA in the United States. Based upon in-park surveys, approximately 55% of the visitors to the park in 1997 resided within a 50-mile radius of the park, and 65% resided within a 100-mile radius.



    The Company owns a site of approximately 499 acres used for the theme park operations. Six Flags St. Louis competes with Paramount's Kings Island, located near Cincinnati, Ohio, approximately 350 miles from the park; Cedar Point, located in Sandusky, Ohio, approximately 515 miles from the park; Silver Dollar City, located in Branson, Missouri, approximately 250 miles from the park; and Six Flags Great America, the Company's park located near Chicago, Illinois, approximately 320 miles from the park.



THE CO-VENTURE PARKS



    Prior to the Six Flags Acquisition, Six Flags, through two subsidiaries, was the general partner in the Co-Venture Partnerships relating to Six Flags Over Georgia and Six Flags Over Texas. Pursuant to the Six Flags Acquisition, the Company will transfer its interests in Six Flags Over Texas and Six Flags Over Georgia to Premier. Six Flags Over Georgia, the 20th largest theme park in the United States with 1997 attendance of 2.8 million, is located in Mableton, Georgia, approximately 10 miles outside of Atlanta, Georgia. Six Flags Over Texas, the 16th largest theme park in the United States with 1997 attendance of
2.9 million is located in Arlington, Texas, between Dallas and Fort Worth. The results of the Co-Venture Parks are included in the historical results of operations of the Company.


MARKETING AND PROMOTION

    The Company attracts visitors through national and local multi-media marketing and promotional programs for each of its parks. The national programs are designed to market and enhance the Six Flags brand name. Local programs are tailored to address the different characteristics of their respective markets and to maximize the impact of specific park attractions and product introductions. All marketing and promotional programs are updated or completely revamped each year to address new developments. Following the Six Flags Acquisition, marketing programs for the Six Flags Parks will be supervised by Premier's Vice President for Marketing, with the assistance of Premier's senior management and its national advertising agency.

    The Company also develops partnership relationships with well-known national and regional consumer goods companies and retailers to supplement its advertising efforts and to provide attendance incentives in the form of discounts and/or premiums.


    Group sales and pre-sold tickets provide the Company with a consistent and stable base of attendance, representing approximately 57% of aggregate attendance for the Six Flags Parks in 1997. Each park has a group sales and pre-sold ticket manager and a well-trained sales staff dedicated to selling multiple group sales and pre-sold ticket programs through a variety of methods, including direct mail, telemarketing and personal sales calls.



    The Company has also developed effective programs for marketing season pass tickets. Season pass sales establish a solid attendance base in advance of the season, thus reducing exposure to inclement weather. Additionally, season pass holders often bring paying guests and generate "word-of-mouth" advertising for the parks. The increased in-park spending which results from season passes is not offset by incremental operating expenses, since such expenses are relatively fixed during the operating season. During 1997, 21% of visitors to the Six Flags Parks utilized season passes.



    A significant portion of the Company's attendance is attributable to the sale of discount admission tickets. The Company offers discounts on season and multi-visit tickets, tickets for specific dates and tickets to affiliated groups such as businesses, schools and religious, fraternal and similar organizations. The increased in-park spending which results from such attendance is not offset by incremental operating expenses, since such expenses are relatively fixed during the operating season. In 1997, approximately 91% of patrons at the Six Flags Parks were admitted at a discount rate and, for the year ended December 28, 1997, approximately 48% of the Company's revenue was attributable to in-park spending.


    The Company also implements promotional programs as a means of targeting specific market segments and geographic locations not reached through its group or retail sales efforts. The promotional programs utilize coupons, sweepstakes, reward incentives and rebates to attract additional visitors. These programs are implemented through direct mail, telemarketing, direct response media, sponsorship marketing and targeted multi-media programs. The special promotional offers are usually for a limited time and offer a reduced admission price or provide some additional incentive to purchase a ticket, such as combination tickets with a complementary location.

LICENSES


    Six Flags currently has, and pursuant to a license agreement among Warner Bros., DC Comics, Premier and SFTP (the "License Agreement"), Premier will have upon consummation of the Six Flags Acquisition, the exclusive right for a term through 2053 to use Warner Bros. and DC Comics characters in theme parks throughout the United States and Canada (other than the Las Vegas metropolitan area). In particular, the License Agreement entitles Six Flags and Premier to use, subject to customary approval rights of Warner Bros., and in limited circumstances, approval rights of certain third parties, all animated cartoon and comic book characters that Warner Bros. and DC Comics have the right to license, including as of the date hereof, BATMAN, SUPERMAN, BUGS BUNNY, DAFFY DUCK, TWEETY BIRD and YOSEMITE SAM, and will include the right to sell merchandise using the characters. The license fee is fixed until 2005, and thereafter, the license fee will be subject to periodic scheduled increases and will be payable on a per-theme park basis. Six Flags is also a party to certain additional license agreements with Warner Bros. and Time Warner concerning, among others, HBO BACKLOT COMMISSARY and SPORTS ILLUSTRATED FESTIVAL. Warner Bros. has the right to terminate the License Agreement under certain circumstances, including if any persons involved in the movie or television industries or party to a material judicial proceeding pending against Time Warner obtain control of Premier and upon a default under the Subordinated Indemnity Agreement.

PARK OPERATIONS


    The Company currently operates in geographically diverse markets in the United States. After the Six Flags Acquisition, each of the Company's parks will be operated to the extent practicable as a separate operating division of Premier in order to maximize local marketing opportunities and to provide flexibility in meeting local needs. After the Six Flags Acquisition, each park will be managed by a general manager who will report to one of Premier's regional executives (each of whom report to its Chief Operating Officer) and will be responsible for all operations and management of the individual park. Local advertising, ticket sales, community relations and hiring and training of personnel are the responsibility of individual park management in coordination with corporate support teams.


    Each of the Company's parks is managed by a full-time, on-site management team under the direction of the general manager. Each such management team includes senior personnel responsible for operations and maintenance, marketing and promotion, human resources and merchandising. Park management compensation structures will be designed to provide incentives (including stock options and cash bonuses) for individual park managers to execute Premier's strategy and to maximize revenues and operating cash flow at each park.


    The Company's parks are generally open daily from Memorial Day through Labor Day. In addition, most of the Company's parks are open during weekends prior to and following their daily seasons, primarily as a site for themed events (such as Fright Fest-Registered Trademark- and Holiday in the Park-Registered Trademark-). Typically, the parks charge a basic daily admission price, which allows unlimited use of all rides and attractions, although in certain cases special rides and attractions require the payment of an additional fee.


CAPITAL IMPROVEMENTS


    The Company regularly makes capital investments in the development and implementation of new rides and attractions at its parks. In addition, the Company may at times rotate rides among its parks to provide fresh attractions. Premier believes that the introduction of new rides is an important factor in promoting each of the parks in order to promote market penetration and encourage longer visits, which lead to increased attendance and in-park spending. In addition, the Company utilizes theming and landscaping at its parks in order to provide a complete family oriented entertainment experience. Capital expenditures are planned on a seasonal basis with most expenditures made during the off-season. Expenditures for materials and services associated with maintaining assets, such as painting and inspecting rides are expensed as incurred and therefore are not included in capital expenditures.



    The Company's level of capital expenditures are directly related to the optimum mix of rides and attractions given park attendance and market penetration. These targeted expenditures are intended to support significant attendance at the parks and to provide an appropriate complement of entertainment value, depending on the size of a particular market. As an individual park begins to reach an appropriate attendance penetration for its market, management generally plans a new ride or attraction every three to four years in order to enhance the park's entertainment product.


MAINTENANCE AND INSPECTION


    The Company's rides are inspected daily by maintenance personnel during the operating season. These inspections include safety checks, as well as regular maintenance and are made through both visual inspection of the ride and test operation. Senior management of Premier and the individual parks will evaluate the risk aspects of each park's operation. Potential risks to employees and staff as well as to the public are evaluated. Contingency plans for potential emergency situations have been developed for each facility. During the off-season, maintenance personnel examine the rides and repair, refurbish and rebuild them where necessary. This process includes x-raying and magnafluxing (a further examination for minute cracks and defects) steel portions of certain rides at high-stress points. The Company has approximately 570 full-time employees who devote substantially all of their time to maintaining the parks and their rides and attractions.

    In addition to the Company's maintenance and inspection procedures, following the Six Flags Acquisition, Premier's liability insurance carrier will perform an annual inspection of each park and all attractions and related maintenance procedures. The result of insurance inspections are written evaluation and inspection reports, as well as written suggestions on various aspects of park operations. State inspectors also conduct annual ride inspections before the beginning of each season. Other portions of each park are also subject to inspections by local fire marshals and health and building department officials. Furthermore, Premier uses Ellis & Associates as water safety consultants at its parks in order to train life guards and audit safety procedures.


EMPLOYEES


    The Company employs approximately 1,610 full-time employees and approximately 18,650 seasonal employees during the operating season. In this regard, the Company competes with other local employers for qualified student and other candidates on a season-by-season basis. As part of the seasonal employment program, the Company employs a significant number of teenagers, which subjects the Company to child labor laws. The Company is not subject to federal or certain applicable state minimum wage rates in respect of its seasonal employees. However, the recent increase in the federal or any applicable state minimum wage rate could result over time in increased compensation expense for the Company as it relates to these employees as a result of competitive factors.



    Approximately 12% of the Company's full-time and approximately 25% of its seasonal employees are subject to labor agreements with local chapters of national unions. These labor agreements expire in December 1999 (Six Flags Great Adventure) and January 2000 (Six Flags St. Louis). The Company has never experienced any work stoppages, and believes that it has a strong relationship with its employees and unions.


INSURANCE


    The Company maintains insurance of the type and in amounts that it believes are commercially reasonable and that are available to businesses in its industry. Six Flags maintains multi-layered general liability policies that provide for excess liability coverage of up to $175.0 million per occurrence. By virtue of self-insured retention limits ($500,000 per occurrence) and first dollar coverage by a captive insurance company, Six Flags or its wholly-owned insurance company subsidiary is required to pay the first $2 million of loss per occurrence. Six Flags' combined cost for liability insurance and for related self-insured claims for 1997 was $13.8 million compared to $15.9 million in 1996 and $15.8 million in 1995. The Company also maintains fire and extended coverage, workers' compensation, business interruption and other forms of insurance typical to businesses in its industry. The fire and extended coverage policies insure the Company's real and personal properties (other than land) against physical damage resulting from a variety of hazards. Following the Six Flags Acquisition, Premier may modify the insurance coverage applicable to the Six Flags Parks.



ENVIRONMENTAL AND OTHER REGULATION



    The Company's operations are subject to increasingly stringent federal, state and local environmental laws and regulations including laws and regulations governing water discharges, air emissions, soil and groundwater contamination, the maintenance of underground and above-ground storage tanks and the disposal of waste and hazardous materials. In addition, its operations are subject to other local, state and federal governmental regulations including, without limitation, labor, health, safety, zoning and land use and minimum wage regulations applicable to theme park operations, and local and state regulations applicable to restaurant operations at each park. The Company believes that it is in substantial compliance with applicable environmental and other laws and regulations and, although no assurance can be given, it does not foresee the need for any significant expenditures in this area in the near future.



    Remediation of certain hazardous substances is underway at the Company's Six Flags Great Adventure Park. The Company does not anticipate that its environmental remediation matters, either individually or in the aggregate, will have a material adverse effect on its financial condition or results of operation.

    In addition, portions of the undeveloped areas at its parks may be classified as wetlands. Accordingly, the Company may need to obtain governmental permits and other approvals prior to conducting development activities that affect these areas, and future development may be prohibited in some or all of these areas.


LEGAL PROCEEDINGS

    The nature of the industry in which the Company operates tends to expose it to claims by visitors for injuries. Historically, the great majority of these claims have been minor. While the Company believes that it is adequately insured against the claims currently pending against it and any potential liability, if the number of such events resulting in liability significantly increased, or if the Company becomes subject to damages that cannot by law be insured against, such as punitive damages, there may be a material adverse effect on its operations.


    On March 19, 1997, SFTP, and its wholly-owned subsidiary Six Flags Over Georgia, Inc. (collectively, the "Six Flags Parties") commenced a declaratory judgment action in the Superior Court of Gwinnett County, Georgia, entitled SIX FLAGS OVER GEORGIA, INC. AND SIX FLAGS THEME PARKS, INC. V. SIX FLAGS FUND, LTD. AND AVRAM SALKIN, AS TRUSTEE OF THE CLAIMS TRUST (the "Georgia Litigation"). The Six Flags Parties sought, among other things, a declaration and determination of the rights and obligations of the partners of Six Flags Over Georgia, L.P., with respect to certain disputed partnership affairs and an accounting of all partnership affairs. On April 21, 1997, defendants Six Flags Fund, Ltd. and its affiliates (collectively, the "SFOG Fund Parties") filed a motion to dismiss the declaratory judgment action as well as an answer and counterclaim naming SFEC and Time Warner Entertainment Company, L.P. as additional counterclaim-defendants. The counterclaim seeks imposition of a constructive trust and an accounting, compensatory damages of in excess of $250 million and unspecified punitive damages for alleged breaches of fiduciary duty, conversion, fraud and conspiracy allegedly committed by the counterclaim-defendants in connection with the management of the Six Flags Over Georgia.



    On June 9, 1997, the parties entered into a consent order in which they agreed, among other things, to realign the parties. An amended complaint was then filed by the SFOG Fund Parties as the newly-aligned plaintiffs against the Six Flags Parties in which the same substantive claims were asserted. The Six Flags Parties filed their answer denying liability and asserting several affirmative defenses on July 24, 1997. The Six Flags Parties intend to vigorously contest the allegations of the complaint.



    The Sellers have agreed to indemnify Premier from any and all liabilities arising out of the Georgia Litigation. See "Description of Six Flags Agreement--Indemnification."

                              CERTAIN TRANSACTIONS



    In connection with the Premier Merger, Premier, SFEC and Premier Operations will enter into a Shared Services Agreement pursuant to which Premier will provide certain corporate, administrative and other general services to SFEC and Premier Operations for their operations and the operations of their subsidiaries. Generally, Premier will provide legal, financial, accounting, human resources, information systems, payroll, marketing and promotion, and other services to its subsidiaries. In addition, the purchasing, design and implementation of capital improvements, the production of live entertainment at the parks, as well as the purchasing of operating supplies, will generally be done by Premier on behalf of its subsidiaries. With respect to such services provided generally to the parks, the costs thereof, including third party costs and appropriate corporate overhead, will generally be allocated based on each park's percentage of Premier's revenues. Costs of services provided to particular parks, such as costs relating to capital improvements, will be allocated to such park and will normally include, in addition to direct costs, an allocation of time spent and expenses incurred by corporate personnel in providing such services. SFEC and Premier Operations will be obligated to purchase such services only so long as they may deem such services to be necessary or desirable for their operations and the operations of their subsidiaries.



    A tax sharing agreement will be entered into between Premier and SFEC for the purpose of allocating to SFEC its share of any actual Federal income tax liability of Premier's consolidated Federal income tax group that will include SFEC and its eligible subsidiaries. Under the tax sharing agreement, SFEC will be required to make payments to Premier shortly before Premier is required to make tax payments, including estimated tax payments, to the Internal Revenue Service on behalf of the consolidated group. Premier will act as agent for SFEC and its subsidiaries with respect to Federal income tax matters and will pay to the Internal Revenue Service the Federal income tax liability of the consolidated group. Under the tax sharing agreement, the amount that SFEC and its subsidiaries will owe to Premier may not exceed the tax liability that they would have owed if they were not members of Premier's consolidated group and instead were a separate consolidated group, but without taking into account any of their tax attribute carrybacks or carryforwards. The tax sharing agreement will provide for the application of similar principles to any unitary, consolidated or combined state or local income tax filing group that includes SFEC or any of its subsidiaries in the same group with Premier or any of its subsidiaries other than SFEC and its subsidiaries.



    As part of the Six Flags Transactions, the Company will transfer to Premier its interests in the Co-Venture Parks. Specifically, SFTP will transfer to Premier its interests in a subsidiary thereof that serves as the general partner of the Texas Co-Venture Partnership and a subsidiary that holds units in the limited partner of the Georgia Co-Venture Partnership for approximately $46.0 million, representing the fair market value of these interests. Additionally, immediately following the Six Flags Transactions, SFEC will transfer indirectly to Premier all of its interests in the Co-Venture Partnership, consisting of the stock of the general partner of the Georgia Co-Venture Partnership and the stock of two entities that own or will own units in the limited partners of both Co-Venture Partnerships.



    See Notes to Consolidated Financial Statements of SFEC for a description of prior related party transactions between the Company and Time Warner.

                       DESCRIPTION OF SIX FLAGS AGREEMENT

    GENERAL


    On February 9, 1998, the company currently named Premier Parks Inc., certain wholly-owned subsidiaries of Premier, SFEC and each of the Sellers entered into the Six Flags Agreement. The Six Flags Agreement provides for the Six Flags Acquisition, pursuant to which Premier will acquire, by merger, all of the capital stock of SFEC from the Sellers for $965 million (the "Capital Stock Consideration") (plus an approximate $11 million adjustment based on year-end balance sheet adjustments and option cancellation costs.) The Capital Stock Consideration will be payable all in cash or, at Premier's option, in cash and Seller Depositary Shares representing interests in up to $200 million, of the Seller Preferred Stock. Premier may reduce (but not below $100.0 million) or may eliminate the Seller Depositary Shares by increasing the cash portion of the purchase price. The net proceeds of the Offerings will be used, in part, to fund the cash portion of the Capital Stock Consideration. If Premier determines not to issue the Seller Depositary Shares, the additional cash portion of the Capital Stock Consideration will be funded from the net proceeds of the Common Stock Offering. Consummation of the Six Flags Acquisition is a condition to the Offerings.


    THE MERGERS

    Prior to the Six Flags Acquisition, and pursuant to the Premier Merger, the company presently named Premier Parks Inc. will merge with a wholly-owned subsidiary of Premier Parks Holdings Corporation in accordance with Section 251(g) of the Delaware General Corporation Law. As a result of the Premier Merger, holders of shares of Common Stock of Premier will become, on a share-for-share basis, holders of Common Stock of Premier Parks Holdings Corporation, and Premier will become a wholly-owned subsidiary of Premier Parks Holdings Corporation. On the effective date of the Premier Merger, Premier will change its name to Premier Parks Operations Inc., and Premier Parks Holdings Corporation will change its name to Premier Parks Inc.


    In addition to the share-for-share exchange, each option or similar right exercisable for capital stock of Premier Operations outstanding immediately prior to the Premier Merger automatically will be converted into an option or similar right exercisable for a number of shares of the Common Stock equal to the number of shares of capital stock of Premier for which such option or similar right was exercisable immediately prior to the Premier Merger.



    Immediately following the closing of the Offerings, SFEC and a wholly-owned subsidiary of Premier will be merged pursuant to the Six Flags Acquisition, with SFEC continuing as the surviving corporation and as a wholly-owned subsidiary of Premier. Pursuant to the Six Flags Acquisition, (i) each share of capital stock of SFEC outstanding immediately prior to the Six Flags Acquisition, all of which are held by the Sellers, automatically will be converted into the right to receive a pro rata share of the Capital Stock Consideration based on the aggregate number of such shares (together with a cash payment in lieu of any fractional shares of Seller Preferred Stock to which the Sellers would have otherwise been entitled as part of the Capital Stock Consideration) and (ii) each option or similar right exercisable for capital stock of SFEC outstanding immediately prior to the Six Flags Acquisition automatically will be cancelled in exchange for a cash payment by SFEC (all such cash payments together, the "SFEC Option Consideration") of all amounts necessary to fund such payments being loaned or contributed by Premier.


    CONDITIONS


    The Six Flags Agreement contains customary closing conditions of the parties. In addition, Premier's obligation to consummate the Six Flags Acquisition is subject to the condition that Premier raise equity capital in an amount at least equal to the difference between $900.0 million and the value of the Seller Preferred Stock issued to the Sellers pursuant to the Six Flags Acquisition.

    INDEMNIFICATION


    The Six Flags Agreement contains customary representations, warranties, covenants and other agreements of the parties. Each Seller has agreed to indemnify and hold harmless Premier against certain damages, claims and liabilities (and the cost and expenses related thereto) suffered by Premier in respect of (i) any breach of or inaccuracy in any representation or warranty contained in the Six Flags Agreement made by such Seller individually, or by the Sellers collectively, and (ii) any breach or violation of any covenant or agreement made by any Seller for itself or on behalf of SFEC or its subsidiaries contained in the Six Flags Agreement or any documents delivered at the closing thereunder. Premier has agreed to indemnify and hold harmless the Sellers against certain damages, claims and liabilities (and the cost and expenses related thereto) suffered by the Sellers in respect to (i) any breach of or inaccuracy in any representation or warranty made by or on behalf of Premier, and (ii) any breach or violation of any covenant made by or on behalf of Premier in the Six Flags Agreement or any documents delivered at the closing thereunder.



    Generally, no party may make a claim for indemnification for breaches of representations and warranties and of covenants and other agreements as described in the immediately preceding paragraph after the date (the "Claims Termination Date") which is the earlier of (i) the 45th day following the date on which audited annual financial statements of Premier and its consolidated subsidiaries for the 1998 fiscal year are first made available to Premier and
(ii) April 30, 1999.



    Premier may not make any claims for indemnification for breaches of any of the Sellers' representations and warranties until the aggregate amount of the damages suffered exceeds $5 million (the "Basket Amount"), whereupon the Sellers are obligated to pay in full all such amounts for indemnification, including the Basket Amount. The total maximum amount that the Sellers are required to pay for indemnification for breaches of the Sellers' representations and warranties under the Six Flags Agreement is $25 million. The Seller's ability to make indemnification claims for breaches of any of Premier's representations and warranties is subject to a corresponding Basket Amount and $25 million maximum amount.



    Upon consummation of the Six Flags Acquisition, Premier will deposit $25 million in cash into an escrow fund under a General Indemnity Escrow Agreement to be entered into by Premier with the Sellers and certain holders of options exercisable for capital stock of SFEC. A portion of such deposit will come from the Capital Stock Consideration payable to the Sellers, with the balance to come from the SFEC Option Consideration payable to the optionholders who are party to the General Indemnity Escrow Agreement. The escrow fund will be the sole source of payment for the Sellers' indemnification obligations to Premier for breaches of or inaccuracies in the Sellers' representations and warranties. Any payment as a result of breaches of or inaccuracies in an individual Seller's representations and warranties may be limited to such individual Seller's contribution to the escrow fund.



    In addition, the Sellers have agreed to indemnify Premier from any and all liabilities arising out of the Georgia Litigation. See "Business--Legal Proceedings."


    AGREEMENTS RELATED TO THE SIX FLAGS AGREEMENT

    Certain ancillary agreements will be entered into pursuant to the Six Flags Agreement in connection with the Six Flags Acquisition. See
"Business--Licenses."


    In addition to the ancillary agreements to be entered into in connection with the Six Flags Acquisition that are described elsewhere herein, at the closing of the Six Flags Transactions, Premier will enter into the Subordinated Indemnity Agreement with Time Warner, pursuant to which Premier will indemnify Time Warner in respect of its effective guarantee of the SFEC Zero Coupon Senior Notes, and Premier and Six Flags will indemnify Time Warner in respect of its guarantee of the obligations of Six Flags under the agreements relating to the Co-Venture Parks. Pursuant to the Subordinated Indemnity Agreement,

Premier will transfer to Time Warner record title to the corporations which own certain entities that have purchased and will purchase units of the limited partners of such partnerships, and Premier will receive an assignment from Time Warner of all cash flow received on such units and will otherwise control such entities, except in the event of a default by Premier of its obligations under the Subordinated Indemnity Agreement. After all such obligations have been satisfied, Time Warner is required to retransfer to Premier such record title for a nominal consideration. In the event of a default, the Subordinated Indemnity Agreement allows Time Warner to acquire the stock of the entities that purchase units of the limited partners of the Co-Venture Parks and the assets of the Premier subsidiary which holds the general partner interests in the Co-Venture Parks. In addition, Premier will issue preferred stock of the managing general partners of the Co-Venture Parks to Time Warner which, in the event of such a default, would permit Time Warner to obtain control of such entities. The Subordinated Indemnity Agreement also limits Premier's ability to sell the Six Flags Parks. Except in the case of the SFEC Senior Notes, under the terms of the Subordinated Indemnity Agreement, without the consent of Time Warner, Premier cannot incur indebtedness at SFEC or any of its subsidiaries that is secured by any assets of (or guaranteed by) Premier, Premier Operations or any of its subsidiaries, or secure any indebtedness of Premier, Premier Operations or any of its subsidiaries with any of the assets of (or guaranteed by) SFEC or any of its subsidiaries.

                   DESCRIPTION OF OTHER COMPANY INDEBTEDNESS

SIX FLAGS CREDIT FACILITY


    Borrowings under the Six Flags Credit Facility, which will be entered into on or prior to the closing of the Six Flags Acquisition, will be secured by substantially all of the assets of SFTP and its domestic subsidiaries and by a pledge by SFEC of the stock of SFEC and will be guaranteed by SFEC and SFTP's domestic subsidiaries. The Six Flags Credit Facility will have an aggregate availability of $472.0 million consisting of (i) up to $100.0 million under a Revolving Credit Facility to be used to refinance existing outstanding Six Flags bank indebtedness and for working capital and other general corporate purposes; and (ii) up to $372.0 million under a term loan facility (the "Term Loan Facility") to be used to refinance existing outstanding Six Flags bank indebtedness and fund acquisitions and make capital improvements. The Company anticipates that the Term Loan Facility will be fully funded in connection with the Six Flags Acquisition. Interest rates per annum under the Six Flags Credit Facility are equal to either (a) a base rate equal to the higher of the Federal Funds Rate plus 1/2% or the prime rate of Citibank, N.A., in each case, plus the Applicable Margin (as defined therein) or (b) the London Interbank Offered Rate plus the Applicable Margin. The Revolving Credit Facility will terminate five years from the closing of the Six Flags Acquisition. Borrowings under the Term Loan Facility will mature on November 30, 2004. However, for the Term Loan Facility, aggregate principal payments and reductions of $1.0 million will be required during each of the first, second, third and fourth years; aggregate principal payments of $25.0 million and $40.0 million are required in years five and six and $303.0 million at maturity.



    The Six Flags Credit Facility will contain restrictive covenants that, among other things, limit the ability of SFTP and its subsidiaries to dispose of assets; engage in mergers and consolidations; engage in certain transactions with subsidiaries and affiliates; incur, guarantee or grant liens with respect to additional indebtedness; pay dividends except that (subject to covenant compliance) dividends will be permitted to allow SFEC to meet cash pay interest obligations with respect to the SFEC Senior Notes; repurchase stock; make investments (including loans and advances) or capital expenditures; and engage in sale-leaseback transactions. The Six Flags Credit Facility will also limit the ability of SFEC to grant liens. In addition, the Six Flags Credit Facility will require SFTP to comply with certain specified financial ratios and tests, including ratios generally requiring (i) total debt to EBITDA not to exceed 5.5 times and senior secured debt to EBITDA not to exceed 3.75 times, (ii) EBITDA to interest expense of not less than 2.0 times and (iii) EBITDA to total fixed charges (as defined in the Six Flags Credit Facility) of not less than 1.0 times.



    Defaults under the Six Flags Credit Facility will include (i) failure to repay principal when due; (ii) failure to pay interest within three days after due; (iii) default in the performance of certain obligations of SFTP and its subsidiaries under the Security Agreement (as defined thereunder); (iv) failure to comply with certain covenants, conditions or agreements under the credit agreement which, in certain cases, continues for 30 days; (v) default by SFTP or any of its subsidiaries in respect of any indebtedness above specified levels;
(vi) certain events of bankruptcy; (vii) certain judgments against SFTP or any of its subsidiaries; (viii) the occurrence of a Change in Control (as defined thereunder); (ix) the assertion of certain Environmental Claims (as defined thereunder); and (x) under certain circumstances, the failure by Messrs. Burke and Story to serve as Chief Executive Officer and Chief Operating Officer of SFTP and the failure to replace them within a specified time period.


SFTP SENIOR SUBORDINATED NOTES

    The SFTP Senior Subordinated Notes are unsecured senior subordinated obligations of SFTP, in an aggregate principal amount of $285.0 million and will mature on June 15, 2005. The SFTP Senior Subordinated Notes accrete in value until June 15, 1998, at which time the accreted value will equal 100% of their principal amount. The SFTP Senior Subordinated Notes bear interest at the rate of 12 1/4% per annum, payable semiannually on June 15 and December 15 of each year, commencing December 15, 1998. The SFTP Senior Subordinated Notes are guaranteed on a senior, unsecured basis by the principal operating subsidiaries of SFTP.



    The SFTP Senior Subordinated Notes are redeemable, at SFTP's option, in whole or in part, at any time on or after June 15, 2000 at specified redemption prices, together with accrued and unpaid interest, if any, to the date of redemption. Upon the occurrence of a Change of Control (as defined in the SFTP Indenture), SFTP is required to make an offer to repurchase the SFTP Senior Subordinated Notes at a price equal to 101% of the accreted value thereof to the date of repurchase. The Six Flags Transactions constitute a Change of Control under the SFTP Indenture, and SFTP will be required to make an offer to purchase the SFTP Senior Subordinated Notes within 30 days of the closing of the Six Flags Transactions. SFTP does not expect that it will be required to purchase any material amount of such Notes pursuant to such offer. See "Risk Factors--Risks Associated with Substantial Indebtedness and Other Obligations."



    The SFTP Indenture contains restrictive covenants that, among other things, limit the ability of SFTP and its subsidiaries to dispose of assets; engage in mergers and consolidations; engage in certain transactions with subsidiaries and affiliates; incur or guarantee additional indebtedness; pay dividends or make other payments or investments except that (subject to covenant compliance) dividends are permitted to allow SFEC to meet cash pay interest obligations with respect to the SFEC Senior Notes through a provision that allows dividends indirectly to SFEC for the purpose of payment in cash of the interest expense on notes incurred to refinance the SFEC Zero Coupon Senior Notes; limit the ability of subsidiaries to make certain distributions; and engage in sale-leaseback transactions.



    Defaults under the SFTP Indenture include (i) failure to pay interest on the SFTP Senior Subordinated Notes within 30 days after such payments are due; (ii) failure to repay principal when due at its maturity date, upon optional redemption, upon required repurchase, upon acceleration or otherwise; (iii) failure to comply for 30 days after notice with SFTP's repurchase obligations upon the occurrence of a Change of Control and failure to comply for 60 days after notice with the other covenants contained in the Indenture; (iv) the default by SFTP or any Significant Subsidiary (as defined in the SFTP Indenture) in respect of any indebtedness above specified levels; (v) certain events of bankruptcy; (vi) certain judgments against SFTP or any Significant Subsidiary;
(vii) any Note Guarantee (as defined in the SFTP Indenture) ceasing to be in full force and effect (except as contemplated by the terms thereof); and (viii) the denial or disaffirmation by any Note Guarantor (as defined in the SFTP Indenture) of its obligations under the applicable indenture or any Note Guarantee, which continues for 10 days.


SFEC ZERO COUPON SENIOR NOTES


    The SFEC Zero Coupon Senior Notes are senior unsecured obligations of SFEC, in an aggregate principal amount of $192.3 million and will mature on December 15, 1999. The SFEC Zero Coupon Senior Notes accrete in value until December 15, 1999, at which time the accreted value will equal 100% of their principal amount. As of December 28, 1997, the accreted value of such notes was $161.1 million. There are no periodic payments on the SFEC Zero Coupon Senior Notes. One of the Sellers, Time Warner, has effectively guaranteed the SFEC Zero Coupon Senior Notes, and Premier has indemnified Time Warner in respect of its guarantee. The Company will use the proceeds of the Offering, together with other funds, to repay the SFEC Zero Coupon Senior Notes at or prior to their maturity in December 1999. Until so used, such proceeds together with other funds (or U.S. government obligations purchased therefrom) will be deposited in escrow. See "Description of Notes--Escrow of Proceeds."


    The SFEC Zero Coupon Senior Notes may not be redeemed prior to maturity.


    From and after the consummation of the Six Flags Transactions, the restrictive covenants contained in the indenture pursuant to which the SFEC Zero Coupon Senior Notes were issued will generally not be applicable to SFEC or its subsidiaries.

    Defaults under the indenture relating to the SFEC Zero Coupon Senior Notes include (i) the failure by SFEC or Time Warner to comply for 30 days after written notice with any covenant in the indenture; (ii) failure to pay, when due, upon final maturity or upon acceleration, the principal amount of any indebtedness of SFEC or any of its subsidiaries in excess of $5.0 million, or any indebtedness of Time Warner or any of its Material Subsidiaries (as defined in the applicable indenture) in excess of $50 million, if such indebtedness is not discharged within 60 days after written notice; (iii) certain events of bankruptcy of SFEC or Time Warner; and (iv) failure to pay the principal amount of any SFEC Zero Coupon Senior Note at its maturity date. Accordingly, after the Six Flags Acquisition, such a default by Time Warner could result in the acceleration of the maturity of the SFEC Zero Coupon Senior Notes.

                              DESCRIPTION OF NOTES


GENERAL


    The Notes will be issued pursuant to an Indenture (the "Indenture") between the Company and The Bank of New York, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture and the Pledge and Escrow Agreement does not purport to be complete and is qualified in its entirety by reference to the Indenture and the Pledge and Escrow Agreement, including the definitions therein of certain terms used below. The proposed forms of the Indenture and Pledge and Escrow Agreement have been filed as exhibits to the Registration Statement of which this Prospectus is a part and copies of the proposed forms of the Indenture and Pledge and Escrow Agreement are available as set forth below under "--Additional Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." For purposes of this summary, the term (i) "Company" refers only to Six Flags Entertainment Corporation and not to any of its Subsidiaries, (ii) "Premier" refers only to Premier Parks Inc. and not to any of its Subsidiaries and (iii) "Notes" refers to the SFEC Senior Notes offered hereby.



    The Notes will be guaranteed by Premier, but, except as otherwise provided herein, Premier will not be subject to the covenants set forth under the caption "--Certain Covenants." The Notes will be general obligations of the Company and will rank PARI PASSU in right of payment with all senior indebtedness of the Company (including the SFEC Zero Coupon Senior Notes). However, the operations of the Company are conducted through its Subsidiaries and, therefore, the Company is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Notes. The Company's Subsidiaries will not be guarantors of the Notes. As a result, the Notes will be effectively subordinated to all Indebtedness and other liabilities and commitments (including trade payables) of the Company's Subsidiaries. Any right of the Company to receive assets of any of its Subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the Holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any security in the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by the Company. On a pro forma basis, as of December 28, 1997, the Company's Subsidiaries would have had approximately $689.9 million of Indebtedness (including the SFTP Senior Subordinated Notes and borrowings under the Six Flags Credit Facility) and $108.6 million of other liabilities outstanding. See "Risk Factors--Holding Company Structure; Limitations on Access to Cash Flow of Subsidiaries."


    As of the date of the Indenture, all of the Company's Subsidiaries will be Restricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.

ESCROW OF PROCEEDS


    The Company's Obligations under the Notes will be secured pending disbursement pursuant to the Pledge and Escrow Agreement by a pledge of the Escrow Account (as defined). Approximately $175.0 million will be deposited in the Escrow Account, which funds will be used to repay at or prior to maturity the SFEC Zero Coupon Senior Notes and, prior to such repayment or a defeasance of the SFEC Zero Coupon Senior Notes pursuant to the terms of the indenture governing the SFEC Zero Coupon Senior Notes, to purchase a portfolio of Government Securities that will be pledged as security for payments under the Notes.



    The Pledge and Escrow Agreement will provide for the grant by the Company to the Trustee of a security interest in the Escrow Account for the benefit of the Holders of the Notes. Such security interest will secure the payment and performance when due of the Obligations of the Company under the Indenture and under the Notes, as provided in the Pledge and Escrow Agreement. The ability of Holders to realize upon such funds or securities may be subject to certain bankruptcy law limitations in the event of a bankruptcy of the Company.



    Pending application of the funds contained in the Escrow Account to repay or defease the SFEC Zero Coupon Senior Notes pursuant to the indenture governing the SFEC Zero Coupon Senior Notes, such funds will be invested in Government Securities. Upon the acceleration of the maturity of the Notes or the failure to pay principal at maturity or upon certain redemptions and repurchases of the Notes, the Pledge and Escrow Agreement will provide for the foreclosure by the Trustee upon the net proceeds of the Escrow Account. Under the terms of the Indenture, the proceeds of the Escrow Account shall be applied, first, to amounts owing to the Trustee in respect of fees and expenses of the Trustee and second, to the Obligations under the Notes and the Indenture.


    In the event of the Company's bankruptcy, the Company, as debtor in possession under Chapter 11 of the Bankruptcy Code, would be entitled to petition the United States Bankruptcy Court having jurisdiction over its case for permission, under Section 363 of the Bankruptcy Code, to use the proceeds of the Escrow Account to fund its operations during the pendency of the reorganization proceedings. Permission for such use is likely to be granted so long as the interests of the Trustee, for the benefit of the Holders of Notes and itself as Trustee, are "adequately protected." A secured creditor's interest in cash collateral to be used by a debtor in possession may be "adequately protected" by, among other means, the granting of liens on substitute collateral which may be substantially less liquid than Government Securities.

PRINCIPAL AND MATURITY OF AND INTEREST ON THE NOTES

    The Notes will be limited in aggregate principal amount to $170.0 million
and will mature on       , 2006. Interest on the Notes will accrue at the rate
of    % per annum and will be payable semi-annually in arrears on       and
      of each year, to Holders of record on the immediately preceding       and
      . Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; PROVIDED that all payments of principal, premium and interest with respect to Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 and integral multiples thereof.

PREMIER GUARANTEE


    The Company's payment obligations under the Notes will be guaranteed (the "Guarantee") by Premier. The obligations of Premier under the Guarantee will be unconditional. The Guarantee will be subordinated to all Indebtedness and other obligations of Premier, including all obligations with respect to the Subordinated Indemnity Agreement. The operations of Premier are conducted through its Subsidiaries and, therefore, Premier is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Guarantee. As a result, the Guarantee will be effectively subordinated to all Indebtedness and other liabilities and commitments (including trade payables) of Premier's Subsidiaries. Any right of Premier to receive assets of any of its Subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the Holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that Premier is itself recognized as a creditor of such Subsidiary, in which case the claims of Premier would still be subordinate to any security in the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by Premier. On a pro forma basis, as of December 31, 1997, Premier would have had approximately $1,823.0 million of Indebtedness that would have ranked senior to the Guarantee (including the SFEC Zero Coupon Notes, but excluding the Notes) and $158.9 million of other obligations outstanding, excluding obligations under the Subordinated Indemnity Agreement (as defined). See "Risk Factors-- Holding Company Structure; Limitations on Access to Cash Flow of Subsidiaries."



    The Indenture will provide that Premier may not consolidate with or merge with or into (whether or not Premier is the surviving Person), another corporation, Person or entity whether or not affiliated with Premier unless (i) the Person formed by or surviving any such consolidation or merger (if other than Premier) assumes all the obligations of Premier pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes and the Indenture and (ii) immediately after giving effect to such transaction, no Default or Event of Default exists. Premier will not be subject to any of the other covenants contained in the Indenture other than the covenant set forth under the caption "--Certain Covenants--Reports."


OPTIONAL REDEMPTION

    The Notes will not be redeemable at the Company's option prior to       ,
2002. Thereafter, the Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning
on       of the years indicated below:


YEAR                                                                                PERCENTAGE
----------------------------------------------------------------------------------  -----------
2002..............................................................................            %
2003..............................................................................
2004..............................................................................
2005 and thereafter...............................................................     100.000%



    Notwithstanding the foregoing, during the first 36 months after the date of original issuance of the Notes, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes originally issued
under the Indenture at a redemption price of    % of the principal amount
thereof on the redemption date with the net cash proceeds of one or more Public Equity Offerings by, and/or the net cash proceeds of a Strategic Equity Investment in, (i) the Company or (ii) Premier to the extent the net cash proceeds thereof are contributed to the Company as a capital contribution to the common equity of the Company; PROVIDED that in each case at least 65% of the aggregate principal amount of Notes originally issued remains outstanding immediately after the occurrence of each such redemption (excluding Notes held by Premier, the Company and its Subsidiaries); and PROVIDED, FURTHER, that any such redemption shall occur within 60 days of the date of the closing of each such Public Equity Offering and/or Strategic Equity Investment.


SELECTION AND NOTICE

    If less than all of the Notes are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; PROVIDED that no Notes of $1,000 or less shall be redeemed in part.

    Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

MANDATORY REDEMPTION

    Except as set forth below under the caption "--Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

    CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, the Company will be obligated to make an offer (the "Change of Control Offer") to each Holder of Notes to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase. Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control.

    On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    The Indenture will provide that the Company will fix the Change of Control Payment Date no earlier than 30 days and no later than 60 days after the Change of Control Offer is mailed as set forth above. Prior to complying with the provisions of the preceding sentence, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Indebtedness of its Subsidiaries or obtain the requisite consents, if any, under all agreements governing all such outstanding Indebtedness of its Subsidiaries to permit the repurchase of Notes required by this covenant. Under the terms of the indenture governing the SFTP Senior Subordinated Notes and the Six Flags Credit Facility, the payment of dividends by SFTP are subject to certain specified financial tests which will significantly restrict its ability to pay dividends or make other distributions. If the Company does not obtain the consent of the lenders under agreements governing outstanding Indebtedness of its Subsidiaries, including under the Six Flags Credit Facility and the indenture governing the SFTP Senior Subordinated Notes, to permit the repurchase of Notes or does not refinance such Indebtedness, the Company will likely not have the financial resources to purchase Notes and the Company's Subsidiaries will be restricted by the terms of such Indebtedness from paying dividends to the Company or otherwise lending funds to the Company for the purpose of such purchase. In any event, there can be no assurance that the Company's Subsidiaries will have the resources available to pay any such dividend or make any such distribution. The Company's failure to make a Change of Control Offer when required or to purchase tendered Notes when tendered would constitute an Event of Default under the Indenture. See "Risk Factors--Holding Company Structure; Limitations on Access to Cash Flow of Subsidiaries" and "--Risks Associated with a Change of Control."

    The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

    The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

    The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

    To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.

    ASSET SALES

    The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash; PROVIDED that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet), of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinate to the Notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability or, in the case of the sale of Capital Stock, that are assumed by the transferee by operation of law and (y) any securities, notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are promptly (subject to ordinary settlement periods) converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

    Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or the applicable Restricted Subsidiary may apply such Net Proceeds
(a) to repay or repurchase Indebtedness of a Restricted Subsidiary of the Company (and to correspondingly reduce commitments with respect thereto in the case of revolving credit borrowings), (b) to the acquisition of all or substantially all of the assets of, or a majority of the Voting Stock of, another Person (or business unit or division of such Person); PROVIDED, that the primary business of such Person (or unit or division) is a Permitted Business,
(c) to fund obligations of the Company or any Restricted Subsidiary under the Partnership Parks Agreements or the

Subordinated Indemnity Agreement, (d) to the acquisition of Capital Stock of a Restricted Subsidiary of the Company held by Persons other than the Company or any Restricted Subsidiary, (e) to the making of a capital expenditure or (f) to the acquisition of other long-term assets that are used or useful in a Permitted Business. Pending the final application of any such Net Proceeds, the Company or such Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will be required to make an offer to all Holders of Notes and all holders of other PARI PASSU Indebtedness of the Company containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (an "Asset Sale Offer") to purchase the maximum principal amount of Notes and such other PARI PASSU Indebtedness of the Company that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of repurchase, in accordance with the procedures set forth in the Indenture and such other Indebtedness. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and such other Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other Indebtedness to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.


    The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to an Asset Sale Offer.

    To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.


    Under the terms of the indenture governing the SFTP Senior Subordinated Notes and the Six Flags Credit Facility, the payment of dividends by SFTP are subject to certain specified financial tests which will significantly restrict its ability to pay dividends or make other distributions. See "Risk Factors--Risks Associated with Substantial Indebtedness and Other Obligations" and "--Holding Company Structure; Limitations on Access to Cash Flow of Subsidiaries."


CERTAIN COVENANTS

    RESTRICTED PAYMENTS

    The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of any Equity Interests of the Company (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of any Equity Interests of the Company in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company); (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company; (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company that is subordinated to the Notes, except a payment of interest or principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

        (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

        (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" and


        (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments declared or made after the date of the Indenture (excluding Restricted Payments permitted by clauses (ii) and (iii) of the next succeeding paragraph) shall not exceed, at the date of determination, the sum, without duplication, of (i) an amount equal to the Company's Consolidated Cash Flow for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended full fiscal quarter for which financial statements have been filed with the Commission (the "Basket Period") LESS the product of 1.4 times the Company's Consolidated Interest Expense for the Basket Period, PLUS (ii) 100% of the aggregate net cash proceeds received by the Company after the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale after the date of the Indenture of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company and any sale of Equity Interests of the Company the net cash proceeds of which are applied pursuant to clause (ii) of the immediately succeeding paragraph), PLUS (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment, PLUS (iv) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the date of the Indenture, the fair market value of the Company's or its Restricted Subsidiary's, as the case may be, Investment in such Subsidiary as of the date of such redesignation.


    The foregoing provisions will not prohibit:

    (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

    (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); PROVIDED that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph;

    (iii) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;


    (iv) so long as no Event of Default or Default shall have occurred and be continuing (or would result therefrom), (a) the purchase, redemption, retirement or other acquisition by the Company or any Restricted Subsidiary of the Company of partnership interests held by the partners in the limited partners of the Co-Venture Partnerships, the co-general partner of the Co-Venture Partnerships or, in each case, their successors, in accordance with and in the manner required or permitted by the terms of the Partnership Parks Agreements and (b) dividends or other distributions to Premier to enable Premier or its Restricted Subsidiaries to purchase, redeem, retire or otherwise acquire partnership interests held by the limited partners or co-general partner in the Co-Venture Partnerships, or their successors, in accordance with and in the manner required or permitted by the terms of the Partnership Parks Agreements;


    (v) so long as no Event of Default or Default shall have occurred and be continuing (or would result therefrom), (a) any transactions pursuant to or contemplated by, and payments made in connection with, and in accordance with the terms of, the Partnership Parks Agreements and (b) dividends or other distributions to Premier to enable Premier or its Restricted Subsidiaries to engage in any transactions pursuant to or contemplated by, and make any payments in connection with, and in accordance with the terms of, the Partnership Parks Agreements;

    (vi) so long as no Event of Default or Default shall have occurred and be continuing (or would result therefrom), (a) any transactions pursuant to or contemplated by, and payments made in connection with, and in accordance with the terms of, the Subordinated Indemnity Agreement and (b) dividends or other distributions to Premier to enable Premier or its Restricted Subsidiaries to engage in any transactions pursuant to or contemplated by, and make any payments in connection with, and in accordance with the terms of, the Subordinated Indemnity Agreement;


    (vii) in the event Premier issues common stock in exchange for or upon conversion of Seller Preferred Stock or Mandatorily Convertible Preferred Stock, dividends to Premier to allow Premier to make cash payments made in lieu of the issuance of fractional shares of common stock, not to exceed $250,000 in the aggregate in any fiscal year;


    (viii) so long as no Event of Default or Default shall have occurred and be continuing (or would result therefrom), the payment of dividends or other distributions to Premier to enable Premier to pay dividends on the Seller Preferred Stock in accordance with the terms thereof as in effect on the date of the Indenture;

    (ix) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company from employees, former employees, directors or former directors of the Company or any of its Restricted Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors); PROVIDED, HOWEVER, that the aggregate amount of such repurchases shall not exceed $2.5 million in any twelve-month period;


    (x) so long as no Event of Default or Default shall have occurred and be continuing (or would result therefrom), any payment by the Company to Premier to permit Premier to pay any federal, state, local or other taxes that are then actually due and owing by Premier; PROVIDED that such amounts do not exceed the amounts that, without recognizing any tax attribute carryforwards or carrybacks, would otherwise be due and owing if the Company were an independent taxpayer; and


    (xi) so long as no Event of Default or Default shall have occurred and be continuing (or would result therefrom), any payment made pursuant to the Shared Services Agreement.

    The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default; PROVIDED that in no event shall the business currently operated by SFTP be transferred to or held by an Unrestricted Subsidiary. For purposes of making such determination, all outstanding Investments held by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

    The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors of the Company whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

    INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

    The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; PROVIDED, HOWEVER, that the Company may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock and the Company's Restricted Subsidiaries may incur Indebtedness if the Company's Fixed Charge Coverage Ratio at the time of incurrence of such Indebtedness or the issuance of such Disqualified Stock after giving pro forma effect thereto as if the same had occurred at the beginning of the most recently ended four full fiscal quarter period of the Company for which financial statements have been filed with the Commission, would have been at least 2.0 to 1.

    The Indenture will also provide that the Company will not incur any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of the Company unless such Indebtedness is also contractually subordinated in right of payment to the Notes on substantially identical terms; PROVIDED, HOWEVER, that no Indebtedness of the Company shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured.

    The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):


    (i) the incurrence by the Company and its Restricted Subsidiaries of additional term Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed $200.0 million LESS the aggregate amount of all mandatory or scheduled repayments of the principal of any such additional term Indebtedness (other than repayments that are immediately reborrowed) that have actually been made since the date of the Indenture;



    (ii) the incurrence by the Company and its Restricted Subsidiaries of additional revolving credit Indebtedness and letters of credit pursuant to Credit Facilities in an aggregate principal amount (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) at any one time outstanding not to exceed the Specified Amount as of such date of incurrence, PROVIDED, that the aggregate principal amount of all Indebtedness incurred pursuant to this clause (ii) is reduced to an outstanding balance of $1.0 million or less for at least 30 consecutive days in each fiscal year;


    (iii) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

    (iv) the incurrence by the Company of Indebtedness represented by the Notes;

    (v) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount not to exceed $20.0 million at any time outstanding;

    (vi) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness and Indebtedness incurred pursuant to clauses (i) and (ii) above) that was permitted by the Indenture to be incurred;


    (vii) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; PROVIDED, HOWEVER, that (i) if the Company is the obligor on any such Indebtedness, such Indebtedness is, if any Default or Event of Default with respect to the Company occurs and is continuing, expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes and
(ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vii);


    (viii) the incurrence by the Company or any of its Restricted Subsidiaries of (a) Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be incurred and (b) Currency Agreements that do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;

    (ix) Indebtedness in respect of performance bonds, letters of credits, surety or appeal bonds, prior to any drawing thereunder, for or in connection with pledges, deposits or payments made or given in the ordinary course of business;

    (x) the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant (including, without limiting the generality of the forgoing, the guarantee by any Restricted Subsidiary of the Company of Existing Indebtedness);

    (xi) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt, PROVIDED, HOWEVER, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (xi); and


    (xii) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (xii), not to exceed $40.0 million.



    For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xii) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to one or more of such clauses and/or pursuant to the first paragraph hereof, as the Company shall specify. In connection with the Six Flags Transactions occurring on the date of the Indenture, the Company shall be permitted to incur a portion of the Indebtedness to be incurred on that date pursuant to the Fixed Charge Coverage Ratio set forth in the first paragraph of this covenant to the extent permitted by such Fixed Charge Coverage Ratio calculated without regard to any Permitted Debt incurred on such date. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on preferred stock in the form of additional shares of the same class of preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock for purposes of this covenant; PROVIDED, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued.

    SALE AND LEASEBACK TRANSACTIONS

    The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; PROVIDED that the Company or a Restricted Subsidiary of the Company may enter into a sale and leaseback transaction if (i) the Company could have
(a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Additional Indebtedness and Issuance of Preferred Stock" or pursuant to clause (vi) of the second paragraph of such covenant and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described below under the caption "--Liens," (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company or such Restricted Subsidiary applies the proceeds of such transaction in compliance with, the covenant described above under the caption "--Asset Sales."

    LIENS

    The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing trade payables, Attributable Debt or Indebtedness on any asset now owned or hereafter acquired, except Permitted Liens.

    DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES


    The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries. However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Indenture, (b) the Partnership Parks Agreements, the Marine World Agreements or the Subordinated Indemnity Agreement, (c) the Six Flags Credit Facility as in effect on the date of the Indenture, (d) Eligible Indebtedness that was permitted to be incurred pursuant to the provisions of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock;" PROVIDED that such Eligible Indebtedness is no more restrictive, taken as a whole, with respect to such dividends and other payment restrictions than those contained in the Six Flags Credit Facility, as the same was in effect on the date of the Indenture, (e) the Indenture and the Notes, (f) applicable law, (g) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (h) customary non-assignment provisions in leases, licenses or other contracts entered into in the ordinary course of business, (i) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (j) any agreement for the sale of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale, (k) obligations otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "--Liens" that limits the right of the obligee to dispose of the assets securing such obligations, (l) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business, (m) Permitting Refinancing Indebtedness so long as such Permitted Refinancing Indebtedness is no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the Indebtedness refinanced thereby and (n) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

    MERGER, CONSOLIDATION, OR SALE OF ASSETS


    The Indenture will provide that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes, the Indenture and the Pledge and Escrow Agreement pursuant to a supplemental Indenture in form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and
(iv) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction; PROVIDED that this clause (A) shall not apply to a merger of the Company with or into its direct parent or with or into a Wholly Owned Subsidiary of its direct parent and (B) will, both at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock."



    LIMITATION ON LEASES



    The Indenture will provide that the Company will not, directly or indirectly, lease all or substantially all of its properties and assets to any Person.


    TRANSACTIONS WITH AFFILIATES

    The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee
(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an

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

accounting, appraisal or investment banking firm of national standing. Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions: (i) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business, or any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment or indemnification arrangements, stock options and stock ownership plans approved by the Board of Directors, or the grant of stock options or similar rights to employees and directors of the Company pursuant to plans approved by the Board of Directors,
(ii) transactions between or among the Company and/or its Restricted Subsidiaries, (iii) payment of reasonable directors fees to Persons who are not otherwise employees of the Company or its Restricted Subsidiaries, (iv) loans or advances to employees in the ordinary course of business, (v) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "--Restricted Payments," (vi) transactions pursuant to or contemplated by, and in accordance with, the terms of the Subordinated Indemnity Agreement, (vii) transactions pursuant to or contemplated by, and in accordance with the terms of, the Shared Services Agreement, (viii) transactions pursuant to or contemplated by, and in accordance with the terms of, the Tax Sharing Agreement, (ix) transactions pursuant to and payments in connection with, and, in each case, in accordance with, the terms of the Partnership Parks Agreements and (x) transactions pursuant to or contemplated by, and in accordance with, the Marine World Agreements.


    LIMITATION ON ISSUANCES AND SALES OF EQUITY INTERESTS IN RESTRICTED
     SUBSIDIARIES

    The Indenture will provide that the Company (i) will not, and will not permit any Restricted Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Restricted Subsidiary of the Company to any Person (other than the Company or a Restricted Subsidiary of the Company and other than transactions contemplated by the Partnership Parks Agreements and the Subordinated Indemnity Agreement), unless (a)(1) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Restricted Subsidiary or (2) after giving effect thereto, such Restricted Subsidiary will still constitute a Restricted Subsidiary and (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales," and (ii) will not permit any Restricted Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly Owned Restricted Subsidiary of the Company if, after giving effect thereto, such Restricted Subsidiary will not be a direct or indirect Subsidiary of the Company.

    BUSINESS ACTIVITIES

    The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

    PAYMENTS FOR CONSENT

    The Indenture will provide that neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

    REPORTS


    The Indenture will provide that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, each of the Company and Premier will furnish to the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company and Premier were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries and Premier and its consolidated subsidiaries, respectively (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company), and, with respect to the annual information only, a report thereon by the Company's and Premier's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company and Premier were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations. In addition, whether or not required by the rules and regulations of the Commission, the Company and Premier will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.


EVENTS OF DEFAULT AND REMEDIES


    The Indenture will provide that each of the following constitutes an Event of Default with respect to the Notes: (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in payment when due of the principal of or premium, if any, on the Notes; (iii) failure by the Company to comply for (a) 30 days with the provisions described under the captions "--Escrow of Proceeds" and "--Repurchase at the Option of Holders" or (b) 30 days after notice with the provisions described under the caption "-- Certain Covenants" (in each case, other than a failure to purchase Notes); (iv) failure by the Company or Premier for 60 days after notice to comply with any of the its other agreements in the Indenture, the Guarantee, the Pledge and Escrow Agreement or the Notes; (v) the failure by the Company or any Restricted Subsidiary to pay Indebtedness within any applicable grace period after final maturity or the acceleration of any Indebtedness by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated at any time exceeds $10.0 million; (vi) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) if the Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or Premier or any Person acting on behalf of Premier shall deny or disaffirm Premier's obligations under the Guarantee; (viii) material breach by the Company of any representation or warranty set forth in the Pledge and Escrow Agreement, or a material default by the Company in the performance of any covenant set forth in the Pledge and Escrow Agreement, or repudiation by the Company of its obligations under the Pledge and Escrow Agreement, or the unenforceability of the Pledge and Escrow Agreement against the Company for any reason and (ix) certain events of bankruptcy or insolvency with respect to the Company, any Restricted Subsidiary that constitutes a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.


    If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Restricted Subsidiary of the Company that constitutes a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

    In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to
      , 2002 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on
redemption of the Notes prior to       , 2002, then the premium specified for
the twelve months commencing on such date in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.


    The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.


    The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance"), except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that (A) the Company has received from, or there has been

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published by, the Internal Revenue Service a ruling or (B) since the date of the
Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

    A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

    The registered Holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next two succeeding paragraphs, the Indenture, the Notes or the Pledge and Escrow Agreement may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for such Notes), and any existing default or compliance with any provision of the Indenture, the Notes or the Pledge and Escrow Agreement may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

    Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or

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Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount thereof and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders"), (viii) except in accordance with the Indenture, release Premier from its obligations under the Guarantee, or change the Guarantee in any manner that would adversely affect the Holders, or
(ix) make any change in the foregoing amendment and waiver provisions. In addition, any amendments to the Pledge and Escrow Agreement or the provisions of the Indenture governing the Pledge and Escrow Agreement will require the consent of the Holders of at least 75% in aggregate principal amount of Notes then outstanding if such amendment would adversely affect the rights of Holders of Notes.

    Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture, the Notes or the Pledge and Escrow Agreement to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company's assets, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

    The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

    The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will not be under an obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

    Anyone who receives this Prospectus may obtain a copy of the Indenture without charge by writing to Six Flags Entertainment Corporation, 11501 Northeast Expressway, Oklahoma City, Oklahoma 73131, Attention: Corporate Secretary.

BOOK-ENTRY, DELIVERY AND FORM


    Except as set forth in the next paragraph, the Notes to be sold as set forth herein will initially be issued in the form of one or more Global Notes (the "Global Notes"). The Global Notes will be deposited on the date of the closing of the sale of the Notes offered hereby (the "Closing Date") with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder").


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
    Notes that are issued as described below under "--Certificated Securities" will be issued in the form of registered definitive certificates (the "Certificated Securities"). Upon the transfer of Certificated Securities, such Certificated Securities may, unless all Global Notes have previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Note representing the principal amount of Notes being transferred, subject to the transfer restrictions set forth in the Indenture.

    The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Underwriters), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only thorough the Depositary's Participants or the Depositary's Indirect Participants.

    The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Notes, the Depositary will credit the accounts of Participants designated by the Underwriters with portions of the principal amount of the Global Notes and (ii) ownership of the Notes evidenced by the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes evidenced by the Global Note will be limited to such extent.

    So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole Holder under the Indenture of any Notes evidenced by the Global Notes. Beneficial owners of Notes evidenced by the Global Notes will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Notes.

    Payments in respect of the principal of, premium, if any, interest on any Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor any Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

    CERTIFICATED SECURITIES

    Subject to certain conditions, any person having a beneficial interest in a Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Note Holder of its Global Note, Notes in such form will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related Notes.

    Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

    SAME DAY SETTLEMENT AND PAYMENT

    The Indenture will require that payments in respect of the Notes represented by the Global Note (including principal, premium, if any, interest , if any) be made by wire transfer of immediately available next day funds to the accounts specified by the Global Note Holder. With respect to Certificated Securities, the Company will make all payments of principal, premium, if any, interest , if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The Company expects that secondary trading in the Certificated Securities will also be settled in immediately available funds.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "ACQUIRED DEBT" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

    "ASSET SALE" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business (PROVIDED that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Certain Covenants--Change of Control" and/or the provisions described above under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Restricted Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $5.0 million or (b) for net proceeds in excess of $5.0 million. Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales: (i) a transfer of assets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to another Restricted Subsidiary, (ii) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary, (iii) the transfer of Equity Interests in any Restricted Subsidiary pursuant to the Subordinated Indemnity Agreement or the Partnership Parks Agreements, (iv) the issuance of Equity Interests by a Restricted Subsidiary to any employee thereof or as consideration for the acquisition of all or substantially all of the assets of, or a majority of the Voting Stock of, any Person (or a business unit or division of such Person) provided that the primary business of such Person (or such unit or division) is a Permitted Business and (v) a Restricted Payment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments."

    "ASSET VALUE" of any asset, as of the date of determination thereof, means the greater of the depreciated book value (as of the end of the fiscal quarter ended immediately prior to such date of determination as to which financial statements are available) and the appraised value of such asset; PROVIDED, HOWEVER, that any such appraisal (i) shall not have been made more than two years prior to such date of determination and (ii) shall have been made by a qualified, independent and nationally recognized appraiser.

    "ATTRIBUTABLE DEBT" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

    "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

    "CAPITAL STOCK" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "CASH EQUIVALENTS" means (i) United States dollars or foreign currency, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the Credit Facilities or with any commercial bank having capital and surplus in excess of $500.0 million and a Thompson Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than thirty days underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within one year after the date of acquisition, (vi)

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securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory, the securities of which state, commonwealth, territory, political subdivision or taxing authority (as the case may be) are rated at least "A" by Standard & Poor's Corporation or "A" by Moody's Investors Service, Inc. and (vii) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (vi) of this definition.


    "CHANGE OF CONTROL" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, or Premier and its Subsidiaries, taken as a whole, to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than, in case of the Company, to Premier or a Wholly Owned Subsidiary of Premier, (ii) the adoption of a plan relating to the liquidation or dissolution of the Company or Premier, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 35% of the Voting Stock of Premier, (iv) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that Premier ceases to be the direct or indirect owner of less than 75% of the voting power of the outstanding Equity Interests of the Company or (v) the first day on which a majority of the members of the Board of Directors of the Company or Premier are not Continuing Directors.


    "CONSOLIDATED CASH FLOW" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (ii) Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iii) depreciation, amortization (including any depreciation or amortization arising out of purchases by the Company or any Restricted Subsidiary of Equity Interests in the partners of the Co-Venture Partnerships and amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, minus (iv) non-cash items increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP (other than accrual of income in the ordinary course of business in respect of a future cash payment). Notwithstanding any other provision of the Indenture to the contrary, "Consolidated Cash Flow" of the Company for any period will be deemed to include 100% of the cash distributions to the Company or any of its Restricted Subsidiaries in respect of such period from the Co-Venture Partnerships, directly or indirectly, out of the Consolidated Cash Flow of the Co-Venture Partnerships in respect of such period.

    "CONSOLIDATED INTEREST EXPENSE" means, with respect to any Person for any period, the sum of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization or original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such

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period, and (iii) any interest expense on Indebtedness or Attributable Debt of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such guarantee or Lien is called upon). The term "Consolidated Interest Expense" shall not include the consolidated interest expense of any Person with respect to (i) any obligations in respect of the SFEC Zero Coupon Senior Notes so long as (x) the Pledge and Escrow Agreement is in full force and effect and the Trustee maintains a valid and perfected security interest in cash or Government Securities in an amount sufficient to pay the aggregate principal amount at maturity of the SFEC Zero Coupon Senior Notes pursuant to the terms thereof or (y) the SFEC Zero Coupon Senior Notes shall have been defeased in accordance with the indenture governing the SFEC Zero Coupon Senior Notes or (ii) any obligations of the Company or any Restricted Subsidiary under the Partnership Parks Agreements, the Marine World Agreements or the Subordinated Indemnity Agreement.


    "CONSOLIDATED NET INCOME" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and prior to any deduction in respect of dividends on any series of preferred stock of such Person, determined in accordance with GAAP; PROVIDED that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof; (ii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iii) the cumulative effect of a change in accounting principles shall be excluded.

    "CONSOLIDATED NET WORTH" means, with respect to any Person as of any date, the sum of (i) the consolidated equity (including stated capital, additional paid-in capital and retained earnings) of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

    "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

    "CO-VENTURE PARTNERSHIPS" means (i) Six Flags Over Georgia, Ltd., a Georgia Limited Partnership, (ii) Texas Flags, Ltd., a Texas Limited Partnership and
(iii) Fiesta Texas Theme Park, Ltd., a Texas Limited Partnership.

    "CREDIT FACILITIES" means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt facilities (including, without limitation, the Six Flags Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

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
    "CURRENCY AGREEMENT" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

    "DEFAULT" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

    "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; PROVIDED, HOWEVER, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants-- Restricted Payments."


    "ELIGIBLE INDEBTEDNESS" means any Indebtedness for money borrowed incurred by one or more Restricted Subsidiaries of the Company, PROVIDED that such Indebtedness for money borrowed is (other than as permitted by the Six Flags Credit Facility) contractually PARI PASSU with and secured equally and ratably with all other Indebtedness for money borrowed of such Restricted Subsidiaries.


    "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).


    "ESCROW ACCOUNT" means the Escrow Account for the initial deposit of approximately $175.0 million dollars of the net proceeds from the sale of the Notes and cash in hand under the Pledge and Escrow Agreement.



    "EXISTING INDEBTEDNESS" means up to $         million in aggregate principal
amount of Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Six Flags Credit Facility) in existence on the date of the Indenture, until such amounts are repaid.



    "FIXED CHARGES" means, with respect to any Person for any period, the sum, without duplication, of (i) the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period and (ii) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on any such preferred stock payable solely in Equity Interests of the Company or such Restricted Subsidiary (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person for the fiscal year immediately preceding the date of such calculation, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.


    "FIXED CHARGE COVERAGE RATIO" means with respect to any Person for any period, the ratio of (a) the Consolidated Cash Flow of such Person for such period to (b) the Fixed Charges of such Person for such period. In the event that the referent Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including

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through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (ii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.


    "GOVERNMENT SECURITIES" means (i) direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged and (ii) money market funds at least 95% of the assets of which constitute Government Securities of the kinds described in clause (i) of this definition.



    "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.


    "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.


    "INDEBTEDNESS" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness. The term "Indebtedness" shall not include (i) any obligations in respect of the SFEC Zero Coupon Senior Notes so long as (x) the Pledge and Escrow Agreement is in full force and effect and the Trustee maintains a valid and perfected security interest in cash or Government Securities in an amount sufficient to pay the aggregate principal amount at maturity of the SFEC Zero Coupon Senior Notes pursuant to the terms thereof or (y) the SFEC Zero Coupon Senior Notes shall have been defeased in accordance with the indenture governing the SFEC Zero Coupon Senior Notes or (ii) any obligations of the Company or any Restricted Subsidiary under the Partnership Parks Agreements, the Marine World Agreements or the Subordinated Indemnity Agreement.

    "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees and any deposit or advance made pursuant to any contract entered into in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company (other than pursuant to the terms of the Partnership Parks Agreements or the Subordinated Indemnity Agreement) such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments."

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).


    "MARINE WORLD" means the Marine World Joint Powers Authority or any successor thereto.



    "MARINE WORLD AGREEMENTS" mean (i) the Parcel Lease, dated November 7, 1997, between Marine World and Park Management Corp. ("PMC"), (ii) the Reciprocal Easement Agreement, dated November 7, 1997, between Marine World and PMC, (iii) the Revenue Sharing Agreement, dated November 7, 1997, among Marine World, PMC and the Redevelopment Agency of the City of Vallejo (the "Agency"), (iv) the Purchase Option Agreement, dated as of August 29, 1997, among Marine World, the Agency, the City of Vallejo and PMC and (v) the 1997 Management Agreement, dated as of February 1, 1997, between Marine World and PMC, as amended, in each case, as the same may be modified or amended from time to time after the date of the Indenture, PROVIDED such modification or amendment does not adversely affect the interests of the Holders in any material respects.



    "NET INCOME" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) and (ii) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.


    "NET PROCEEDS" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

    "NON-RECOURSE DEBT" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

    "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "PARTNERSHIP PARKS AGREEMENTS" means (i) the Overall Agreement, dated as of February 15, 1997, among Six Flags Fund, Ltd. (L.P.), Salkin Family Trust, SFG, Inc., SFG-I, LLC, SFG-II, LLC, Six Flags Over Georgia, Ltd., SFOG II, Inc., SFOG II Employee, Inc., SFOG Acquisition A, Inc., SFOG Acquisition B, L.L.C., Six Flags Over Georgia, Inc., Six Flags Services of Georgia, Inc., Six Flags Theme Parks Inc. and Six Flags Entertainment Corporation and the Related Agreements (as defined therein), (ii) Overall Agreement, dated as of November 24, 1997, among Six Flags Over Texas Fund, Ltd., Flags' Directors, L.L.C., FD-II, L.L.C., Texas Flags, Ltd., SFOT Employee, Inc., SFOT Acquisition I, Inc., SFOT Acquisition II, Inc., Six Flags Over Texas, Inc., Six Flags Theme Parks Inc. and Six Flags Entertainment Corporation and the Related Agreements (as defined therein), and, (iii) the Lease Agreement with Option to Purchase, dated as of March 9, 1996, among Fiesta Texas Theme Park, Ltd., a Texas Limited Partnership, San Antonio Theme Park, L.P., and Six Flags San Antonio, L.P. and the Transaction Documents (as defined therein), in each case, as the same may be modified or amended from time to time after the date of the Indenture, provided such modification or amendment does not adversely affect the interests of the Holders in any material respect.

    "PERMITTED BUSINESS" means any business related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of the Indenture.


    "PERMITTED INVESTMENTS" means an Investment by the Company or any Restricted Subsidiary in (i) cash or Cash Equivalents, (ii) the Company, a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary; PROVIDED, HOWEVER, that the primary business of such Restricted Subsidiary is a Permitted Business; (iii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets (or the assets of any business unit or division of such Person) to, the Company or a Restricted Subsidiary; PROVIDED, HOWEVER, that such Person's (or such unit's or division's) primary business is a Permitted Business; (iv) another Person if the aggregate amount of all Investments in all such other Persons does not exceed $15.0 million at any one time outstanding (with each Investment being valued as of the date made and without giving effect to subsequent changes in value); PROVIDED, HOWEVER, that such Person's primary business is a Permitted Business; (v) promissory notes received as consideration for an Asset Sale which are secured by a Lien on the asset subject to such Asset Sale; PROVIDED that the aggregate amount of all such promissory notes at any one time outstanding does not exceed $5.0 million; (vi) non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales;" (vii) assets acquired solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company; (viii) receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business; (ix) payroll, travel and similar advances that are made in the ordinary course of business; (x) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary; and (xi) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments.

    "PERMITTED LIENS" means (a) Liens to secure the Six Flags Credit Facility;
(b) Liens to secure Eligible Indebtedness that was permitted to be incurred pursuant to the provisions of the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock;" (c) Liens existing on the Issue Date; (d) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Restricted Subsidiary of such Person; PROVIDED, HOWEVER, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary; PROVIDED FURTHER, HOWEVER, that such Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries; (e) Liens on property at the time such Person or any of its Restricted Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Restricted Subsidiary of such Person; PROVIDED, HOWEVER, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; PROVIDED FURTHER, HOWEVER, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries; (f) Liens securing Indebtedness or other obligations of a Restricted Subsidiary of such Person owing to such Person or a Restricted Subsidiary of such Person; (g) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same type of property securing such Hedging Obligations; (h) Liens to secure any Permitted Refinancing Indebtedness; PROVIDED, HOWEVER, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness refinanced at the time the original Lien became a Permitted Lien and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;
(i)(a) mortgages, liens, security interests, restrictions or encumbrances that have been placed by any developer, landlord or other third party on property over which the Company or any Restricted Subsidiary of the Company has easement rights or on any real property leased by the Company and subordination or similar agreements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property; (j) pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business; (k) Liens imposed by law, such as carriers', warehousemen's and mechanic's Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review; (l) Liens for property taxes not yet due or payable or subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings; (m) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially impair the use of such properties in the operation of the business of such Person; (n) Liens securing Purchase Money Indebtedness; PROVIDED, HOWEVER, that (i) the Indebtedness secured by such Liens is otherwise permitted to be incurred under the Indenture, (ii) the principal amount of any Indebtedness secured by any such Lien does not exceed the cost of assets or property so acquired or constructed and (iii) the amount of Indebtedness secured by any such Lien is not subsequently increased, (o) Liens arising out of the transactions contemplated by the Partnership Parks Agreements, the Marine World Agreements, the Subordinated Indemnity Agreement or the Six Flags Agreement; and (p) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $10.0 million at any one time outstanding.

    "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); PROVIDED that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses, including premiums, incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

    "PLEDGE AND ESCROW AGREEMENT" means the Pledge, Escrow and Disbursement Agreement, dated as of the date of the Indenture, by and between the Company and the Trustee governing the disbursement of funds from the Escrow Account, as amended from time to time in accordance with the Indenture.

    "PREMIER" means Premier Parks Inc., a Delaware corporation.


    "PUBLIC EQUITY OFFERING" means an underwritten primary public offering of common stock of any Person pursuant to an effective registration statement under the Securities Act.


    "PURCHASE MONEY INDEBTEDNESS" means Indebtedness (i) consisting of the deferred purchase price of property, conditional sale obligations, obligation under any title retention agreement and other purchase money obligations, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and (ii) incurred to finance the acquisition by the Company or a Restricted Subsidiary of the Company of such asset, including additions and improvements; PROVIDED, HOWEVER, that any Lien arising in connection with any such Indebtedness shall be limited to the specified asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached; and PROVIDED FURTHER, that such Indebtedness is Incurred within 180 days after such acquisition, addition or improvement by the Company or Restricted Subsidiary of such asset.

    "RESTRICTED INVESTMENT" means an Investment other than a Permitted
Investment.

    "RESTRICTED SUBSIDIARY" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

    "SHARED SERVICES AGREEMENT" means the Shared Services Agreement among the Company, Premier and Premier Operations as the same may be modified or amended from time to time after the date of the Indenture, PROVIDED such modification or amendment does not adversely affect the interests of the Holders in any material respect.

    "SIGNIFICANT SUBSIDIARY" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.


    "SPECIFIED AMOUNT" means, as of any date, the product of (a) the Consolidated Cash Flow of the Company for the most recently ended four-quarter period for which financial statements have been filed with the Commission determined on a pro forma basis after giving effect to all acquisitions or Asset Sales made by the Company and its Restricted Subsidiaries from the beginning of such four-quarter period through and including such date of determination (including any related financing transactions) as if such acquisitions and dispositions had occurred at the beginning of such four-quarter period, TIMES (b) 0.75.


    "STATED MATURITY" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.


    "STRATEGIC EQUITY INVESTMENT" means a cash contribution to the common equity capital of any Person or a purchase from any Person of common Equity Interests (other than Disqualified Stock), in either case by or from a Strategic Equity Investor and for aggregate cash consideration of at least $25.0 million.


    "STRATEGIC EQUITY INVESTOR" means, as of any date, any Person (other than an Affiliate of the Company) engaged in a Permitted Business which, as of the day immediately before such date, had a Total Equity Market Capitalization of at least $1.0 billion.


    "SUBORDINATED INDEMNITY AGREEMENT" means the Subordinated Indemnity Agreement, dated as of the date of the consummation of the Six Flags Acquisition, among Premier, SFEC and its subsidiaries, Time Warner Inc., Time Warner Entertainment Company, L.P. and TW-SPV Co., as the same may be modified or amended from time to time after the date of the Indenture, PROVIDED such modification or amendment does not adversely affect the interests of the Holders in any material respect.


    "SUBSIDIARY" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% (49% in the case of Walibi, S.A.) of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership or limited liability company (a) the sole general partner or the managing general partner (or equivalent) of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).


    "TAX SHARING AGREEMENT" means that certain Tax Sharing Agreement between Premier, the Company and the other parties named therein as the same may be modified or amended from time to time after the date of the Indenture, PROVIDED such modification or amendment does not adversely affect the interests of the Holders in any material respect.


    "TOTAL EQUITY MARKET CAPITALIZATION" of any Person means, as of any day of determination, the sum of (i) the product of (A) the aggregate number of outstanding primary shares of common stock of such Person on such day (which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of common stock of such Person) multiplied by (B) the average closing price of such common stock listed on a national securities exchange or the Nasdaq National Market System over the 20 consecutive business days immediately preceding such day, plus (ii) the liquidation value of any outstanding shares of preferred stock of such Person on such day.

    "UNRESTRICTED SUBSIDIARY" means (i) any Subsidiary (other than SFTP or any successor to SFTP) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly PROVIDED credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and
(e) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Default or Event of Default would be in existence following such designation.


    "VOTING STOCK" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote by the holder thereof in the election of the Board of Directors (or comparable body) of such Person.


    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.


    "WHOLLY OWNED RESTRICTED SUBSIDIARY" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.


    "WHOLLY OWNED SUBSIDIARY" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

                                  UNDERWRITING


    The Company and Premier have entered into an Underwriting Agreement (the form of which has been filed as an exhibit to the Registration Statement of
which this Prospectus is a part) dated       , 1998 (the "Underwriting
Agreement"), with the underwriters named below (the "Underwriters") pursuant to which, on the terms and subject to the conditions thereof, the Company has agreed to sell to the Underwriters and the Underwriters have agreed to purchase from the Company, the aggregate principal amount of SFEC Senior Notes set forth opposite their names below:



                                                                                     PRINCIPAL AMOUNT
                                                                                          OF SFEC
UNDERWRITERS                                                                           SENIOR NOTES
---------------------------------------------------------------------------------  ---------------------
Lehman Brothers Inc..............................................................     $
Salomon Brothers Inc.............................................................
NationsBanc Montgomery Securities LLC............................................
                                                                                   ---------------------
  Total..........................................................................     $   170,000,000
                                                                                   ---------------------
                                                                                   ---------------------



    The Underwriting Agreement provides that the obligation of each Underwriter to pay for and accept delivery of the SFEC Senior Notes is subject to certain conditions, including delivery of certain legal opinions by their counsel. Subject to the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the SFEC Senior Notes if any are taken. The closing of the Offering is conditioned upon the closing of each of the Concurrent Offerings and each of the other Six Flags Transactions.



    The Company has been advised by the Underwriters that they propose to offer the SFEC Senior Notes offered hereby initially at the public offering price set forth on the cover page of this Prospectus and to certain selected dealers (who may include the Underwriters) at such public offering price less a concession
not to exceed    % of the aggregate principal amount of the SFEC Senior Notes.
The Underwriters or such selected dealers may reallow a commission to certain
other dealers not to exceed    % of the aggregate principal amount of the SFEC
Senior Notes. After the initial public offering of the SFEC Senior Notes, the public offering price, the concession to selected dealers and the reallowance to the other dealers may be changed by the Underwriters.



    The Underwriting Agreement provides that the Company and its operating subsidiaries and Premier will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and will contribute to payments the Underwriters may be required to make in respect hereof.



    The Company does not intend to list the SFEC Senior Notes on any national securities exchange or to seek the admission thereof to trading on the NASDAQ National Market System. The Company has been advised by the Underwriters that following the completion of the Offering, the Underwriters currently intend to make a market in the SFEC Senior Notes. However, the Underwriters are not obligated to do so. Any market making activities with respect to the SFEC Senior Notes may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. See "Risk Factors--Absence of Public Market."


    In connection with the Offering, the Underwriters may engage in certain transactions that stabilize the price of the SFEC Senior Notes. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the SFEC Senior Notes. If the Underwriters create a short position in the SFEC Senior Notes in connection with the Offering (i.e., if they sell more SFEC Senior Notes than are set forth on the cover page of this Prospectus) the Underwriters may reduce that short position by purchasing SFEC Senior Notes in open market.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases.

    Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the SFEC Senior Notes. In addition, neither the Company nor any of the Underwriters makes any representation that anyone will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.



    Each of Lehman Brothers and Smith Barney Inc. (a separately registered broker dealer affiliated with Salomon Brothers Inc) has from time to time provided certain investment banking services to Premier and its respective affiliates for which they have received customary fees. LBI Group Inc., an affiliate of Lehman Brothers is party to a financing commitment provided to Premier in connection with the Six Flags Transactions and has received customary fees in connection therewith. In addition, Lehman Brothers and Smith Barney Inc. acted as underwriters of Premier's 1996 and 1997 public offerings and are acting (along with NationsBanc Montgomery Securities LLC and Salomon Brothers Inc) as underwriters in connection with the Concurrent Offerings and will receive customary fees in connection therewith. An affiliate of Lehman Brothers is a lender under each of the Credit Facilities.


                                 LEGAL MATTERS


    The validity of the SFEC Senior Notes offered hereby and certain legal matters in connection with the Offering will be passed upon for the Company and Premier by Baer Marks & Upham LLP, New York, New York. The Underwriters are being represented by Latham & Watkins, New York, New York.


                                    EXPERTS

    The financial statements of the Company at December 28, 1997 and December 29, 1996, and for the three years ended December 28, 1997, December 29, 1996 and December 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


    The consolidated financial statements of Premier as of December 31, 1996 and 1997, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.



    The audited financial statements of Kentucky Kingdom, Inc. as of November 2, 1997 and for the year then ended incorporated in this Prospectus by reference from Premier's amended report on Form 8-K/A have been audited by Carpenter, Mountjoy & Bressler, PSC, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.



    The financial statements of Walibi, S.A. at December 31, 1997 and for the year then ended, appearing in the Company's Form 8-K/A dated December 15, 1997, which is incorporated herein by reference are incorporated herein in reliance upon the report of Coopers & Lybrand Reviseurs d'Entreprises, independent auditors included in the Form 8-K/A and upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------

Report of Independent Auditors.............................................................................        F-2

Consolidated Statements of Operations......................................................................        F-3

Consolidated Balance Sheets................................................................................        F-4

Consolidated Statements of Stockholders' Equity (Deficit)..................................................        F-5

Consolidated Statements of Cash Flows......................................................................        F-6

Notes to Consolidated Financial Statements.................................................................        F-7

                         REPORT OF INDEPENDENT AUDITORS



The Board of Directors and Stockholders
Six Flags Entertainment Corporation



    We have audited the accompanying consolidated balance sheets of Six Flags Entertainment Corporation as of December 28, 1997 and December 29, 1996 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 28, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Six Flags Entertainment Corporation at December 28, 1997 and December 29, 1996 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 28, 1997 in conformity with generally accepted accounting principles.



                                                               ERNST & YOUNG LLP



New York, New York
February 14, 1998

                      SIX FLAGS ENTERTAINMENT CORPORATION



                     CONSOLIDATED STATEMENTS OF OPERATIONS



 FOR THE YEARS ENDED DECEMBER 31, 1995, DECEMBER 29, 1996 AND DECEMBER 28, 1997
                                 (IN THOUSANDS)



                                                                                  1995        1996        1997
                                                                               ----------  ----------  ----------
Revenues:
  Operating services.........................................................  $  366,665  $  405,558  $  427,569
  Sales of products..........................................................     255,030     268,150     271,046
  Other......................................................................       7,762       7,168      10,051
                                                                               ----------  ----------  ----------
                                                                                  629,457     680,876     708,666
                                                                               ----------  ----------  ----------
Costs and expenses:
  Operating, general and administrative expenses.............................     388,137     419,756     443,359
  Cost of products sold......................................................      91,138     105,988     101,239
  Depreciation...............................................................      51,848      55,090      58,902
  Amortization...............................................................      31,596      32,327      25,591
  Interest, net..............................................................      63,282      76,530      84,430
  Minority interest..........................................................      --           1,297      (1,147)
                                                                               ----------  ----------  ----------
                                                                                  626,001     690,988     712,374
                                                                               ----------  ----------  ----------
Income (loss) before income taxes............................................       3,456     (10,112)     (3,708)
Income tax expense...........................................................       6,743       5,137      --
                                                                               ----------  ----------  ----------
Net loss.....................................................................  $   (3,287) $  (15,249) $   (3,708)
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------



                See notes to consolidated financial statements.

                      SIX FLAGS ENTERTAINMENT CORPORATION



                          CONSOLIDATED BALANCE SHEETS



                 AS OF DECEMBER 29, 1996 AND DECEMBER 28, 1997
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)



                                                                                               1996        1997
                                                                                            ----------  ----------
ASSETS
Current assets:
Cash and cash equivalents.................................................................  $   45,587  $   16,805
Receivables, net..........................................................................       6,559       3,258
Receivable from affiliate.................................................................      --           4,000
Inventories, net..........................................................................      13,526      14,338
Maintenance supplies......................................................................       6,620       8,051
Prepaid expenses and other current assets.................................................       4,150       3,848
                                                                                            ----------  ----------
Total current assets......................................................................      76,442      50,300
Property and equipment, net...............................................................     489,068     492,137
Investment in co-venture parks, net.......................................................      19,135      78,370
Excess of cost over net assets acquired, net..............................................     205,117     196,928
Deferred financing costs, net.............................................................      24,278      20,171
Other assets, net.........................................................................      12,727      26,784
                                                                                            ----------  ----------
Total assets..............................................................................  $  826,767  $  864,690
                                                                                            ----------  ----------
                                                                                            ----------  ----------
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable..........................................................................  $   29,518  $   21,055
Accrued liabilities.......................................................................      49,885      43,390
Current portion of long-term debt.........................................................      38,332      26,130
Short-term borrowings.....................................................................       1,585      30,503
                                                                                            ----------  ----------
Total current liabilities.................................................................     119,320     121,078
Long-term debt............................................................................     714,993     753,369
Other long-term liabilities...............................................................      14,728      12,420
Minority interest.........................................................................       1,297         150
Commitments and contingencies
Stockholders' Deficit:
Class A Convertible Preferred Stock ($.01 par value per share: 6,100,000 shares authorized; 5,100,000 shares issued and outstanding at December 29, 1996 and December
  28, 1997; $243,572 and $273,499 aggregate liquidation preference at December 29, 1996
  and December 28, 1997, respectively)....................................................          51          51
Class B Convertible Preferred Stock ($.01 par value per share; 4,900,000 shares authorized, issued and outstanding at December 29, 1996 and December 28, 1997; $196,000
  aggregate liquidation preference at December 29, 1996 and December 28, 1997)............          49          49
Class A Common Stock ($.01 par value per share; 6,100,000 shares authorized; 51 shares
  issued and outstanding at December 29, 1996 and December 28, 1997)......................      --          --
Class B Common Stock ($.01 par value per share: 20,000,000 shares authorized; 49 shares
  issued and outstanding at December 29, 1996 and December 28, 1997)......................      --          --
Additional paid-in capital................................................................      35,983      40,217
Accumulated deficit.......................................................................     (56,159)    (59,867)
Unearned compensation reserved stock awards...............................................      (3,495)     (2,777)
                                                                                            ----------  ----------
Total stockholders' deficit...............................................................     (23,571)    (22,327)
                                                                                            ----------  ----------
Total liabilities and stockholders' deficit...............................................  $  826,767  $  864,690
                                                                                            ----------  ----------
                                                                                            ----------  ----------



                See notes to consolidated financial statements.

                      SIX FLAGS ENTERTAINMENT CORPORATION



           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)



 FOR THE YEARS ENDED DECEMBER 31, 1995, DECEMBER 29, 1996 AND DECEMBER 28, 1997
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                    PREFERRED STOCK A       PREFERRED STOCK B
                                                                                        COMMON STOCK        ADDITIONAL
                                  ----------------------  ----------------------  ------------------------    PAID-IN
                                   SHARES      AMOUNT      SHARES      AMOUNT       SHARES       AMOUNT       CAPITAL
                                  ---------  -----------  ---------  -----------  -----------  -----------  -----------
Balance at January 1, 1995......     --       $  --          --       $  --              300    $  --        $ 122,320
Net loss........................     --          --          --          --           --           --           --
1995 Refinancing................     --          --          --          --           --           --          (90,843)
1995 Recapitalization...........  5,100,000          51   4,900,000          49         (200)      --             (100)
Reserved stock awards...........     --          --          --          --           --           --            4,372
Amortization of unearned
  compensation..................     --          --          --          --           --           --           --
                                  ---------       -----   ---------       -----          ---        -----   -----------
Balance at December 31, 1995....  5,100,000          51   4,900,000          49          100       --           35,749
Net loss........................     --          --          --          --           --           --           --
Reserved stock awards...........     --          --          --          --           --           --              234
Amortization of unearned
  compensation..................     --          --          --          --           --           --           --
                                  ---------       -----   ---------       -----          ---        -----   -----------
Balance at December 29, 1996....  5,100,000          51   4,900,000          49          100       --           35,983
Net loss........................     --          --          --          --           --           --           --
Reserved stock awards...........     --          --          --          --           --           --              234
Amortization of unearned
  compensation..................     --          --          --          --           --           --           --
Capital contribution............     --          --          --          --           --           --            4,000
                                  ---------       -----   ---------       -----          ---        -----   -----------
Balance at December 28, 1997....  5,100,000   $      51   4,900,000   $      49          100    $  --        $  40,217
                                  ---------       -----   ---------       -----          ---        -----   -----------
                                  ---------       -----   ---------       -----          ---        -----   -----------


                                                                 STOCKHOLDERS'
                                  ACCUMULATED      UNEARNED         EQUITY
                                    DEFICIT      COMPENSATION      (DEFICIT)
                                  ------------  ---------------  -------------
Balance at January 1, 1995......   $  (37,623)     $  --           $  84,697
Net loss........................       (3,287)        --              (3,287)
1995 Refinancing................       --             --             (90,843)
1995 Recapitalization...........       --             --              --
Reserved stock awards...........       --             (4,372)         --
Amortization of unearned
  compensation..................       --                220             220
                                  ------------       -------     -------------
Balance at December 31, 1995....      (40,910)        (4,152)         (9,213)
Net loss........................      (15,249)        --             (15,249)
Reserved stock awards...........       --               (234)         --
Amortization of unearned
  compensation..................       --                891             891
                                  ------------       -------     -------------
Balance at December 29, 1996....      (56,159)        (3,495)        (23,571)
Net loss........................       (3,708)        --              (3,708)
Reserved stock awards...........       --               (234)         --
Amortization of unearned
  compensation..................       --                952             952
Capital contribution............       --             --               4,000
                                  ------------       -------     -------------
Balance at December 28, 1997....   $  (59,867)     $  (2,777)      $ (22,327)
                                  ------------       -------     -------------
                                  ------------       -------     -------------



                See notes to consolidated financial statements.

                      SIX FLAGS ENTERTAINMENT CORPORATION



                     CONSOLIDATED STATEMENTS OF CASH FLOWS



 FOR THE YEARS ENDED DECEMBER 31, 1995, DECEMBER 29, 1996 AND DECEMBER 28, 1997
                                 (IN THOUSANDS)



                                                                                  1995         1996        1997
                                                                               -----------  ----------  ----------
OPERATING ACTIVITIES:
Net loss.....................................................................  $    (3,287) $  (15,249) $   (3,708)
Adjustments to reconcile net loss to net cash provided by operating activities:
  Depreciation and amortization..............................................       83,444      87,417      84,493
  Noncash interest expense...................................................       26,998      43,688      48,552
  Minority interest..........................................................      --            1,297      (1,147)
  Inventory reserve..........................................................      --            1,077      --
  Deferred income taxes......................................................          806       5,137      --
Changes in current assets and liabilities:
  Receivables................................................................        3,068         401       3,301
  Inventories................................................................       (1,518)     (3,648)       (812)
  Maintenance supplies.......................................................         (303)       (914)     (1,431)
  Prepaid expenses and other current assets..................................       (1,308)         43         302
  Accounts payable and accrued liabilities...................................       17,820       9,286     (14,958)
Other, net...................................................................       (1,133)         67      (4,289)
                                                                               -----------  ----------  ----------
Net cash provided by operating activities....................................      124,587     128,602     110,303
                                                                               -----------  ----------  ----------
INVESTING ACTIVITIES:
Investment in co-venture parks...............................................       (8,729)     (5,548)    (10,654)
Cost of acquisitions, including real estate held for development.............      (39,593)     --          --
Purchase of co-venture limited partnership units.............................      --           --         (62,678)
Prepayment of SFOT partnership obligation....................................      --           --         (10,725)
Purchase of property and equipment...........................................      (45,578)    (75,627)    (67,675)
Proceeds from sale of land and property......................................      --           --           2,000
                                                                               -----------  ----------  ----------
Net cash used in investing activities........................................      (93,900)    (81,175)   (149,732)
                                                                               -----------  ----------  ----------
FINANCING ACTIVITIES:
Net proceeds from related party debt.........................................       65,969      --          --
Proceeds from revolving lines of credit......................................        2,205      41,673      97,936
Payments on revolving lines of credit........................................       (2,124)    (40,881)    (58,521)
Payments on term loans.......................................................      (55,500)    (53,000)    (59,000)
Proceeds from other debt.....................................................      --           --          30,232
                                                                               -----------  ----------  ----------
Net cash provided by (used in) financing activities..........................       10,550     (52,208)     10,647
                                                                               -----------  ----------  ----------
Increase (decrease) in cash and cash equivalents.............................       41,237      (4,781)    (28,782)
Cash and cash equivalents at beginning of year...............................        9,131      50,368      45,587
                                                                               -----------  ----------  ----------
Cash and cash equivalents at end of year.....................................  $    50,368  $   45,587  $   16,805
                                                                               -----------  ----------  ----------
                                                                               -----------  ----------  ----------



                See notes to consolidated financial statements.

                      SIX FLAGS ENTERTAINMENT CORPORATION



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



BASIS OF PRESENTATION



    Six Flags Entertainment Corporation ("SFEC", and together with its subsidiaries, "Six Flags"), a Delaware corporation, was formed in 1991 to effect the acquisition of S.F. Holdings, Inc. ("Holdings") and its subsidiary Six Flags Theme Parks Inc. ("SFTP"). SFEC owns 100% of the Common Stock of Holdings, which owns 100% of the Common Stock of SFTP. Prior to June 23, 1995, SFEC was wholly owned by Time Warner Entertainment Company, L.P., a Delaware limited partnership ("TWE"). On June 23, 1995, TWE caused SFEC to undergo a recapitalization and TWE sold 51% of its interest in SFEC to an investor group (the "Investor Group") led by Boston Ventures Management, Inc., a private investment management firm (the "1995 Recapitalization"). In connection with the 1995 Recapitalization, SFEC consummated a series of transactions (the "1995 Refinancing", together with the 1995 Recapitalization, the "1995 Refinancing and Recapitalization").



    SFEC and Holdings are holding companies which have no significant operations independent of their ownership of SFTP. Accordingly, the consolidated financial statements of Six Flags consist principally of the assets, liabilities, operations and cash flows of SFTP and its subsidiaries. All significant intercompany accounts and transactions have been eliminated. Certain amounts have been reclassified to conform to the current year presentation.



    Six Flags operates twelve "Six Flags" branded theme parks in eight locations throughout the United States. Nine of the theme parks--Six Flags Great Adventure and Wild Safari Animal Park (New York-Philadelphia), Six Flags Great America (Chicago-Milwaukee), Six Flags Magic Mountain and Six Flags Hurricane Harbor (Los Angeles) (collectively "Six Flags California"), Six Flags Astroworld and Six Flags Waterworld (Houston) (collectively "Six Flags Houston"), Six Flags St. Louis (St. Louis) and Six Flags Hurricane Harbor (Dallas-Ft. Worth)--are owned directly by SFTP. Six Flags Fiesta Texas located in San Antonio, Texas is leased by a limited partnership of which a subsidiary of SFTP is a general partner and manages the park. Two parks--Six Flags Over Texas (Dallas-Ft. Worth) and Six Flags Over Georgia (Atlanta)--are operated by SFTP pursuant to partnership agreements (the "co-venture parks"). Six Flags Over Texas is owned by a limited partnership ("Texas Flags") of which the managing general partner is a wholly-owned subsidiary of SFTP. Six Flags Over Georgia is owned by a limited partnership of which the managing general partner is SFOG II, Inc., a Delaware corporation which is a wholly-owned subsidiary of SFEC ("SFOG II"). Six Flags has entered into new partnership agreements for the management of Six Flags Over Georgia and Six Flags Over Texas through 2026 and 2027, respectively. See the Investment In Co-venture Parks footnote for a description of these new agreements.



    In March 1996, SFTP completed arrangements pursuant to which SFTP, through wholly-owned subsidiaries, manages the Fiesta Texas theme park located in San Antonio, Texas ("Fiesta Park"). The Fiesta Park, which is owned by a subsidiary of La Cantera Development Company ("La Cantera"), an affiliate of United Service Automobile Association ("USAA"), was leased to a newly formed limited partnership (the "Fiesta Partnership") in which SFTP, acting through wholly-owned subsidiaries (the "Six Flags GP"), is a general partner with an approximate 60% equity interest. La Cantera is the limited partner with a 40% equity interest. In connection with these arrangements, the Fiesta Partnership obtained an option to purchase the tangible and intangible assets related to the Fiesta Park as well as the limited partner's interest in the Fiesta Partnership. In addition, Six Flags GP receives an annual management fee and intellectual property fee in connection with the management of the Fiesta Park. The management fee is based on revenues for 1996 and 1997 and will be based on operating profit thereafter. The intellectual property fee is based on revenues.

                      SIX FLAGS ENTERTAINMENT CORPORATION

    SFTP's consolidated results for 1996 include a full year of Fiesta Park's operations. The following unaudited proforma financial information for the 1995 fiscal year gives effect to consolidation of Fiesta Park as if it had occurred at the beginning of the 1995 fiscal year. These proforma results are not necessarily indicative of what the results would have been had SFTP actually managed the park during 1995. Proforma revenues and net loss would have been $672 million and $8.6 million, respectively, if the consolidation of the Fiesta Park occurred at the beginning of the 1995 fiscal year.



    The 1995, 1996, and 1997 fiscal years each consisted of 52 weeks. The 1995 fiscal year ended on December 31, 1995, while the 1996 and 1997 fiscal years ended on December 29, 1996 and December 28, 1997, respectively.



1995 REFINANCING AND RECAPITALIZATION



    The 1995 Refinancing and Recapitalization was effected through the following transactions consummated in June 1995:



    1. SFEC effected a recapitalization (the "Recapitalization") pursuant to which its Common Stock (all of which was owned by TWE) was recapitalized into shares of Class A Convertible Preferred Stock (representing approximately 51% of the equity), Class B Convertible Preferred Stock (representing approximately 49% of the equity) and Common Stock (the "SFEC Common Stock"), which has nominal value.



    2. TWE sold to the Investor Group all of the outstanding shares of SFEC's Class A Convertible Preferred Stock and 51% of the outstanding shares of the SFEC Common Stock.



    3. SFTP borrowed $475.0 million on a term basis pursuant to a credit agreement dated as of June 23, 1995 (the "Credit Agreement") with a group of banks.



    4. SFTP issued $285.0 million aggregate principal amount of 12.25% Senior Subordinated Discount Notes due 2005 (the "12.25% Notes") at an aggregate issue price of $200.0 million.



    5. SFTP paid TWE $640 million in connection with (i) the repurchase of all assets previously sold to TWE as part of the sale and leaseback transactions, (ii) the repayment of intercompany indebtedness and related accrued interest, (iii) a payment as required under a license agreement entered into with TWE and (iv) a payment in consideration of TWE entering into a non-competition agreement for the benefit of Six Flags. The total amount paid to TWE in excess of the outstanding indebtedness to TWE has been accounted for as an equity transaction.



    6. SFTP incurred approximately $27.5 million in deferred financing fees and approximately $7.5 million in transaction fees related to the 1995 Refinancing and Recapitalization. The amount paid for transaction fees has been accounted for as an equity transaction. In addition, the 2% participation in a trust, which holds all TWE-owned aircraft, ceased upon the consummation of the 1995 Refinancing and Recapitalization. The elimination of the remaining net book value of this 2% interest (approximately $1.8 million) has been accounted for as an equity transaction.



ACCOUNTING AND FINANCIAL REPORTING POLICIES



REVENUES AND EXPENSES



    Operating services revenue consists primarily of theme park admissions and parking, corporate sponsorships and other in-park services. Sales of products consist primarily of revenues from the in-park sales of food and beverages, merchandise, gifts and souvenirs, games of skill and gasoline. Operating

                      SIX FLAGS ENTERTAINMENT CORPORATION
expenses consist of theme park employee compensation and benefits (approximately 50%) and advertising media and production (approximately 10%-15%). Park maintenance materials and services, utilities, operating supplies, insurance and other operating service costs account for the remainder. Cost of products sold consists of the cost of food and beverages, gifts and souvenirs, games of skill prizes and gasoline sold. During 1997, Six Flags reversed approximately $7.3 million of expense accruals no longer deemed necessary. Such amounts have been reflected as expense reductions of $0.7 million in cost of products sold, and $6.6 million in operating, general and administrative expenses in the current year statement of operations.



INCOME TAXES



    Six Flags uses the liability method of accounting for income taxes required by FASB Statement No. 109, "Accounting for Income Taxes".



CASH EQUIVALENTS



    Cash equivalents consist of short-term, highly liquid investments purchased with a maturity date of three months or less.



INVENTORIES



    Inventories, primarily products held for resale, are valued at the lower of cost or market. Cost is determined principally using the first-in, first-out method.



OFF-SEASON EXPENSES



    Theme park operations are highly seasonal with substantially all revenues being generated in the second and third quarters. Such revenues are recognized when earned, while cost of products sold, general and administrative expenses, interest on debt and income taxes are recognized when incurred. All other interim period costs related to park operations are considered off-season expenses and are charged to interim periods based upon estimated annual revenues. No costs are deferred at the end of a fiscal year.



PROPERTY AND EQUIPMENT



    Property and equipment, which includes land, rides and attractions, buildings and improvements, and other (principally machinery and equipment) are stated at cost (fair value at the date of acquisition). Depreciation is computed for financial reporting purposes using the straight-line method over the estimated useful lives of the assets. The estimated lives used in computing depreciation are:



Rides and attractions........................................  3 to 25 years
                                                               10 to 33
Buildings and improvements...................................  years
Other........................................................  3 to 15 years



INVESTMENT IN CO-VENTURE PARKS



    Six Flags, through two subsidiaries, is the general partner in two theme park limited partnerships. Six Flags accounts for the parks as co-ventures, i.e., the revenues and expenses (excluding partnership depreciation) are included in Six Flags' consolidated statements of operations and the net amounts distributed to the limited partners are deducted as expenses. Except for the limited partnership units purchased pursuant to the tender offer, Six Flags has no rights or title to the co-venture park assets or to

                      SIX FLAGS ENTERTAINMENT CORPORATION
the proceeds from any sale of the co-venture parks' assets. Accordingly, Six Flags' consolidated balance sheets do not include any of the co-venture parks' assets. The investment in co-venture parks included in the consolidated balance sheets represents (i) Six Flags' interest in the estimated future cash flows from the operations of the co-venture parks and is amortized over the life of the partnership agreements, and (ii) the value of Limited Partnership units purchased pursuant to the SFOG tender offer. The co-venture parks contributed revenues of $160.6 million, $152.0 million and $176.8 million to Six Flags in the fiscal years 1995, 1996 and 1997, respectively. See the Investment In Co-venture Parks footnote below for a description of the new agreements extending the management of Six Flags Over Georgia and Six Flags Over Texas, each for another 30-year term.



DEFERRED FINANCING COSTS



    Deferred financing costs consist of debt issuance costs incurred in connection with the Credit Agreement, the issuance of the 12.25% Notes and the issuance of the $192.3 million aggregate principal amount of Zero Coupon Senior Notes due 1999 (the "Zero Coupon Notes") in December 1992. Deferred financing costs are amortized over the life of the related debt. Accumulated amortization of deferred financing costs at December 29, 1996 and December 28, 1997 amounted to $8.3 million and $12.0 million, respectively.



EXCESS OF COST OVER NET ASSETS ACQUIRED



    The excess of cost over net assets acquired is amortized over periods not exceeding forty years using the straight-line method. Accumulated amortization at December 29, 1996 and December 28, 1997 amounted to $39.6 million and $47.7 million, respectively.



OTHER ASSETS



    Other assets consist primarily of intangible assets, which are amortized over periods of two to thirteen years using the straight-line method. Additionally, in 1997, other assets include a $10.7 million prepayment in accordance with the Texas Agreements. See the Investment In Co-venture Parks footnote.



REVENUE RECOGNITION



    In general, Six Flags recognizes operating revenue from ticket sales when guests are admitted to the parks. Theme park operations are highly seasonal and substantially all revenues are generated in the second and third quarters of the fiscal year.



CONCENTRATIONS OF CREDIT RISKS



    Financial instruments, which potentially subject Six Flags to concentrations of credit risk, consist primarily of cash and cash equivalents and receivables. Six Flags places its cash and cash equivalents with high credit, quality institutions and minimizes its credit risk exposure relating to receivables through formal credit policies and monitoring procedures.



FINANCIAL INSTRUMENTS



    The fair value of financial instruments, such as long-term debt, is disclosed when significantly different from the recorded values of such instruments in the consolidated balance sheets pursuant to FASB Statement No. 107, "Disclosure about Fair Value of Financial Instruments." Six Flags generally estimates

                      SIX FLAGS ENTERTAINMENT CORPORATION
the fair value of its long-term debt by using discounted cash flow analyses based on Six Flags' current borrowing rates for debt with similar maturities, or by quoted market prices for the same issues.



USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS



    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.



IMPAIRMENT OF LONG-LIVED ASSETS



    The carrying value of long-lived assets, including intangibles, is reviewed if the facts and circumstances, such as significant declines in revenues, earnings or cash flows, or material adverse changes in the business climate, suggest that it may be impaired. Six Flags performs its review by comparing the book value relating to long-lived assets to the estimated future undiscounted cash flows relating to such long-lived assets. If any impairment in the value of the long- lived assets is indicated, the carrying value of the long-lived assets is adjusted to reflect such impairment calculated based on the discounted cash flows of the impaired assets or the assets fair value, as appropriate.



ADVERTISING



    Advertising costs are expensed as incurred or the first time the advertising takes place. Six Flags incurred advertising costs of approximately $53.4 million, $64.6 million and $61.1 million in the 1995, 1996 and 1997 fiscal years, respectively



INVENTORIES



    Inventories at December 29, 1996 and December 28, 1997 consist of the following (in thousands):



                                                                            1996       1997
                                                                          ---------  ---------
Merchandise, gifts and souvenirs........................................  $  10,892  $  12,029
Food and beverages......................................................      1,242        948
Games...................................................................      1,158      1,133
Other...................................................................        234        228
                                                                          ---------  ---------
                                                                          $  13,526  $  14,338
                                                                          ---------  ---------
                                                                          ---------  ---------

                      SIX FLAGS ENTERTAINMENT CORPORATION

PROPERTY AND EQUIPMENT



    Property and equipment at December 29, 1996 and December 28, 1997 consist of the following (in thousands):



                                                                         1996         1997
                                                                      -----------  -----------
Land................................................................  $    55,218  $    50,582
Buildings and improvements..........................................      249,066      263,475
Rides and attractions...............................................      364,770      389,798
Other...............................................................        8,239        9,033
Construction in progress............................................       36,950       55,368
                                                                      -----------  -----------
                                                                          714,243      768,256
Less accumulated depreciation.......................................     (225,175)    (276,119)
                                                                      -----------  -----------
                                                                      $   489,068  $   492,137
                                                                      -----------  -----------
                                                                      -----------  -----------



INVESTMENT IN CO-VENTURE PARKS



    Changes in the investment in co-venture parks at December 29, 1996 and December 28, 1997 are as follows (in thousands):



                                                                           1996        1997
                                                                        ----------  ----------
Balance at beginning of period........................................  $   34,404  $   19,135
Capital additions made by the co-venture parks........................       5,436      16,147
Operations, net of distributions to the limited partners..............      18,603      18,633
Distributions to Six Flags............................................     (18,491)    (24,126)
Amortization..........................................................     (20,817)    (11,515)
                                                                        ----------  ----------
                                                                            19,135      18,274
                                                                        ----------  ----------
Purchase of SFOG limited partnership units............................      --          62,678
Amortization..........................................................      --          (2,582)
                                                                        ----------  ----------
                                                                            --          60,096
                                                                        ----------  ----------
                                                                        $   19,135  $   78,370
                                                                        ----------  ----------
                                                                        ----------  ----------

                      SIX FLAGS ENTERTAINMENT CORPORATION

SIX FLAGS OVER GEORGIA



    On March 18, 1997, Six Flags, Time Warner and TWE completed arrangements pursuant to which SFOG II will manage the Six Flags Over Georgia Park through 2026. Under the agreements governing the new arrangements (the "Georgia Agreements"), the Six Flags Over Georgia Park is owned by a newly formed limited partnership ("Six Flags Over Georgia II") of which SFOG II is the managing general partner.



    The key elements of the new arrangements are as follows: (i) the limited partner (which is not affiliated with Six Flags) will receive minimum annual distributions of $18.5 million in 1997, increasing each year thereafter in proportion to increases in the cost of living; thereafter, SFOG II will be entitled to receive from available cash (after provision for reasonable reserves and after capital expenditures per annum of approximately 6% of prior year revenues) a management fee equal to 3% of the prior year's gross revenues; and, thereafter, any additional available cash will be distributed 95% to SFOG II and 5% to the limited partner; (ii) in the second quarter of 1997, a subsidiary of SFTP (the "SFTP-SFOG Subsidiary") and a subsidiary of SFEC (the "SFEC-SFOG Subsidiary") made a tender offer for partnership interests ("SFOG LP Units") in Six Flags Fund, Ltd. (L.P.), which owns 99% of the limited partner of Six Flags Over Georgia II, that valued the Six Flags Over Georgia Park at the greater of $250 million or 8.0 times 1997 EBITDA of the Six Flags Over Georgia Park (the "SFOG Tender Offer Price"); (iii) commencing in 1998, and on an annual basis thereafter, the SFTP-SFOG Subsidiary and the SFEC-SFOG Subsidiary will offer to purchase additional SFOG LP Units at a price based on the greater of the SFOG Tender Offer Price or the EBITDA of the Six Flags Over Georgia Park for the prior four years (provided that no more than $50 million of such SFOG LP Units will be acquired by the SFTP-SFOG Subsidiary); and (iv) in 2026, Six Flags and its affiliates will have the option to acquire the Six Flags Over Georgia Park at a price based on the Tender Offer Price, increased in proportion to the increase in the cost of living between December 1996 and December 2026. SFEC, SFTP, and TWE have guaranteed certain of the obligations (including the minimum annual distributions noted in (i) above) of SFOG II and Six Flags Over Georgia II under the Georgia Agreements, and in consideration therefor, SFOG II has agreed to assign to SFTP at least 90% of the cash distributions it receives from time to time from Six Flags Over Georgia II. Six Flags continues to account for the Six Flags Over Georgia Park as a co-venture and includes the revenues and expenses of Six Flags Over Georgia II partnership (excluding partnership depreciation) in Six Flags' consolidated financial statements and deducts as expenses the net amounts distributed to the limited partners. As a result of entering into the Georgia Agreements, Six Flags expects a reduction in net income and net cash flow allocation from Six Flags Over Georgia II.



    On May 6, 1997, in connection with the closing of the tender offer described above, the SFTP-SFOG Subsidiary and the SFEC-SFOG Subsidiary purchased approximately 17% and 8%, respectively, of SFOG LP Units for approximately $42.4 million and $20.3 million, respectively. The purchase of SFOG LP Units entitles each such purchaser the right to receive minimum annual distributions and any residual distributions (5% of available cash after the minimum annual distributions and management fee distributions) in proportion to the percentage amounts purchased. The purchase of SFOG LP Units by the SFTP-SFOG Subsidiary was financed through a drawdown on Six Flags' secured revolving line of credit available for acquisitions under the Credit Agreement and the purchase of SFOG LP Units by the SFEC-SFOG Subsidiary was financed through loans from TWE, which were subsequently refinanced with demand loans from Chase Bank. See Long-Term Debt footnote.



    In connection with the purchase of the SFOG LP Units, approximately $49.8 million of the excess of cost over net assets acquired associated with this investment is being amortized over 30 years. The net

                      SIX FLAGS ENTERTAINMENT CORPORATION
investment in SFOG LP Units is presented as part of the investment in co-venture parks. Accumulated amortization at December 28, 1997 amounted to $2.6 million.



SIX FLAGS OVER TEXAS



    On November 24, 1997, Six Flags, Time Warner and TWE completed arrangements pursuant to which Six Flags Over Texas, Inc., a wholly-owned subsidiary of SFTP ("SFOT"), will manage the Six Flags Over Texas Park through 2027. Under the agreements governing the new arrangements (the "Texas Agreements"), the Six Flags Over Texas Park will continue to be owned by Texas Flags Ltd., a limited partnership ("Six Flags Over Texas") of which SFOT is the managing general partner.



    The key elements of the new arrangements are as follows: (i) the limited partner (which is not affiliated with Six Flags) will receive minimum annual distributions of $27.7 million in 1998, increasing each year thereafter in proportion to increases in the cost of living; thereafter, SFOT II will be entitled to receive from available cash (after provision for reasonable reserves and after capital expenditures per annum of approximately 6% of prior year revenues) a management fee equal to 3% of the prior year's gross revenues; and, thereafter, any additional available cash will be distributed 92.5% to SFOT and 7.5% to the limited partner; (ii) in the first quarter of 1998, a subsidiary of SFTP (the "SFTP-SFOT Subsidiary") and a subsidiary of SFEC (the "SFEC-SFOT Subsidiary") have commenced a tender offer for partnership interests ("SFOT LP Units") in Six Flags Over Texas, Ltd., which owns 99% of the limited partner of Six Flags Over Texas, that values the Six Flags Over Texas Park at the greater of $375 million or 8.5 times 1998 EBITDA of the Six Flags Over Texas Park (the "SFOT Tender Offer Price"); (iii) commencing in 1999, and on an annual basis thereafter, the SFTP-SFOT Subsidiary and the SFEC-SFOT Subsidiary will offer to purchase additional SFOT LP Units at a price based on the EBITDA of the Six Flags Over Texas Park for the prior four years; and (iv) in 2027, Six Flags and its affiliates will have the option to acquire the Six Flags Over Texas Park at a price based on the SFOT Tender Offer Price, increased in proportion to the increase in the cost of living between December 1997 and December 2027. SFEC, SFTP and TWE have guaranteed certain of the obligations (including the minimum annual distributions noted in (i) above) of SFOT under the Texas Agreements. Six Flags intends to continue to account for the Six Flags Over Texas Park as a co-venture and to include the revenues and expenses of Texas Flags partnership (excluding partnership depreciation) in Six Flags' consolidated financial statements and deduct as expenses the net amounts distributed to the limited partners. As a result of entering into the Texas Agreements, Six Flags expects a reduction in net income and net cash flow allocation from Texas Flags.



    In connection with the entering into the Texas Agreements, a subsidiary of SFEC loaned $10.7 million to Texas Flags Ltd. during December 1997 as a prepayment of its obligations under the Texas Agreements. This amount has been included in other assets, net as of December 28, 1997.



    The tender offer for SFOT LP Units commenced on January 23, 1998 and is expected to close on March 12, 1998. Six Flags will purchase these units through the SFEC-SFOT Subsidiary and will finance the purchase of such units through loans from a syndicate of lenders.

                      SIX FLAGS ENTERTAINMENT CORPORATION

ACCRUED LIABILITIES



    Accrued liabilities at December 29, 1996 and December 28, 1997 consist of the following (in thousands):



                                                                            1996       1997
                                                                          ---------  ---------
Insurance...............................................................  $  15,867  $  15,608
Income taxes payable....................................................      4,036        557
Real estate and property taxes..........................................      2,983      3,352
Compensation and payroll taxes..........................................      7,920      8,728
Interest................................................................      2,741      3,431
Pension costs...........................................................      2,868        921
Deferred revenue........................................................      4,422      4,352
Other...................................................................      9,048      6,441
                                                                          ---------  ---------
                                                                          $  49,885  $  43,390
                                                                          ---------  ---------
                                                                          ---------  ---------



SHORT-TERM BORROWINGS



    Short-term borrowings at December 29, 1996 and December 28, 1997 consist of the following (in thousands):



                                                                             1996       1997
                                                                           ---------  ---------
8.5% Note payable to Chase Bank, due March 31, 1998......................  $  --      $  19,778
7.2% Note payable to TWE, due March 31, 1998.............................     --         10,725
Co-venture parks general partner line of credit..........................      1,585     --
                                                                           ---------  ---------
                                                                           $   1,585  $  30,503
                                                                           ---------  ---------
                                                                           ---------  ---------



    The proceeds from the note payable to Chase Bank were used to purchase approximately 8% of SFOG LP Units pursuant to the tender offer for such units. The proceeds from the TWE note payable were loaned to Texas Flags Ltd. in connection with the Texas Agreements. See the Investment in Co-venture Parks footnote. The weighted average interest rate of short-term borrowings outstanding as of December 29, 1996 and December 28, 1997 was 7.5 % and 8.5%, respectively.

                      SIX FLAGS ENTERTAINMENT CORPORATION

LONG-TERM DEBT



    Long-term debt of Six Flags at December 29, 1996 and December 28, 1997 consists of the following (in thousands):



                                                                           1996        1997
                                                                        ----------  ----------
Credit Agreement, due through 2003, interest rates from 8.5% to
  9.13%...............................................................  $  366,500  $  348,500
12.25% Notes of SFTP, due 2005, less unamortized discount of $45,328 and $15,075 at December 29, 1996 and December 28, 1997,
  respectively........................................................     239,672     269,925
Zero Coupon Notes of SFEC, due 1999, less unamortized discount of
  $45,097 and $31,176 at December 29, 1996 and December 28, 1997,
  respectively........................................................     147,153     161,074
                                                                        ----------  ----------
                                                                           753,325     779,499
Less current portion..................................................     (38,332)    (26,130)
                                                                        ----------  ----------
                                                                        $  714,993  $  753,369
                                                                        ----------  ----------
                                                                        ----------  ----------



    The scheduled annual maturities of Six Flags' debt are as follows (in thousands):



1998..............................................................  $  26,130
1999..............................................................    216,074
2000..............................................................     65,000
2001..............................................................     60,000
2002..............................................................     39,870
Thereafter........................................................    372,425
                                                                    ---------
                                                                    $ 779,499
                                                                    ---------
                                                                    ---------



    CREDIT AGREEMENT



    In 1995, SFTP entered into a $600 million Credit Agreement with a group of lenders. The Credit Agreement consists of a $345 million Tranche A Senior Secured Term Loan Facility (the "Tranche A Term Facility"), a $130 million Tranche B Senior Secured Term Loan Facility (the "Tranche B Term Facility")(together the "Term Facilities"), and a Senior Secured Revolving Credit Facility (the "Revolving Facility"). The Revolving Facility provides for revolving loans to SFTP and the issuance of letters of credit for the account of SFTP in an aggregate principal amount of up to $125 million, of which not more than $12 million may be represented by letters of credit. The interest rates per annum applicable to the Tranche A Term Facility and Revolving Facility are LIBOR plus 2.50%, as adjusted semi-annually. The interest rate per annum applicable to the Tranche B Term Facility is LIBOR plus 3.00%, as adjusted semi-annually. The amounts outstanding under the Term Facilities were $307.5 million at December 28, 1997. At December 29, 1996, there were no amounts borrowed against the Revolving Facility. The amounts borrowed against the Revolving Facility as of December 28, 1997 were $41 million. As of December 28, 1997, the Company had $9.3 million in letters of credit outstanding.



    Borrowings under the Tranche A Term Facility are payable as to principal in July and September of each year through 2001. Borrowings under the Tranche B Term Facility are payable in July and September of each year through 2002 and in June 23, 2003. SFTP is required to make mandatory prepayments of

                      SIX FLAGS ENTERTAINMENT CORPORATION
loans, and letters of credit will be mandatorily reduced based on certain criteria, as defined in the Credit Agreement.



    At least once during the period from June 30 to August 31 in each fiscal year, SFTP must repay all loans outstanding under the Revolving Facility in excess of an amount equal to the lesser of (a) $50.0 million and (b) the principal amount of loans then outstanding under the Revolving Facility that were used to finance related business acquisitions. SFTP may not make drawings under the Revolving Facility for 30 consecutive days following the date of such repayment. During such period, SFTP must also cause each co-venture park limited partnership to repay all amounts outstanding under their unsecured credit lines and not to make drawings thereunder for 30 consecutive days following the date of such repayment.



    The obligations of SFTP under the Credit Agreement are unconditionally and irrevocably guaranteed by each of SFTP's direct or indirect subsidiaries, other than the co-venture partnerships and certain special purpose subsidiaries. In addition, the Credit Agreement is secured by first priority security interests in all capital stock and other equity interests of SFEC and its subsidiaries.



    SFTP is required to pay a per annum fee equal to 2.50%, plus a fronting fee of 0.25%, of the aggregate face amount of outstanding letters of credit under the Revolving Facility and a per annum fee equal to 0.50% on the undrawn portion of the commitments in respect of the Revolving Facility. Commitment fees totaled $0.3 million, $0.6 million and $0.4 million in 1995, 1996 and 1997, respectively.



    The Credit Agreement contains a number of significant covenants that, among other things, restricts the ability of SFTP to dispose of assets, incur additional indebtedness, repay other indebtedness, amend material agreements, pay dividends, create liens on assets, enter into leases, make investments or acquisitions, engage in mergers or consolidations, make capital expenditures, or engage in certain transactions with subsidiaries and affiliates and will otherwise restrict corporate activities. In addition, under the Credit Agreement SFTP is required to comply with specified financial ratios and tests, including cash interest expense coverage, debt service coverage and debt to earnings ratios. The Credit Agreement also contains provisions that prohibit any modification of the indenture governing the Notes in any manner adverse to the lenders under the Credit Agreement and that limit SFTP's ability to refinance the Notes without the consent of such lenders.



    In December 1995, SFTP entered into no-cost interest rate collar transactions with certain lenders (or their affiliates) under the Credit Agreement. The interest rate collar transactions effectively protect against an increase in the three month LIBOR above 7% but limits SFTP's ability to benefit from a decline in the three month LIBOR below 4.55% with respect to $172 million, $150 million and $130 million notional amounts of debt during the 1996, 1997 and 1998 fiscal years, respectively. Interest payments/receipts on these interest rate collar agreements will be made quarterly. No such payments/receipts occurred through December 28, 1997.



    The fair value of the Credit Agreement and related interest rate collar transactions approximated their carrying value as of December 29, 1996 and December 28, 1997.



    SENIOR SUBORDINATED DISCOUNT NOTES



    SFTP issued the 12.25% Notes on June 23, 1995 (the "Issue Date") pursuant to an Indenture dated as of such date, among SFTP, the Note Guarantors and United States Trust Company of New York, as trustee. In November 1995, SFTP offered to exchange $285.0 million aggregate principal amount of its 12.25% Series A Senior Subordinated Discount Notes due 2005 (the "Series A Notes" and, together with the 12.25% Notes, the "Notes") for a like principal amount of its 12.25% Notes. The exchange offer expired on December 18, 1995, and $283.5 million aggregate principal amount of the Series A Notes were

                      SIX FLAGS ENTERTAINMENT CORPORATION
exchanged for an equal principal amount of 12.25% Notes. The Series A Notes are governed by the same indenture as, and are substantially identical to, the 12.25% Notes. However, unlike the 12.25% Notes, the Series A Notes were issued in a transaction registered under the Securities Act of 1933, as amended.



    The Notes are and will be unsecured senior subordinated obligations of SFTP, limited to $285.0 million aggregate principal amount, maturing on June 15, 2005. The Notes will accrete in value for purposes of the Indenture until June 15, 1998, at which time the accreted value of the Notes will equal 100% of their principal amount ($285 million). Interest payable in cash will not accrue or be payable prior to June 15, 1998; thereafter, the accreted value of the Notes will no longer increase and cash interest will be payable semi-annually on June 15 and December 15 of each year, commencing December 15, 1998, at a rate of 12.25% per annum.



    The Notes will be redeemable, at SFTP's option, in whole or in part, at any time on or after June 15, 2000 through maturity. If redeemed during the 12-month period commencing on June 15 of the years set forth below, SFTP will be required to pay the following redemption prices:



PERIOD                                                                        REDEMPTION PRICE
----------------------------------------------------------------------------  ----------------
2000........................................................................         106.0%
2001........................................................................         104.0%
2002........................................................................         102.0%
2003 and thereafter.........................................................         100.0%



    In addition, at any time prior to June 15, 1998, SFTP may, subject to certain requirements, redeem Notes having a principal amount of up to 35% of the original aggregate principal amount of the Notes with the net cash proceeds of one or more public equity offering by SFTP at a redemption price equal to 112.25% of the accreted value of the Notes to be redeemed as of the redemption date; provided, however, that at least 65% of the original aggregate principal amount of the Notes must remain outstanding.



    The fair value of the Notes, estimated based on the quoted market prices, was $230.1 million and $303.5 million at December 29, 1996 and December 28, 1997, respectively.



    The Notes are guaranteed on an unsecured, senior subordinated basis by Six Flags Over Georgia, Inc., Six Flags Over Texas, Inc. and S.F. Partnership (the "Note Guarantors"), each of which is a wholly-owned subsidiary of SFTP.



    ZERO COUPON NOTES



    The Zero Coupon Notes are unsecured obligations of SFEC issued under an Indenture dated as of December 16, 1992, as amended, between SFEC, TWE and the United States Trust Company of New York, as trustee (the "Indenture"). The Zero Coupon Notes may not be redeemed prior to maturity and there will be no periodic payments of interest over the life of the Zero Coupon Notes.



    TWE has unconditionally and irrevocably agreed that upon a failure by SFEC to pay the principal amount of the Zero Coupon Notes upon maturity, or to pay the Accreted Value Amount (as defined in the Indenture) upon a declaration of acceleration following a Secondary Event of Default (as defined in the Indenture), TWE will offer to purchase the Zero Coupon Notes from the holders thereof at a predetermined price. TWE's obligation to make the offer to purchase will rank PARI PASSU with all other unsecured and unsubordinated obligations for money borrowed of TWE.



    The fair value of the Notes, estimated based on the quoted market prices, was $154.3 million and $170.1 million at December 29, 1996 and December 28, 1997, respectively.

                      SIX FLAGS ENTERTAINMENT CORPORATION

STOCKHOLDERS' EQUITY



    Pursuant to the 1995 Refinancing and Recapitalization, SFEC's outstanding equity consists of 5,100,000 shares of Class A Convertible Preferred Stock, par value $.01 per share, 4,900,000 shares of Class B Convertible Preferred Stock, par value $.01 per share, 51 shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), and 49 shares of Class B Common Stock, par value $.01 per share ("Class B Common Stock"). The Class A Convertible Preferred Stock has a liquidation preference per share of $40 plus accrued and unpaid dividends to the liquidation date. Dividends accrue on the outstanding shares of Class A Convertible Preferred Stock on a daily basis at the rate of 12% per annum, compounded semi-annually on December 1 and June 1 of each year. Accrued and unpaid dividends for the Class A Convertible Preferred Stock were $39.6 million and $69.5 million at December 29, 1996 and December 28, 1997, respectively. The Class B Convertible Preferred Stock has a liquidation preference per share of $40. No dividends shall accrue on the Class B Convertible Preferred Stock. Members of the Investor Group own 51% of the equity of SFEC, consisting of all of the outstanding shares of Class A Convertible Preferred Stock and Class A Common Stock, and TWE owns 49% of the equity of SFEC, consisting of all of the outstanding shares of Class B Convertible Preferred Stock and Class B Common Stock. SFEC's Class A Convertible Preferred Stock and Class A Common Stock are further divided into shares of voting stock (known as Class A-1 Convertible Preferred Stock and Class A-1 Common Stock, respectively) and non-voting stock (known as Class A-2 Convertible Preferred Stock and Class A-2 Common Stock, respectively). The non-voting shares of each such class were created for the benefit of certain regulated entities (each a "Regulated Holder") whose ability to own voting stock is restricted. Shares of Class A-1 Convertible Preferred Stock and Class A-1 Common Stock may be exchanged by a Regulated Holder on a share-for-share basis for non-voting shares of such class. Shares of Class A-2 Convertible Preferred Stock and Class A-2 Common Stock may be exchanged on a share-for-share basis for voting shares of each such class if such shares are held by a person other than by a Regulated Holder. Except for voting rights specifically accorded to a particular class under Delaware law, the shares of Class A-1 Common Stock and Class B Common Stock vote together as a single class on matters requiring stockholder action.



    Six Flags has entered into an Employment Agreement ("the Agreement") with an Executive (the "Executive") whereby SFEC agrees to reserve for issuance a certain number of shares of Class B Common Stock (the "Reserved Shares"), as defined in the Agreement. The Reserved Shares will become vested on December 31, 2000, subject to the Executive's employment having continued through such date or prior thereto if certain events occur as defined in the Agreement. Upon vesting of the Reserved Shares, the Executive will be entitled to receive from Six Flags, in addition to the issued shares, any dividends or distributions had such shares been issued and outstanding at the time that such dividends or distributions were declared and paid as defined in the Agreement. Six Flags has recognized compensation expense related to the Reserved Shares during 1996 and 1997.



    Under the Agreement, the Executive was also granted options to purchase shares of SFEC's Class B Common Stock. The options include an option to purchase an additional 163,936 shares of SFEC's Class B Common Stock (the "Tranche 1 Option"), and a second option to purchase an additional 327,872 shares of SFEC's Class B Common Stock (the "Tranche 2 Option"). The exercise price of the Tranche 1 Option is based on a September 1995 exercise price of $40.64 per share, increasing at a cumulative annual rate of 10%. The exercise price of the Tranche 2 Option is based on a September 1995 exercise price of $40.94, increasing at a cumulative annual rate of 15%. On each September 15 while the Executive is employed under Agreement, the number of shares of SFEC's Class B Common Stock reserved for issuance under the terms of the Tranche 1 Option will decrease by 5,858.9 shares, at which time the Executive will be granted a like number of additional Reserved Shares. In addition, SFEC granted additional options for the purchase

                      SIX FLAGS ENTERTAINMENT CORPORATION
of 327,872 shares of SFEC's Class B Common Stock to members of management of Six Flags and its subsidiaries. The terms of these options will be similar to the Tranche 1 Option and Tranche 2 Option described above.



    The options become exercisable only if there is a triggering event, as defined in the stock option plan agreement. Accordingly, these stock options have been treated as if they were unissued due to the uncertainty regarding the Executive's and other management employees' ability to exercise such options.



    In 1995, the Financial Accounting Standards Board issued SFAS. No. 123, "Accounting for Stock-Based Compensation," which permits either recording the estimated value of stock-based compensation over the applicable vesting period or disclosing such cost in the notes to the financial statements. Six Flags has adopted the disclosure-only provisions of SFAS 123. Had compensation cost for the stock options been determined consistent with SFAS 123, the proforma effect would not have been significant.



PENSION PLAN



    Six Flags maintains a noncontributory, defined benefit pension plan (the "Plan") covering substantially all of Six Flags' full-time employees. The Plan permits normal retirement at age 65, with early retirement at ages 55 through 64 upon attainment of ten years of credited service. The early retirement benefit is reduced for benefits commencing before age 62. Plan benefits are calculated according to a benefit formula based on age, average compensation over the highest consecutive five-year period during the employee's last ten years of employment and years of service. Plan assets are invested primarily in common stocks and mutual funds. The Plan does not have significant liabilities other than benefit obligations. Under Six Flags' funding policy, contributions to the Plan are determined using the projected unit credit cost method. This funding policy meets the requirements under the Employee Retirement Income Security Act of 1974.

                      SIX FLAGS ENTERTAINMENT CORPORATION

    The reconciliation of the funded status of the Plan for the fiscal years 1996 and 1997 follows (in thousands):



                                                                            1996       1997
                                                                          ---------  ---------
Actuarial present value of current accumulated pension obligations, including vested benefits of $35,615 and $45,289 in 1996 and 1997, respectively..........................................................  $  41,243  $  52,436
                                                                          ---------  ---------
                                                                          ---------  ---------
Actuarial present value of accumulated pension obligations, adjusted for assumptions regarding future compensation levels (projected benefit obligations)..........................................................  $  58,702  $  68,912
Pension assets at market value..........................................     60,560     77,024
                                                                          ---------  ---------
Projected benefit obligation less than pension assets...................     (1,858)    (8,112)
Unrecognized net gain...................................................      3,389      7,943
Unrecognized prior service costs........................................      1,337      1,090
                                                                          ---------  ---------
Accrued pension liability...............................................  $   2,868  $     921
                                                                          ---------  ---------
                                                                          ---------  ---------



    Net pension cost for the fiscal years 1995, 1996 and 1997 included the following components (in thousands):



                                                                 1995       1996        1997
                                                              ----------  ---------  ----------
Pension costs for benefits earned...........................  $    2,035  $   3,133  $    3,025
Interest cost on projected benefit obligation...............       3,612      4,436       4,858
Actual return on pension assets.............................      (3,510)    (8,484)    (13,584)
Net amortization and deferrals..............................        (176)     3,776       7,912
                                                              ----------  ---------  ----------
Net pension cost............................................  $    1,961  $   2,861  $    2,211
                                                              ----------  ---------  ----------
                                                              ----------  ---------  ----------



    Measurement of the projected benefit obligation was based on the following assumptions:



                                                                           1995       1996       1997
                                                                         ---------  ---------  ---------
Discount rate..........................................................       7.25%      7.75%      7.25%
Return on plan assets..................................................       9.00%      9.00%      9.00%
Expected rate of salary progression....................................       6.00%      6.00%      5.00%



SAVINGS PLAN



    Under the provisions of the Six Flags' savings plan, all full-time and seasonal employees of Six Flags completing one year of service (minimum 1,000 hours) and attaining age 21 are eligible to participate and may contribute up to 6% of compensation as a tax deferred basic contribution. Each participant may also elect to make additional contributions of up to 10% of compensation (up to 4% tax deferred). Tax deferred contributions to the savings plan may not exceed amounts defined by the Internal Revenue Service ($9,500 for 1997). Both the basic and additional contributions are at all times vested. Six Flags, at its discretion, may make matching contributions of up to 100% of its employees' basic contributions. Six Flags contributed $0.7 million for each of the 1996 and 1995 Plan years, representing up to 30% of the employees' basic contributions. Six Flags plans to make $0.9 million in contributions for the 1997 plan year. Six Flags matching contributions to the savings plan are made in the first quarter of the succeeding year.

                      SIX FLAGS ENTERTAINMENT CORPORATION

INCOME TAXES



    Significant components of income tax expense are as follows (in thousands):



                                                                     1995       1996       1997
                                                                   ---------  ---------  ---------
Current
  Federal........................................................  $   3,668  $  --      $  --
  State..........................................................      2,269     --         --
                                                                   ---------  ---------  ---------
Total current....................................................      5,937     --         --
                                                                   ---------  ---------  ---------
Deferred
  Federal........................................................        606      4,369     --
  State..........................................................        200        768     --
                                                                   ---------  ---------  ---------
Total deferred...................................................        806      5,137     --
                                                                   ---------  ---------  ---------
                                                                   $   6,743  $   5,137  $  --
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------



    Income tax expense (benefit) varied from the U.S. federal statutory income tax rate due to the following (in thousands):



                                                                  1995       1996       1997
                                                                ---------  ---------  ---------
Tax provision (benefit) on income (loss) at U.S. federal
  statutory rate of 35%.......................................  $   1,209  $  (3,539) $  (1,298)
Non-deductible amortization of goodwill.......................      2,762      2,287      2,866
State income taxes, net of federal benefit....................      1,600        499     --
Carryover of net operating losses.............................     --          5,822     (1,241)
Other.........................................................      1,172         68       (327)
                                                                ---------  ---------  ---------
Income tax expense............................................  $   6,743  $   5,137  $  --
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------



    Deferred income taxes reflect the net tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

                      SIX FLAGS ENTERTAINMENT CORPORATION

Significant components of Six Flags' deferred tax assets and liabilities at December 29, 1996 and December 28, 1997 are as follows (in thousands):



                                                                            1996       1997
                                                                         ----------  ---------
Deferred tax liabilities:
  Depreciation.........................................................  $   18,800  $  33,736
  Deferral related to tax and fiscal year end difference...............      41,051     46,225
  Other................................................................      22,824      7,256
                                                                         ----------  ---------
Total deferred tax liabilities.........................................      82,675     87,217
                                                                         ----------  ---------
Deferred tax assets:
  Tax basis in excess of book basis....................................      58,964     55,467
  Net operating loss carryforwards.....................................      24,698     43,071
  Other................................................................       4,835      4,600
                                                                         ----------  ---------
Total deferred tax assets..............................................      88,497    103,138
Valuation allowance....................................................      (5,822)   (15,921)
                                                                         ----------  ---------
Net deferred tax assets................................................      82,675     87,217
                                                                         ----------  ---------
Net deferred income taxes..............................................  $   --      $  --
                                                                         ----------  ---------
                                                                         ----------  ---------



    Realization of deferred tax assets associated with the net operating loss carryforwards is dependent upon generating sufficient taxable income prior to their expiration. Management believes that there is a risk that certain of these net operating loss carryforwards may expire unused and, accordingly, has established a valuation allowance against them. Although realization is not assured for the remaining deferred tax assets, management believes it is more likely than not that they will be realized through future taxable earnings or alternative tax strategies.



    At December 31, 1997, Six Flags has approximately $123.0 million of net operating loss carryforwards, which expire through 2012.



SUPPLEMENTAL CASH FLOW INFORMATION



    Supplemental cash flow information consists of the following (in thousands):



                                                               1995        1996        1997
                                                            -----------  ---------  ----------
Cash interest paid........................................  $    35,282  $  34,284  $   36,089
                                                            -----------  ---------  ----------
                                                            -----------  ---------  ----------
Income taxes paid.........................................  $     5,401  $  --      $    3,479
                                                            -----------  ---------  ----------
                                                            -----------  ---------  ----------
1995 Refinancing and Recapitalization:
  Proceeds from term loans................................  $   475,000  $  --      $   --
  Proceeds from the 12.25% Notes..........................      200,024     --          --
  Repayment of TWE debt...................................     (558,453)    --          --
  Return of capital.......................................      (89,047)    --          --
  Payment of deferred financing fees......................      (27,524)    --          --
                                                            -----------  ---------  ----------
                                                            $   --       $  --      $   --
                                                            -----------  ---------  ----------
                                                            -----------  ---------  ----------

                      SIX FLAGS ENTERTAINMENT CORPORATION

RELATED PARTY TRANSACTIONS



TRANSACTIONS WITH TIME WARNER ENTERTAINMENT COMPANY, L.P. AND AFFILIATES



    On December 31, 1997, TWE contributed $4.0 million to Six Flags pursuant to an agreement with the Investor Group. This capital contribution is reflected as an affiliate receivable as of December 28, 1997.



    On May 5, 1997, TWE loaned $19.5 million to a subsidiary of Six Flags. The proceeds from this affiliate loan were used to purchase approximately 8% of SFOG LP Units pursuant to the tender offer for such units. On December 23, 1997, this affiliate loan, along with accrued interest, was refinanced with Chase Bank. On November 24, 1997, TWE loaned $10.7 million to another Six Flags subsidiary. The proceeds of this affiliate loan were loaned to Texas Flags Ltd. in connection with the Texas Agreements. See the Investment In Co-venture Parks footnote.



    In 1996 and 1997, Six Flags reimbursed TWE and its affiliates $4.4 million and $2.6 million, respectively, for royalties on merchandise, advertising and other expenses. Employees of a subsidiary of TWE served as senior management of Six Flags during 1995. Costs associated with this management team, including compensation and overhead, were charged to Six Flags by TWE. During 1995, Six Flags was also allocated costs for additional services from TWE, including accounting services, insurance coverage, transportation, and other services. Costs allocated from TWE were at a level agreed upon by TWE and Six Flags. Six Flags believes that this method of allocation was reasonable and that the allocated costs approximated the costs which would have been incurred on a stand-alone basis. In 1995, Six Flags recorded approximately $5.3 million for merchandise royalties, advertising, and other expenses, as well as compensation, overhead and other services allocated to Six Flags by TWE. Liabilities relating to such amounts are included in other long-term liabilities in the accompanying consolidated balance sheets. There were no costs allocated from TWE subsequent to June 23, 1995.



    As part of the 1995 Refinancing and Recapitalization, Six Flags entered into a new license agreement (the "License Agreement") pursuant to which it obtained the exclusive right for a term of 55 years to theme park use in the United States and Canada (excluding the Las Vegas, Nevada metropolitan area) of all animated, cartoon and comic book characters that Warner Bros. and DC Comics have the right to license for such use during the term of the agreement, including all characters which, prior to the effectiveness of the License Agreement, already had been licensed by Warner Bros. and DC Comics to Six Flags for use in connection with Six Flags' theme parks.



    Under the License Agreement, Six Flags will pay an annual license fee of $500,000 for each of the first ten years of the license term. Thereafter, the license fee will be subject to periodic scheduled increases and will be payable on a per-theme park basis. The annual license fees will also be increased by amounts equal to any third-party payments which may be payable by Warner Bros. or DC Comics as a result of the use of any licensed character by Six Flags.



    Six Flags entered into an amendment to the License Agreement ("Amendment No. 1") which provides the exclusive right for a period of three years ending December 31, 1998, to theme park use of elements contained in released versions of certain theatrical motion pictures and television shows, along with usage of the "Warner Bros. Backlot Logo" (the "Logo Usage"). Each separate motion picture, television series and/or Logo Usage may be utilized only in connection with live shows within Six Flags' parks. Six Flags was charged $400,000 in total for the years 1996 and 1997 and will be charged $150,000 in 1998 for the rights granted pursuant to Amendment No. 1.



    In addition to the annual license fees described above, Six Flags is also required to pay royalties on sales of products incorporating the licensed characters at standard royalty rates for such products, subject to increase from time to time. Warner Bros. will be entitled to terminate the License Agreement prior to

                      SIX FLAGS ENTERTAINMENT CORPORATION
the expiration of the stated term if Six Flags, at any time during the term, is directly or indirectly controlled by a person that derives significant revenues from the production or distribution of motion pictures or engages in certain other businesses competitive with TWE.



    Six Flags also entered into a license agreement with TWE pursuant to which TWE granted Six Flags a 25-year license to use the trademarks and service marks relating to the "Home Box Office" and "HBO" names and the "HBO" logo for use in connection with the operation of restaurants in Six Flags' theme parks. The TWE license is royalty-free for the first ten years of its term. Thereafter, annual royalties will be established every five years. Six Flags also entered into an agreement entitling Six Flags (i) to use the name "Time Warner" in connection with operating a retail merchandise outlet with the name "Time Warner Studio Store" at Six Flags' theme parks and for establishing a themed area in each of Six Flags' theme parks to be called "Time Warner Studios" and (ii) to stage a concert series in Six Flags' theme parks under the name "Warner Music Rock Review." Six Flags also entered into a license agreement with the Sports Illustrated division of Time Warner pursuant to which Time Warner granted Six Flags a ten-year royalty-free license to use the "Sports Illustrated" and "Sports Illustrated for Kids" trademarks and service marks in connection with the operation of a sports festival at Six Flags' theme parks. The licensor under each of these additional license agreements has the right to terminate the license granted thereby if, during the stated term of any such license agreement, the Warner Bros. License Agreement is terminated for any reason. The licensor also has the right under certain circumstances to suspend the right of any of Six Flags' theme parks to use the licenses granted thereby if the license is not sufficiently utilized in such theme park.



    At January 1, 1995, Six Flags had amounts outstanding to TWE aggregating $488.0 million. Interest expense relating to the amounts due to TWE for fiscal year 1995 amounted to $18.0 million. At January 1, 1995, accrued interest on the TWE debt amounted to $7.2 million. As part of the 1995 Refinancing, all amounts due to TWE were repaid.



COMMITMENTS AND CONTINGENCIES



LEGAL PROCEEDINGS AND OTHER



    Six Flags is a party to lawsuits incidental to its business and against which Six Flags believes it is adequately insured or which will not result in losses material to the consolidated financial position or results of operations of Six Flags.



    On March 19, 1997, SFTP, and its wholly-owned subsidiary Six Flags Over Georgia, Inc. (collectively, the "Six Flags Parties") commenced a declaratory judgement action in the Superior Court of Gwinnett County, Georgia, entitled Six Flags Over Georgia, Inc. and Six Flags Theme Parks, Inc. v. Six Flags Fund, Ltd. and Avram Salkin, as Trustee of the Claims Court. The Six Flags Parties sought, among other things, a declaration and determination of rights and obligations of the partners of Six Flags Over Georgia, LP with respect to certain disputed partnership affairs and an accounting of all partnership affairs. On April 21, 1997, defendants Six Flags Fund Ltd. and its affiliates (collectively, the "SFOG Fund Parties") filed a motion to discuss the declaratory judgment action as well as an answer and counterclaim naming SFEC and Time Warner Entertainment Company, LP as additional counterclaim-defendants. The counterclaim seeks imposition of a constructive trust, compensatory damages of in excess of $250 million and unspecified punitive damages for alleged breaches of fiduciary duty, conversion, fraud and conspiracy allegedly committed by the counterclaim-defendants in connection with the management of the Six Flags Over Georgia theme park (the "Georgia Park"). Six Flags and the other counterclaim-defendants intend to vigorously contest these allegations.



    On June 9, 1997, the parties entered into a Consent Order in which they agreed, among other things, to realign the parties. An Amended Complaint was then filed by the SFOG Fund Parties as the newly aligned plaintiffs against the Six Flags Parties in which the same substantive claims were asserted. The Six

                      SIX FLAGS ENTERTAINMENT CORPORATION

Flags Parties filed their answer denying liability and asserting several affirmative defenses on July 24, 1997. The Six Flags Parties intend to vigorously contest the allegations of the complaint.



    On February 2, 1995, Six Flags entered into an agreement with the Jackson Township Municipal Utilities Authority of New Jersey (the "Authority") which provides for the extension of the Authority's sanitary sewer collection facilities to Six Flags Great Adventure ("SFGA"), Six Flags' theme park located in Jackson, New Jersey, and connection of the SFGA property to such facilities. SFGA will be entitled to utilize approximately 40% of the total capacity of the extension and the Authority will waive SFGA's fees relating to connecting to the extension. The Authority through the New Jersey Waste Water Treatment Trust ("NJWWTT") plans to issue approximately $6.5 million of tax-exempt bonds (the "Bonds") to finance the costs of the extension. Six Flags has agreed to pay the Authority amounts equal to principal and interest on the Bonds plus fees to the NJWWTT. Such debt service payments are estimated at approximately $0.5 million per annum over the 20-year life of the bonds. In addition, Six Flags has permitted the Authority to retain, as security, $0.9 million that the Authority currently owes to Six Flags. These amounts will be repaid to Six Flags on a pro rata basis as the principal of the Bonds is amortized. Six Flags will be entitled to credits against the debt service payments as new users connect to the extension and pay for the 60% of capacity not used by SFGA. Six Flags made the first principal and interest payment on the bonds, approximately $0.2 million, during the first quarter of 1998.



LEASES



    Six Flags leases certain buildings, vehicles, equipment and rides under operating leases. Vehicles are generally leased under a Fleet Lease Agreement, which provides for early lease termination under certain conditions. All other leases are generally noncancellable and may contain renewal options upon expiration.



    Total rent expense for the fiscal years ended 1995, 1996 and 1997 was $12.0 million, $8.5 million and $9.7 million, respectively. Minimum future rent payments totaling $16.0 million under commitments for noncancellable operating leases in effect at the end of 1997 are payable as follows: $5.7 million in 1998, $4.3 million in 1999, $3.0 million in 2000, $1.9 million in 2001, $1.0 million in 2002 and $0.1 million for years thereafter.



SUBSEQUENT EVENT



    On February 9, 1998, TWE and Boston Ventures Management, Inc. entered into an agreement with Premier Parks Inc. ("Premier") to sell SFEC for approximately $1.9 billion. Under the terms of the agreement, Premier will acquire 100% of the equity of SFEC for $965 million, subject to adjustment, including $765 million in cash and $200 million in convertible preferred stock of Premier. Premier will assume a total of approximately $890 million of debt. As part of the transaction, the companies will enter into a long-term licensing agreement that gives Premier the exclusive theme park rights in the U.S. and Canada (excluding the Las Vegas, Nevada Metropolitan area) of all Warner Bros. and DC Comics animated cartoon and comic book characters. The transaction is expected to close in the second quarter of 1998. These financial statements do not reflect any adjustments relating to the consummation of the transaction.



    Premier expects to finance the transaction with approximately $700 million of public equity and equity equivalents as well as public debt and bank financing.



    The consummation of this transaction will cause the reserved shares and options discussed in the Stockholders' Equity footnote to become vested and exercisable, respectively.

----------------------------------------------
                                  ----------------------------------------------
----------------------------------------------
                                  ----------------------------------------------


    NO DEALER, SALESPERSON OR ANY PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                            ------------------------

                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----
Available Information.....................................................    3
Incorporation of Certain Information by Reference.........................    3
Prospectus Summary........................................................    5
Risk Factors..............................................................   17
Use of Proceeds...........................................................   23
Capitalization............................................................   24
Selected Historical and Pro Forma Financial and Operating Data............   25
Unaudited Pro Forma Financial Statements..................................   27
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   33
Business..................................................................   39
Certain Transactions......................................................   50
Description of Six Flags Agreement........................................   51
Description of Other Company Indebtedness.................................   54
Description of Notes......................................................   57
Underwriting..............................................................   87
Legal Matters.............................................................   88
Experts...................................................................   88
Index to Financial Statements.............................................  F-1


                                  $170,000,000


                                      [LOGO]

                                   SIX FLAGS
                                 ENTERTAINMENT
                                  CORPORATION



                GUARANTEED ON AN UNSECURED SUBORDINATED BASIS BY


                               PREMIER PARKS INC.



                                     [LOGO]

                                  % SENIOR NOTES
                                    DUE 2006


                               ------------------

                                   PROSPECTUS

                                          , 1998

                            ------------------------

                                LEHMAN BROTHERS

                              SALOMON SMITH BARNEY


                             NATIONSBANC MONTGOMERY
                                 SECURITIES LLC


----------------------------------------------
                                  ----------------------------------------------
----------------------------------------------
                                  ----------------------------------------------

                                    PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


    The following table sets forth the various expenses to be borne by the Registrants in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions). All amounts presented are estimates except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fee.



Securities and Exchange Commission registration fee.............................  $  50,150
National Association of Securities Dealers, Inc. filing fee.....................     17,500
Accounting fees and expenses....................................................    100,000
Legal fees and expenses.........................................................    300,000
Printing and engraving expenses.................................................    540,000
Trustee fees....................................................................     10,000
Miscellaneous...................................................................     82,350
                                                                                  ---------
Total fees and expenses.........................................................  $1,100,000


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


    Section 145 of the Delaware General Corporation Law which covers the indemnification of directors, officers, employees and agents of a corporation is hereby incorporated herein by reference. Reference is made to Article 9 of the Company's By-Laws and Article XXV of Premier's By-Laws, which provide for indemnification by the Registrants in the manner and to the full extent permitted by Delaware law.



    Reference is also made to the Underwriting Agreement, to be filed by amendment as Exhibit 1(a).


ITEM 16. EXHIBITS.

    See Exhibit Index.

ITEM 17. UNDERTAKINGS.


    (a) The undersigned Registrants hereby undertake that, for the purposes of determining any liability under the Securities Act of 1933 (the "Act"), each filing of the Registrants' annual reports pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference herein shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



    (b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrants, pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



    (c) The undersigned Registrants hereby undertake the following:


        (1) That, for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.


        (2) That, for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 24th day of March 1998.


                                PREMIER PARKS INC.

                                By:             /s/ KIERAN E. BURKE
                                     ------------------------------------------
                                                  Kieran E. Burke
                                               CHAIRMAN OF THE BOARD
                                            AND CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------
                                Chairman of the Board and
              *                   Chief Executive Officer
------------------------------    (principal executive        March 24, 1998
       Kieran E. Burke            officer)
              *                 Director, President and
------------------------------    Chief                       March 24, 1998
          Gary Story              Operating Officer
                                Chief Financial Officer
              *                   and
------------------------------    Director (principal         March 24, 1998
     James F. Dannhauser          financial and accounting
                                  officer)
              *
------------------------------  Director                      March 24, 1998
      Paul A. Biddelman
              *
------------------------------  Director                      March 24, 1998
      Michael E. Gellert
              *
------------------------------  Director                      March 24, 1998
         Jack Tyrrell
              *
------------------------------  Director                      March 24, 1998
        Sandy Gurtler
              *
------------------------------  Director                      March 24, 1998
       Charles R. Wood




*By:    /s/ JAMES M. COUGHLIN
      -------------------------
          James M. Coughlin
          ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 24th day of March 1998.


                                SIX FLAGS ENTERTAINMENT CORPORATION

                                By:                      *
                                     ------------------------------------------
                                                   Larry D. Bouts
                                               CHAIRMAN OF THE BOARD
                                            AND CHIEF EXECUTIVE OFFICER


*By:   /s/ RICHARD J. BRESSLER
      -------------------------
         Richard J. Bressler
          ATTORNEY-IN-FACT

    Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman of the Board and
              *                   Chief Executive Officer
------------------------------    (principal executive        March 24, 1998
        Larry D. Bouts            officer)

              *                 Chief Financial Officer
------------------------------    (principal financial and    March 24, 1998
    Arthur B. Winkleblack         accounting officer)

              *
------------------------------  Director                      March 24, 1998
       Robert D. Blank

              *
------------------------------  Director                      March 24, 1998
      Anthony J. Bolland

              *
------------------------------  Director                      March 24, 1998
  Martha H.W. Crowninshield

              *
------------------------------  Director                      March 24, 1998
       Robert A. Rayne

------------------------------  Director
      Jeffrey C. Walker

              *
------------------------------  Director                      March 24, 1998
        Sanford Anstey

              *
------------------------------  Director                      March 24, 1998
     Richard J. Bressler

              *
------------------------------  Director                      March 24, 1998
        Peter R. Haje

              *
------------------------------  Director                      March 24, 1998
       Gerald M. Levin

              *
------------------------------  Director                      March 24, 1998
    Philip R. Lochner, Jr.

              *
------------------------------  Director                      March 24, 1998
      Richard D. Parsons

*By:   /s/ RICHARD J. BRESSLER
      -------------------------
         Richard J. Bressler
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


                                                                                                                      PAGE
                                                                                                                      -----
(1) Underwriting Agreements:
           (a)        Form of Underwriting Agreement among Six Flags Entertainment Corporation, Lehman Brothers
                      Inc., Salomon Brothers Inc and NationsBanc Montgomery Securities LLC as representatives of the several Underwriters (SFEC Senior Notes)--incorporated by reference from Exhibit 1(f)
                      to Premier's Registration Statement on Form S-3, as amended (File No. 333-45859)...........
           (b)        Form of Underwriting Agreement among Premier, Lehman Brothers Inc., Salomon Brothers Inc and NationsBanc Montgomery Securities LLC as representatives of the several Underwriters
                      (Premier Senior Discount Notes and Premier Senior Notes)-- incorporated by reference from
                      Exhibit 1(e) to Premier's Registration Statement on Form S-3, as amended (File No.
                      333-45859).................................................................................
           (c)        Form of U.S. Underwriting Agreement among Premier, Lehman Brothers Inc., Smith Barney Inc.,
                      Furman Selz LLC and NationsBanc Montgomery Securities LLC as representatives of the several
                      U.S. Underwriters--incorporated by reference from Exhibit 1(a) to Premier's Registration
                      Statement on Form S-3, as amended (File No. 333-45859).....................................
           (d)        Form of International Underwriting Agreement among Premier, Lehman Brothers International
                      (Europe), Smith Barney Inc., Furman Selz LLC and NationsBanc Montgomery Securities LLC as
                      representatives of the several International Managers--incorporated by reference from
                      Exhibit 1(b) to Premier's Registration Statement on Form S-3, as amended (File No.
                      333-45859).................................................................................
           (e)        Form of Agreement among U.S. Underwriters and International Managers-- incorporated by reference to Exhibit 1(c) of Premier's Registration Statement on Form S-3, as amended (File
                      No. 333-45859).............................................................................
           (f)        Form of Underwriting Agreement among Premier, Lehman Brothers Inc. and Smith Barney Inc.,
                      (Premium Income Equity Securities)--incorporated by reference from Exhibit 1(d) to
                      Premier's Registration Statement on Form S-3, as amended (File No. 333-45859)..............
(2) Plan of Acquisition:
           (a)        Agreement and Plan of Merger dated February 9, 1998, among the Registrant, the subsidiaries of the Registrant named therein, the holders of capital stock of Six Flags Entertainment
                      Corporation and Six Flags Entertainment Corporation-- incorporated by reference from
                      Exhibit 10(a) to the Registrant's Current Report on Form 8-K dated February 9, 1998........
           (b)        Subordinated Indemnity Agreement dated February 9, 1998, among the Registrant, the subsidiaries of the Registrant named therein, Time Warner Inc., the subsidiaries of Time
                      Warner Inc. named therein, Six Flags Entertainment Corporation and the subsidiaries of Six
                      Flags Entertainment Corporation named therein--incorporated by reference from Exhibit 2(b)
                      to Premier's Registration Statement on Form S-3, as amended (File No. 333-45859)...........
(4) Instruments Defining the Rights of Security Holders, Including Indentures:
           (a)        Indenture dated as of August 15, 1995, among Premier, the subsidiaries of Premier named therein and United States Trust Company of New York, as trustee -- incorporated by reference from Exhibit 4(2) to Premier's Registration Statement on Form S-1 (Reg. No.
                      33-62225) declared effective on November 9, 1995 (the "Registration Statement")............
           (b)        Form of First Supplemental Indenture dated as of November 9, 1995 --incorporated by reference from Exhibit 4(2.1) to the Registration Statement................................

           (c)        Purchase Agreement, dated August 10, 1995, among Premier, the subsidiaries of Premier named therein and Chemical Securities Inc. --incorporated by reference from Exhibit 4(3) to the
                      Registration Statement.....................................................................
           (d)        Exchange and Registration Rights Agreement, dated August 14, 1995, among Premier, the subsidiaries of Premier named therein and Chemical Securities Inc. -- incorporated by reference from Exhibit 4(4) to the Registration Statement..................................
           (e)        Convertible Note Purchase Agreement, dated as of March 3, 1993, between Premier and the purchasers named therein (including forms of Senior Subordinated Convertible Notes and
                      Registration Rights Agreement) -- incorporated by reference from Exhibit 4(i) to Form 10-K of Premier for the year ended December 31, 1993............................................
           (f)        Form of Subscription Agreement, dated October 1992, between Premier and certain investors
                      -- incorporated by reference from Exhibit 4(a) to Premier's Current Report on Form 8-K dated October 30, 1992.....................................................................
           (g)        Stock Purchase and Warrant Issuance Agreement, dated October 16, 1989, between Premier and
                      Kieran E. Burke -- incorporated by reference from Exhibit 4(q) to Form 10-K of Premier for the year ended December 31, 1989...........................................................
           (h)        Warrant, dated October 16, 1989, to purchase 131,728 shares of Common Stock issued by the
                      Registration to Kieran E. Burke -- incorporated by reference from Exhibit 4(k) to Form 10-K of Premier for the year ended December 31, 1989............................................
           (i)        Warrant, dated October 16, 1989, to purchase 93,466 shares of Common Stock issued by
                      Premier to Kieran E. Burke -- incorporated by reference from Exhibit 4(l) to Form 10-K of
                      Premier for the year ended December 31, 1989...............................................
           (j)        Form of Common Stock Certificate -- incorporated by reference from Exhibit 4(l) to
                      Premier's Registration Statement on Form S-2 (Reg. No. 333-08281) declared effective on May
                      28, 1996...................................................................................
           (k)        Form of depositary receipt evidency ownership of Premium Income Equity Securities (filed as part of Exhibit 4(u) hereof)...............................................................
           (m)        Form of Indenture dated as of February 1, 1997, among Premier and the Bank of New York, as trustee (including the form of Notes) -- incorporated by reference from Exhibit 4(l) to
                      Premier's Registration Statement on Form S-2 (Reg. No. 333-16573) filed with the Securities and Exchange Commission on January 22, 1997................................................
           (n)        Form of Second Supplemental Indenture dated January 21, 1997 -- incorporated by reference from Exhibit 4(n) to Premier's Registration Statement on Form S-2 (Reg. No. 333-16573)
                      filed with the Securities and Exchange Commission on January 22, 1997......................
           (o)        Form of Indenture, dated as of March  , 1998, between Premier and The Bank of New
                      York--incorporated by reference from Exhibit 4(o) to Premier's Registration Statement on
                      Form S-3, as amended (File No. 333-45859)..................................................
           (p)        Form of Indenture dated as of ,1998 between Premier and the Bank of New York--incorporated by reference from Exhibit 4(p) to Premier's Registration Statement on Form S-3, as amended
                      (File No. 333-45859)
           (q)        Form of Indenture, dated as of       , 1998, among Premier Six Flags Entertainment
                      Corporation and The Bank of New York--incorporated by reference to Exhibit 4(q) to
                      Premier's Registration Statement on Form S-3, as amended (File No. 333-45859)..............
           (r)        Form of Certificate of Designation, Rights and Preferences relating to Seller Preferred
                      Stock--incorporated by reference from Exhibit 4(r) to Premier's Registration Statement on
                      Form S-3, as amended (File No. 333-45859)..................................................

           (s)        Form of Certificate of Designation, Rights and Preferences relating to Mandatorily
                      Convertible Preferred Stock--incorporated by reference from Exhibit 4(s) to Premier's
                      Registration Statement on Form S-3, as amended (File No. 333-45859)........................
           (t)        Rights Agreement, dated January 12, 1998, between Premier and Bank One Trust Company, N.A.
                      (including certificate of designation of Series A Junior Participating Preferred Stock)
                      incorporated by reference from Exhibit 4.1 to Premier's Current Report on Form 8-K, dated
                      December 15, 1997..........................................................................
           (u)        Form of Deposit Agreement Indentures of         , 1998 among the Registrant, The Bank of
                      New York, and the holders from time to time if depositary receipts executed and delivered therewith--incorporated by reference from Exhibit 4(u) to Premier's Registration Statement on Form S-3, as amended (File No. 333-45859)...............................................
           (v)        Form of Pledge, Escrow and Disbursement Agreement dated as of , 1998 by and between the
                      Registrant and The Bank of New York, as Trustee (Senior Notes) (included in Exhibit 4(o)
                      hereof)....................................................................................
           (w)        Form of Pledge, Escrow and Disbursement Agreement dated as of , 1998 by and between the
                      Registrant and The Bank of New York, as Trustee (Senior Discount Notes)(included in Exhibit
                      4(p) hereof)...............................................................................
           (x)        Form of Pledge, Escrow and Disbursement Agreement by and between Six Flags Entertainment
                      Corporation and The Bank of New York, as Trustee (see Notes) (included in Exhibit 4(q)
                      hereof)....................................................................................
(5)                   Opinion of Baer Marks & Upham LLP, including consent.......................................
*(12)      (a)        Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends...
*          (b)        Computation of Ratio of Earnings to Fixed Charges..........................................
(23) Consents:
           (a)        Consent of Baer Marks & Upham LLP (included in Exhibit (5))................................
           (b)        Consent of Ernst & Young LLP...............................................................
           (c)        Consent of KPMG Peat Marwick LLP
           *(d)       Consent of Coopers & Lybrand Reviseurs d'Entreprises
           (e)        Consent of Carpenter Mountjoy & Bressler, PSC
**(24) Power of Attorney.........................................................................................
(25) Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York on Form T-1..........


------------------------


 * To be incorporated by reference to Premier's Current Report on Form 8-K to be filed prior to the effective date of this Registration Statement.



**  Previously filed.